EXHIBIT 2.1

TRANSACTION AGREEMENT

by and among

SMURFIT KAPPA GROUP PLC,

WESTROCK COMPANY,

SUN MERGER SUB, LLC,

and

CEPHEIDWAY LIMITED
(TO BE RENAMED AND RE-REGISTERED AS SMURFIT WESTROCK PLC)

dated as of

September 12, 2023

TABLE OF CONTENTS

1.	INTERPRETATION		2
	1.1	Certain Definitions	2
	1.2	Terms Defined Elsewhere	20
	1.3	Construction	22
	1.4	Captions	23
	1.5	Time	23
2.	SHAREHOLDER CIRCULAR		23
	2.1	Scheme	23
	2.2	Change in Shares	24
3.	IMPLEMENTATION OF THE SCHEME; COURT MEETING AND EGM		24
	3.1	Responsibilities of the Sun Parties in Respect of the Scheme	24
	3.2	Responsibilities of Willow in Respect of the Scheme	26
	3.3	No Scheme Amendment by Sun	26
	3.4	Preparation of the U.S. Registration Statement, the Proxy Statement/Prospectus, and the U.K. Prospectus; Willow Special Meeting	27
	3.5	Amendment of Articles	31
	3.6	Consultation as to Certain Matters	32
4.	TREATMENT OF EQUITY AWARDS		33
	4.1	Sun Equity Awards	33
	4.2	Willow Equity Awards	33
	4.3	Willow, Sun and ListCo Actions	35
5.	WILLOW AND SUN CONDUCT		36
	5.1	Conduct of Business by Willow	36
	5.2	Conduct of Business by Sun	39
	5.3	Non-Solicitation Applicable to Willow	43
	5.4	Non-Solicitation Applicable to Sun	46
6.	REPRESENTATIONS AND WARRANTIES		49
	6.1	Willow Representations and Warranties	49
	6.2	Sun Representations and Warranties	68
7.	ADDITIONAL AGREEMENTS		89
	7.1	Access; Confidentiality; Notice of Certain Events	89
	7.2	Consents and Regulatory Approvals	90

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	7.3	Directors’ and Officers’ Indemnification and Insurance	94
	7.4	Employment and Benefit Matters	98
	7.5	Stock Exchange Listing	100
	7.6	Corporate Governance	100
	7.7	Financing	102
	7.8	Treatment of Willow Indebtedness	107
	7.9	Rule 16b-3 Actions	110
	7.10	Creation of Distributable Reserves	110
	7.11	Certain ListCo Shareholder Resolutions	111
	7.12	ListCo’s Obligations	112
	7.13	Takeover Statutes	112
	7.14	Security Holder Litigation	112
	7.15	Director Resignations	112
	7.16	Delisting	112
	7.17	Irish Takeover Rules	113
	7.18	Certain Tax Matters	113
	7.19	S&P Index	114
8.	CONDITIONS TO COMPLETION; COMPLETION		114
	8.1	Conditions to Each Party’s Obligations	114
	8.2	Conditions to Obligations of the Sun Parties	116
	8.3	Conditions to Obligations of Willow	117
	8.4	Completion	118
	8.5	Merger	122
	8.6	Withholding	128
9.	TERMINATION		128
	9.1	Termination	128
	9.2	Certain Effects of Termination	130
10.	GENERAL		134
	10.1	Announcements	134
	10.2	Notices	134
	10.3	Assignment	136
	10.4	Counterparts	136
	10.5	Amendment	136

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10.6	Entire Agreement	136
10.7	Inadequacy of Damages	136
10.8	Remedies and Waivers	137
10.9	Severability	137
10.10	No Partnership and No Agency	138
10.11	Further Assurance	138
10.12	Costs and Expenses	138
10.13	Governing Law; Jurisdiction; Waiver of Jury Trial	138
10.14	Third Party Beneficiaries	140
10.15	Non Survival of Representations and Warranties	140
10.16	Liability of Financing Sources	140
10.17	Consent or Selection by Willow	141

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THIS TRANSACTION AGREEMENT is made on September 12, 2023

BY AND AMONG:

(1)	Smurfit Kappa Group plc, a public limited company incorporated in Ireland with registered number 433527 having its registered office at Beech Hill, Clonskeagh, Dublin 4, Ireland (hereinafter called “Sun”).
(2)	WestRock Company, a corporation incorporated in the State of Delaware (hereinafter called “Willow”),
(3)	Cepheidway Limited (to be renamed and re-registered as Smurfit Westrock plc), a private limited company incorporated in Ireland with registered number 607515 having its registered office at Beech Hill, Clonskeagh, Dublin 4, Ireland (hereinafter called “ListCo”), and
(4)	Sun Merger Sub, LLC, a limited liability company organized in the State of Delaware (hereinafter called “Merger Sub”).

RECITALS:

(A)	ListCo is a Party to this Transaction Agreement (this “Agreement”) for the purposes of amalgamating the businesses of Sun Group (as defined below) and Willow Group (as defined below) through the Sun Share Exchange (as defined below) and the Merger (as defined below).
(B)	This Agreement sets out certain matters relating to the conduct of the Sun Share Exchange and the Merger that have been agreed by the Parties (as defined below), including certain representations, warranties, covenants and agreements in connection therewith and various conditions thereto.
(C)	The Parties intend that the Sun Share Exchange will be implemented by way of the Scheme (as defined below).
(D)	The board of directors of Willow (the “Willow Board”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the transactions contemplated by this Agreement (collectively, including the Sun Share Exchange and the Merger, the “Transaction”), are advisable and fair to, and in the best interests of, Willow and its shareholders, (ii) approved the execution of this Agreement and the consummation of the Transaction, (iii) adopted the Willow Board Recommendation (as defined below) and (iv) directed that the adoption of this Agreement and the Willow Distributable Reserves Resolution (as defined below) be submitted for consideration at the Willow Special Meeting.
(E)	The board of directors of Sun (the “Sun Board”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the Transaction are in the best interests of Sun and its shareholders, (ii) approved the execution of this Agreement and the consummation of the Transaction,

(iii) adopted the Sun Board Recommendation (as defined below) and (iv) directed that the EGM Resolutions be submitted for consideration at the EGM and the Court Meeting Resolution be submitted for consideration at the Court Meeting (each such defined term as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	INTERPRETATION
1.1	Certain Definitions

In this Agreement, the following words and expressions shall have the meanings set opposite them:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to Sun or Willow, as applicable, than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include standstill provisions that would restrict the making of or amendment or modification to Sun Competing Proposals or Willow Competing Proposals, as applicable;

“Act” means the Companies Act 2014 of Ireland;

“Antitrust Laws” means any statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to (a) prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade, through merger or acquisition or otherwise, including the HSR Act, or (b) prohibit, restrict or regulate foreign investments or foreign subsidies;

“Belgian Law Rights” mean the fungible co-ownership rights governed by Belgian Law over a pool of book-entry interests in securities of the same issue (i.e., as can be identified by an ISIN) which the EB Participants hold;

“Bribery Act” means the United Kingdom Bribery Act 2010;

“Bribery Legislation” means any and all of the following if and as they may be applicable: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-

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competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction;

“business day” means any day, other than a Saturday, Sunday or a day on which banks in Ireland, England or in the State of New York are authorized or required by Law to be closed;

“CDIs” means an English law security issued by the CREST Depository that represents a CREST member’s interest in a security (including the Belgian Law Rights in respect of such security standing to the credit of the EB Participant account of the CREST Nominee) at the Effective Time;

“Central Securities Depository” or “CSD” has the meaning given to such term in Article 2 of the CSDR;

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder;

“Clearances” means all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers, termination or expiration of waiting periods, to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Governmental Entity or other third party in connection with the implementation of the Transaction;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Completion” means the completion of the Sun Share Exchange and the Merger;

“Conditions” means the conditions to the Sun Share Exchange and the Merger set forth in Clause 8.1, Clause 8.2 and Clause 8.3, and “Condition” means any one of the Conditions;

“Confidentiality Agreement” means the confidentiality agreement between Willow and Sun, dated as of January 20, 2023, as it may be amended from time to time;

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect; provided, however, that Contracts shall not include any Willow Benefit Plan or Sun Benefit Plan;

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (e) under corresponding or similar provisions of foreign laws;

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“Court Hearing” means the hearing by the High Court of the Petition to sanction the Scheme under Section 453 of the Act;

“Court Meeting” means the meeting or meetings of the Sun Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution” means the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Court Order” means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act;

“Credit Agreement” means the Credit Agreement dated as of July 7, 2022, among Willow, WRKCo Inc., WestRock Company of Canada Corp./Compagnie WestRock du Canada Corp., WRK Luxembourg S.à r.l., certain subsidiaries of Willow, the lenders from time to time party thereto and Wells Fargo Bank, N.A., as administrative agent and multicurrency agent, as amended.

“CREST” or “CREST System” means the system for the paperless settlement of trades in securities and the holding of uncertificated securities in accordance with the CREST Regulations operated by Euroclear UK & International Limited (or any successor or assignee of it in such capacity from time to time) or any replacement for such system from time to time;

“CREST Depository” means CREST Depository Limited, a subsidiary of EUI (or any successor or assignee of it in such capacity from time to time);

“CREST Nominee” means CIN (Belgium) Limited, a subsidiary of the CREST Depository, or any other body appointed to act as a nominee on behalf of the CREST Depository, including the CREST Depository itself;

“CREST Regulations” means the Uncertificated Securities Regulations 2001 of the United Kingdom, as amended;

“CSDR” means the EU Central Securities Depositories Regulation (Regulation (EU) No. 909/2014);

“Designated Shares” means any (i) Sun Shares held from time to time by Willow, any other member of the Willow Group and/or any nominee of any member of the Willow Group and (ii) any Treasury Shares;

“DGCL” means General Corporation Law of the State of Delaware, as amended;

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended;

“DSOS” means the Secretary of State of the State of Delaware;

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“DTC” means the Depository Trust Company (or any successor or assignee of it in such capacity from time to time) or any replacement for such system from time to time;

“DTC Nominee” means Cede & Co. or such other entity as may be nominated by an authorized representative of DTC from time to time;

“DTRs” means the disclosure guidance and transparency rules made by the FCA under Part VI of FSMA (as set out in the FCA’s Handbook of Rules and Guidance, as such document may be amended or supplemented from time to time);

“EB Nominee” means Euroclear Nominees Limited, a wholly owned subsidiary of Euroclear Bank, established under the laws of England and Wales with registration number 02369969 (or any successor or assignee of it in such capacity from time to time);

“EB Participant” means a participant in the EB System that has entered into an agreement to participate in the EB System subject to the Euroclear’s Terms and Conditions;

“EB System” means the securities settlement system operated by Euroclear Bank and governed by Belgian law (or any successor or assignee of it in such capacity from time to time) or any replacement for such system from time to time;

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence;

“Effective Date” means the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time” means the time on the Effective Date at which the Court Order and a copy of the minute required by Section 75 of the Act are registered by the Registrar of Companies;

“EGM Resolutions” means the following resolutions to be proposed at the EGM (and which will be set out in the Shareholder Circular for the purposes of approving): (a) the Scheme and authorizing the directors of Sun to implement the Scheme; (b) amendments to the articles of association of Sun to implement the Scheme; (c) the cancellation of the listing of Sun’s ordinary shares from the premium segment of the Official List of the FCA and from trading on the main market for listed securities of the LSE and the listing of ListCo’s ordinary shares on the standard segment of the Official List of the FCA and admission to trading on the main market for listed securities of the LSE (which will constitute the transfer of a premium listing into the category of Standard Listing); and (d) the Transaction as a Class 1 transaction pursuant to Chapter 5 of the U.K. Listing Rules;

“End Date” means September 12, 2024 (as such date may be extended pursuant to the following provisos); provided that if, on such date, any of the conditions set forth in Clause 8.1(c)(iii) or Clause 8.1(c)(v) (if the statute, rule, regulation or injunction relates to Antitrust Law) shall not have been satisfied, but all other conditions set forth in Clauses 8.1-8.3 have been satisfied or, in the sole discretion of the applicable Party, waived (other than (a) those conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), but subject to those conditions being able to be satisfied or

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having been waived and (b) the conditions set forth in Clause 8.1(a) and Clause 8.1(b)(iv)), then the End Date shall be automatically further extended to December 12, 2024 (the “Initial Extended End Date”); provided, further, that if, on the Initial Extended End Date, any of the conditions set forth in Clause 8.1(c)(iii) or Clause 8.1(c)(v) (if the statute, rule, regulation or injunction relates to Antitrust Law) shall not have been satisfied, but all other conditions set forth in Clauses 8.1-8.3 have been satisfied or, in the sole discretion of the applicable Party, waived (other than (a) those conditions that by their nature can only be satisfied on the Sanction Date (including Clause 8.1(b)(iii)), but subject to those conditions being able to be satisfied or having been waived and (b) the conditions set forth in Clause 8.1(a) and Clause 8.1(b)(iv), then the End Date shall be automatically further extended to March 12, 2025;

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect;

“Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (a) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water), and (b) based upon (i) any provision of Environmental Laws or (ii) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity and includes: fines, penalties, judgments, awards, VAT settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws;

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws;

“Equity Award Exchange Ratio” means the sum of (a) the Exchange Ratio and (b) the quotient, rounded to four decimal points, obtained by dividing (i) the Cash Consideration by (ii) the VWAP of Sun Shares;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business,

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or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“EUI” means Euroclear UK & International Limited, the operator of the CREST System (or any successor or assignee of it in such capacity from time to time);

“EUR” or “€” means euros, the lawful currency of the European Union;

“Euroclear Bank” or “EB” means Euroclear Bank S.A./N.V., an international CSD based in Belgium and part of the Euroclear Group (or any successor or assignee of it in such capacity from time to time);

“Euroclear ListCo Shares” means the ListCo Shares issued in the name of the EB Nominee as Scheme Consideration pursuant to the Scheme;

“Euronext Dublin” means The Irish Stock Exchange plc, trading as Euronext Dublin;

“Euronext Dublin Market” means the Euronext Dublin Market, operated by Euronext Dublin;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exchange Agent” means a bank or trust company appointed by Sun, and reasonably acceptable to Willow, who will act as exchange agent for (a) the issuance of ListCo Shares pursuant to the Scheme and (b) the payment of the Merger Consideration, as well as the agent for the Willow Shareholders for the purpose of receiving and holding their Willow Certificates and Willow Book-Entry Shares (provided that the Exchange Agent shall obtain no rights or interests in the shares represented thereby);

“Extraordinary General Meeting” or “EGM” means the extraordinary general meeting of the Sun Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned), to consider, and if thought fit, approve the EGM Resolutions;

“FCA” means the United Kingdom Financial Conduct Authority acting in its capacity as the competent authority in the United Kingdom under Part VI of FSMA;

“FCPA” means United States Foreign Corrupt Practices Act of 1977, as amended;

“Financing” means the Debt Financing or any other third-party financing that is necessary, or that is otherwise incurred or intended to be incurred by any of ListCo, Sun, any of the Sun Merger Parties or any of the Subsidiaries of Sun, to finance, refinance or refund any existing Indebtedness of Willow, Sun or any of their respective Subsidiaries, or to fund the Cash Consideration payable under this Agreement, including the incurrence of Indebtedness, the offering or private placement of debt securities, notes, indentures,

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debentures, bonds or other similar instruments or to pay any fees and expenses in connection with any of the foregoing;

“Financing Sources” means the entities that have committed to provide or arrange the Financing or other financings in connection with the transactions contemplated by this Agreement, including the parties to any joinder agreements or credit agreements, underwriting agreements, bonds or note purchase agreements entered pursuant thereto or relating thereto, but excluding in each case, for the avoidance of doubt, the Parties and their Subsidiaries (the “Financing Entities”), together with their respective Affiliates, and its and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns;

“FSMA” means the United Kingdom Financial Services and Markets Act (2000) as amended, including any regulations made pursuant thereto;

“GAAP” means generally accepted accounting principles in the United States;

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity;

“Governmental Entity” means (a) any national, federal, state, county, municipal, local, foreign, or supranational government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, or any arbitral authority, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition, including, for the avoidance of doubt, the High Court and the SEC;

“Group” means, in relation to any Party, such Party and its Subsidiaries;

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins;

“High Court” means the High Court of Ireland;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“IFRS EU” means the International Financial Reporting Standards and IFRS Interpretations Committee interpretations as adopted by the European Union and the provisions of the Act;

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“IFRS IASB” means the International Financial Reporting Standards and IFRS Interpretations Committee interpretations as adopted by the International Accounting Standards Board;

“Indebtedness” of any Person means, without duplication: (a) the principal of and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed, and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (b) all obligations of such Person under leases required to be capitalized in accordance with GAAP (as relates to Willow) or IFRS EU (as relates to Sun); (c) to the extent drawn, reimbursement obligations under letters of credit or similar credit, performance, or surety transactions; (d) all obligations of such Person under any swap, hedging, derivative or similar agreements or arrangements that would be payable to terminate such arrangements, calculated, as of the date Indebtedness is determined, as the amount of any payments that would be required to be paid by such Person to the counterparties in the event of an early unwind or early termination of such instruments or transactions on such date less any amount payable to such Person by such counterparties in connection to such unwind or termination; (e) all obligations of such Person for the deferred purchase price of property, services, equity, or other assets (including all seller notes, “earn-out” or similar contingent payment obligations); (f) all obligations of the type referred to in the foregoing clauses (a) through (e) of another Person secured by any Lien on any property or asset of such first Person; and (g) all guarantees or similar arrangements by such Person, as applicable, of obligations of the type referred to in the foregoing clauses (a) through (f) in respect of any other Person, it being understood that the amount of any of the foregoing Indebtedness described in clauses (a) through (f) and this clause (g) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties, related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with the Completion;

“Intellectual Property” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, technical data, techniques, protocols, business plans, specifications, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations;

“Intervening Event” means, with respect to Willow or Sun, as applicable, a material Effect that (a) was not known or reasonably foreseeable (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) on the date of this Agreement and (b) does not relate to or involve (i) in the case of Willow, the receipt, existence of or terms of any Willow Competing Proposal or any inquiry or other

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communication relating thereto or the consequences thereof, (ii) in the case of Sun, the receipt, existence of or terms of any Sun Competing Proposal or any inquiry or other communication relating thereto or the consequences thereof or (iii) any change in the credit rating of Willow or Sun, in and of itself, the market price or trading volume of the Willow Shares or the Sun Shares, in and of itself, or the mere fact, in and of itself, that Willow or Sun meets or exceeds or fails to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics (it being understood that the Effects giving rise or contributing to any of the foregoing in this clause (iii) may be taken into account);

“Ireland” means the island of Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly;

“Irish Listing Rules” means Book I: Harmonised Rules of the Euronext Rule Book and Book II: Listing Rules of Euronext Dublin, taken together;

“Irish Market Abuse Regulations” means the European Union (Market Abuse) Regulations 2016 of Ireland, the Central Bank (Investment Market Conduct) Rules 2019 of Ireland and any other rules made by the Central Bank of Ireland under Section 1365 of the Act;

“Irrecoverable VAT” means, in relation to any Person, any amount in respect of VAT which that Person (or a member of the same VAT Group as that Person) has incurred and in respect of which neither that Person nor any other member of the same VAT Group as that Person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with applicable VAT Laws;

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines and all other information technology equipment and all associated documentation;

“knowledge” means, in relation to Willow, the actual knowledge of the Persons listed in Clause 1.1(a) of the Willow Disclosure Schedule, and in relation to Sun, the actual knowledge of the Persons listed in Clause 1.1(a) of the Sun Disclosure Schedule;

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, as in effect now or hereafter;

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

“ListCo Board” means the board of directors of ListCo;

“ListCo Shares” means the ordinary shares of €1 each in the capital of ListCo;

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“LSE” means the London Stock Exchange;

“Market Abuse Law” means the Market Abuse Regulation, including the Market Abuse Regulation as it forms part of U.K. domestic law by virtue of the European Union (Withdrawal) Act 2018 of the U.K., and the Irish Market Abuse Regulations (in each case as such documents may be amended or supplemented from time to time);

“Market Abuse Regulation” means Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC;

“Merger” means the merger of Merger Sub with and into Willow in accordance with Clause 8.5;

“Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) of ERISA;

“Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;

“Northern Ireland” means the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;

“NYSE” means the New York Stock Exchange;

“Organizational Documents” means articles of association, articles of incorporation, constitution, certificate of incorporation or by-laws or other equivalent organizational document, as appropriate;

“Panel” means Irish Takeover Panel;

“Parties” means Willow and the Sun Parties, and “Party” means either Willow, on the one hand, or Sun or the Sun Parties (whether individually or collectively), on the other hand (as the context requires);

“Person” or “person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization;

“Petition” means the petition to the High Court seeking the Court Order;

“Prospectus Regulation Rules” means the prospectus regulation rules published by the FCA under section 73A of FSMA, and includes, where appropriate, relevant provisions of the UK Prospectus Regulation as referred to or incorporated within the Prospectus Regulation Rules (as such document may be amended or supplemented from time to time);

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“Proxy Statement/Prospectus” means the proxy statement in preliminary and definitive form relating to the Willow Special Meeting that will also serve as the prospectus for the offer and sale of the Stock Consideration pursuant to the Merger (together with any amendments or supplements thereto);

“RCRA” means the Resource Conservation and Recovery Act, as amended, and the rules and regulations promulgated thereunder;

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland;

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material);

“Relevant EB Participants” means a person recorded in the records and systems maintained by the EB System at the Scheme Record Time (by way of interests standing to the credit of its EB Participant account) as the EB Participant in respect of the Belgian Law interests pertaining to Residual ListCo Shares held through EB Participants;

“Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions;

“Representatives” means, when used with respect to a Person, its affiliates and its and their respective directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives;

“Residual ListCo Shares held through EB Participants” means the ListCo Shares held through EB Participants, excluding ListCo Shares held through CDIs;

“RIS” means a regulatory information service approved by the FCA;

“Scheme” means the proposed scheme of arrangement under Section 450 of the Act to effect the Sun Share Exchange pursuant to this Agreement, in such terms and form as Sun may reasonably determine in consultation with Willow;

“Scheme Record Time” means the time specified as the scheme record time in the Scheme;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

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“Shareholder Circular” means a document (including any amendments or supplements thereto) to be distributed to Sun Shareholders (a) containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act and (v) such other information as Sun may reasonably determine in consultation with Willow; and (b) serving as the circular relating to the EGM, Court Meeting and Transaction prepared in accordance with the U.K. Listing Rules and the Act, to be filed with, and approved by, the FCA (as such document may be amended or supplemented from time to time);

“Significant Subsidiary” means any Subsidiary of Sun or Willow, as applicable, that is material or constitutes a “significant subsidiary” of Sun or Willow, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act;

“Standard Listing” means the standard listing segment of the Official List of the FCA or a listing on the single category for equity shares in commercial companies or the other shares category for foreign companies with a secondary listing in the UK if such new listing categories as contemplated in FCA Consultation Paper CP23/10 have been implemented by the FCA and taken effect at the relevant time;

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership;

“Sun Board Recommendation” means the Sun Board recommendation that the Sun Shareholders vote in favor of the Sun Resolutions;

“Sun Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Willow or any of its Subsidiaries) at any time which is structured to permit any Person or group or any of their respective shareholders to acquire, directly or indirectly, beneficial ownership of at least twenty percent (20%) of the properties or assets (including shares in the capital of Sun Subsidiaries) of, equity interest in, or businesses of, Sun or the Sun Group (whether pursuant to a merger, consolidation, scheme of arrangement or other business combination, or any sale or issuance of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Transaction;

“Sun Constitution” means the articles of association and memorandum of association of Sun;

“Sun Equity Award” means any equity award granted under a Sun Equity Plan that is or may be paid or settled in Sun Shares;

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“Sun Equity Plans” means Sun’s 2018 Performance Share Plan (as amended), 2018 Deferred Bonus Plan and 2011 Deferred Annual Bonus Plan;

“Sun Group” means Sun and all of its Subsidiaries;

“Sun Material Adverse Effect” means any Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or results of operations of Sun and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Sun Material Adverse Effect or shall be taken into account when determining whether a Sun Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in the industry or industries in which Sun operates, (b) any changes in conditions in any industry or industries in which Sun operates to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in such industry or industries, (c) changes in general legal, Tax, economic, political and/or regulatory conditions, including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in the industry or industries in which Sun operates, (d) any change in IFRS EU or GAAP, including authoritative interpretations thereof, to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in the industry or industries in which Sun operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment or official reinterpretation of, or proposal to change, any applicable Law by any Governmental Entity to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in the industry or industries in which Sun operates, (f) the execution and delivery of this Agreement or the consummation of the Transaction or the public announcement of this Agreement or the Transaction (provided, however, that the exceptions in this clause (f) shall not apply to Sun’s representations and warranties in Clause 6.2(c)(v), Clause 6.2(i)(vi) or any other representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the consummation of the Transaction or the public announcement of this Agreement or the Transaction or, to the extent related thereto, Clause 8.3(c)), (g) changes in the price or trading volume of Sun Shares or in Sun’s credit ratings, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Sun Material Adverse Effect” may be taken into account), (h) any failure by Sun to meet any internal or published projections, estimates or expectations of Sun’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Sun to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Sun Material Adverse Effect” may be taken into account) or (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, pandemics, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing

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as of the date of this Agreement, to the extent that such Effects do not disproportionately impact Sun relative to other companies operating in the industry or industries in which Sun operates;

“Sun Merger Parties” means, collectively, ListCo and Merger Sub;

“Sun Parties” means, collectively, Sun, ListCo and Merger Sub;

“Sun Resolutions” means the EGM Resolutions and the Court Meeting Resolution;

“Sun Scheme Shares” means the Sun Shares in issue at the Scheme Record Time but excluding any Designated Shares;

“Sun Share Exchange” means the proposed acquisition by ListCo of Sun by means of the Scheme (and any such Scheme as it may be revised, amended or extended from time to time) pursuant to this Agreement;

“Sun Shareholder Approval” means (i) the approval of the Scheme by three-fourths (75%) or more in value of the Sun Shares held by Sun Shareholders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Sun Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Sun Shareholders” means the holders of Sun Shares;

“Sun Shares” means the ordinary shares of Sun, par value €0.001 per share;

“Sun Subsidiaries” means the Subsidiaries of Sun;

“Sun Superior Proposal” means a bona fide proposal or offer constituting a Sun Competing Proposal (with references to twenty percent (20%) being deemed to be replaced with references to eighty percent (80%)), which the Sun Board determines in good faith after consultation with Sun’s outside legal and financial advisors to be (a) more favorable to the Sun Shareholders from a financial point of view than the Transaction, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Willow in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer;

“Sun Treasury” means Smurfit Kappa Treasury Unlimited Company, an unlimited company incorporated in Ireland with registered number 177324 having its registered office at C/o Smurfit Kappa Group, Beech Hill, Clonskeagh Dublin 4, Ireland;

“Takeover Rules” means the Irish Takeover Panel Act, 1997, Takeover Rules, 2022;

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law;

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“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges, assessments or fees imposed by any Tax Authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, goods and services, use, net worth, wealth, capital, capital stock, payroll, employment, social security (or similar), workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, license, registration and documentation fees, or any other charges, assessments or fees in the nature of or in lieu of any tax, whether disputed or not, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing;

“Tax Authority” means any Governmental Entity responsible for the assessment, collection or enforcement of laws relating to Taxes (including the U.S. Internal Revenue Service and Irish Revenue and any similar state, local, or non-U.S. revenue agency);

“Tax Return” means any return (including any information return), report, form, notice, certificate, claim for refund, election, estimated tax filing, declaration or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority, including any schedule or attachment thereto, and including any amendment or supplement thereof;

“Treasury Shares” means any shares held in Sun by Sun or any Sun Subsidiary;

“U.K. Listing Rules” means the Listing Rules made by the FCA pursuant to Part VI of FSMA and contained in the FCA’s publication of the same name (as such document may be amended or supplemented from time to time);

“U.K. Prospectus” means a prospectus prepared in relation to ListCo in connection with the Transaction, and in accordance with PR 3.2 of the Prospectus Regulation Rules, to be filed with and approved by the FCA in accordance with section 87A of FSMA, including any supplement or amendment thereto;

“U.K. Prospectus Regulation” means the Regulation (EU) No 2017/1129 of the European Parliament and of the Council of 14 June 2017, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018;

“US$” or “$” means United States dollars, the lawful currency of the United States of America;

“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“U.S. Registration Statement” means the registration statement to be filed with the SEC, pursuant to which the offer and sale of the Stock Consideration pursuant to the Merger will be registered pursuant to the Securities Act (together with any amendments or supplements thereto), on (a) Form S-4 or (b) Form F-4, if such form is available and Sun and Willow, acting reasonably and in good faith, so elect and agree in writing, following discussions

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with the S&P Dow Jones Indices division of S&P Global (S&P) in which S&P indicates that the filing of a Form F-4 instead of a Form S-4 would not negatively affect the likelihood or timing of inclusion of ListCo Shares in the S&P 500 Index;

“VAT” means any Tax imposed by any member state of the European Union in conformity with the directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any Tax similar to or replacing the same;

“VAT Group” means a group, as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction;

“VWAP of Sun Shares” means the volume weighted average price of a Sun Share for a ten (10) trading day period on the Euronext Dublin, starting with and including the opening of trading on the eleventh (11th) trading day prior to the Completion Date and ending on and including the closing of trading on the second to last trading day prior to the Completion Date, as reported by Bloomberg (converting each volume weighted average price to U.S. dollars based upon the “closing mid-point” exchange rate in respect of each such specified day in the “currencies and money” segment in the “Companies and Markets” section of the Financial Times, U.S. edition, or if not reported therein, another alternative source);

“Willful Breach” means an intentional and willful material breach of this Agreement by a Party that is the consequence of an act or omission by such Party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement;

“Willow Board Recommendation” means the recommendation of the Willow Board that the Willow Shareholders approve and adopt this Agreement and the Transaction, including the Merger, pursuant to the DGCL and the DLLCA;

“Willow Bylaws” means the bylaws of Willow, as amended and restated and in effect on the date hereof;

“Willow Charter” means the Certificate of Incorporation of Willow, as amended and restated and in effect on the date hereof;

“Willow Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Sun or any of its Subsidiaries) at any time which is structured to permit any Person or group or any of their respective shareholders to acquire, directly or indirectly, beneficial ownership of at least twenty percent (20%) of the properties or assets (including shares in the capital of Willow Subsidiaries) of, equity interest in, or businesses of, Willow or the Willow Group (whether pursuant to a merger, consolidation, scheme of arrangement or other business combination, or any sale or issuance of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Transaction;

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“Willow Common Stock” means common stock of Willow, par value $0.01 per share;

“Willow Debt Parties” means WRKCo Inc., WestRock RKT, LLC, WestRock MWV, LLC, WestRock Southeast, LLC, Westrock Cellulose Papel e Embalagens Ltda., Multi Packaging Solutions Limited, WestRock Company of Canada Corp and WRK Luxembourg S.A.R.L.

“Willow Equity Plans” means Willow’s 2020 Incentive Stock Plan (as amended), Amended and Restated 2016 Incentive Stock Plan, MeadWestvaco Corporation 2005 Performance Incentive Plan (as amended), Amended and Restated Rock-Tenn Company 2004 Incentive Stock Plan, KapStone Paper and Packaging 2016 Incentive Plan, KapStone Paper and Packaging 2014 Incentive Plan and KapStone Paper and Packaging 2006 Incentive Plan;

“Willow ESPP” means Willow’s Employee Stock Purchase Plan (effective February 2, 2016);

“Willow Existing Indentures” means (i) that certain Indenture, dated as of March 1, 1983 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time), between Westrock MWV, LLC (f/k/a MeadWestvaco Corporation, successor to Westvaco Corporation and The Mead Corporation, and referred to herein as “MWV”) and The Bank of New York (formerly Irving Trust Company), as trustee; (ii) that certain Indenture, dated as of February 1, 1993 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time) between MWV and The First National Bank of Chicago, as trustee; (iii) that certain Indenture, dated as of April 2, 2002 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time), among MWV and The Bank of New York, as trustee; (iv) that certain Indenture, dated as of August 24, 2017 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time) among Willow, MWV, WestRock RKT Company (“RKT”) and The Bank of New York Mellon Trust Company, N.A., as trustee; and (v) that certain Indenture, dated as of December 3, 2018 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time), among WRKCo Inc., Willow, MWV, RKT and The Bank of New York Mellon Trust Company, N.A., as trustee;

“Willow Group” means Willow and all of its Subsidiaries;

“Willow Indebtedness” means Indebtedness of the Willow Group.

“Willow Material Adverse Effect” means any Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or results of operations of Willow and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Willow Material Adverse Effect or shall be taken into account when determining whether a Willow Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions to the extent that such Effects do not

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disproportionately impact Willow relative to other companies operating in the industry or industries in which Willow operates, (b) any changes in conditions in any industry or industries in which Willow operates to the extent that such Effects do not disproportionately impact Willow relative to other companies operating in such industry or industries, (c) changes in general legal, Tax, economic, political and/or regulatory conditions, including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact Willow relative to other companies operating in the industry or industries in which Willow operates, (d) any change in GAAP, including authoritative interpretations thereof, to the extent that such Effects do not disproportionately impact Willow relative to other companies operating in the industry or industries in which Willow operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment or official reinterpretation of, or proposal to change, any applicable Law by any Governmental Entity to the extent that such Effects do not disproportionately impact Willow relative to other companies operating in the industry or industries in which Willow operates, (f) the execution and delivery of this Agreement or the consummation of the Transaction or the public announcement of this Agreement or the Transaction (provided, however, that the exceptions in this clause (f) shall not apply to Willow’s representations and warranties in Clause 6.1(c)(v), Clause 6.1(i)(vi) or any other representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the consummation of the Transaction or the public announcement of this Agreement or the Transaction or, to the extent related thereto, Clause 8.2(a)), (g) changes in the Willow Common Stock price or trading volume or in Willow’s credit ratings, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Willow Material Adverse Effect” may be taken into account), (h) any failure by Willow to meet any internal or published projections, estimates or expectations of Willow’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Willow to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Willow Material Adverse Effect” may be taken into account) or (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, pandemics, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that such Effects do not disproportionately impact Willow relative to other companies operating in the industry or industries in which Willow operates;

“Willow Related Party” means Willow, any holder of Willow Shares and each of their respective Representatives;

“Willow Shareholder Approval” means the affirmative vote of the holders of a majority of the outstanding Willow Shares entitled to vote upon the approval and adoption of this Agreement at the Willow Special Meeting;

“Willow Shareholders” means the holders of Willow Shares;

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“Willow Shares” means the shares of Willow Common Stock;

“Willow Special Meeting” means the meeting of the Willow Shareholders for the purpose of seeking the Willow Shareholder Approval, including any postponement or adjournment thereof;

“Willow Subsidiaries” means the Subsidiaries of Willow; and

“Willow Superior Proposal” means a bona fide proposal or offer constituting a Willow Competing Proposal (with references to twenty percent (20%) being deemed to be replaced with references to eighty percent (80%)), which the Willow Board determines in good faith after consultation with Willow’s outside legal and financial advisors to be (a) more favorable to the Willow Shareholders from a financial point of view than the Transaction, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Sun in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

1.2	Terms Defined Elsewhere

The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Clause
Agreement	Recitals
Cap	9.2(b)(i)
Cash Consideration	8.5(f)(i)
Certificate of Merger	8.5(b)
COBRA	6.1(i)(ii)
Completion Date	8.4(a)(i)
Consent Solicitation Documents	7.8(a)
Consent Solicitations	7.8(a)
Continuing Employee	7.4(b)
Credit Facility Amendment	7.8(d)
Credit Facility Amendment Documents	7.8(d)
Current ESPP Offering Period	4.2(c)
Debt Commitment Letter	6.2(w)
Debt Financing	6.2(w)
Dissenting Rights	8.5(g)(vii)(A)
Dissenting Shares	8.5(g)(vii)(A)
Exchange Ratio	8.5(f)(i)
Existing Notes Offer Documents	7.8(b)
Existing Notes Offers	7.8(b)
Fee Letter	6.2(w)
Final Exercise Date	4.2(c)
Financing Amounts	6.2(w)
Indemnified Parties	7.3(d)
Intended Tax Treatment	7.18(a)

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Irish Pensions Acts	6.2(i)(vii)
Irish Revenue	3.6(c)
ListCo	Preamble
ListCo Cash Award	4.2(b)(i)
ListCo Constitution	6.2(a)(iii)(C)
ListCo Distributable Reserves Creation	7.10(a)
ListCo Option	4.2(a)
ListCo RSU Award	4.2(b)(i)
Merger Consideration	8.5(f)(i)
Merger Effective Time	8.5(b)
Merger Sub	Preamble
MWV	See definition of Willow Existing Indentures, 1.1
Net Willow Option Share	4.2(a)(ii)
New Benefit Plans	7.4(a)
Other Sun Merger Party Organizational Documents	6.2(a)(iii)(C)
Payoff Letters	7.8(f)
PBGC	6.1(i)(v)
Post-Closing ListCo Board	7.6(a)
Proposed Dissenting Shares	8.5(g)(vii)(A)
Remedial Action	7.2(f)
RKT	See definition of Willow Existing Indentures, 1.1
Sanction Date	8.1(b)(iii)
Scheme Consideration	8.4(d)
Securities Depositary Transfer	8.4(e)
Stock Consideration	8.5(f)(i)
Sun	Preamble
Sun Amount	9.2(c)
Sun Balance Sheet Date	6.2(f)
Sun Benefit Plan	6.2(i)(i)
Sun Board	Recitals
Sun Capitalization Date	6.2(b)(i)
Sun Change of Recommendation	5.4(a)
Sun Convertible Shares	6.2(b)(i)
Sun Directors	7.6(a)
Sun Disclosure Schedule	6.2
Sun Distributable Reserves Resolution	7.10(a)
Sun Exchange Fund	8.5(g)(i)
Sun Indemnified Party	7.3(d)
Sun Irrecoverable VAT	9.2(e)(i)(A)
Sun Material Contracts	6.2(r)(i)
Sun No Vote Amount	9.2(b)(ii)
Sun Permits	6.2(g)(ii)
Sun Permitted Liens	6.2(p)(ii)
Sun Public Documents	6.2(d)(i)
Sun Shareholder Documents Approval Date	3.4(d)
Sun Termination Amount	9.2(b)(i)

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Sun Title IV Plan	6.2(i)(v)
Surviving Corporation	8.5(a)
Transaction	Recitals
WARN Act	6.1(n)(i)
Willow	Preamble
Willow Amount	9.2(c)
Willow Balance Sheet Date	6.1(f)
Willow Benefit Plan	6.1(i)(i)
Willow Board	Recitals
Willow Book-Entry Shares	8.5(g)(ii)(A)
Willow Capitalization Date	6.1(b)(i)
Willow Certificates	8.5(g)(ii)(A)
Willow Change of Recommendation	5.3(a)
Willow Director RSU Award	4.2(b)(ii)
Willow Directors	7.6(a)
Willow Disclosure Schedule	6.1
Willow Distributable Reserves Resolution	7.10(a)
Willow Equity Awards	4.3
Willow Exchange Fund	8.5(g)(i)
Willow Indemnified Party	7.3(c)
Willow Material Contracts	6.1(s)(i)
Willow No Vote Amount	9.2(a)(ii)
Willow Option	4.2(a)
Willow Permits	6.1(g)(ii)
Willow Permitted Liens	6.1(p)(ii)
Willow Preferred Stock	6.1(b)(i)
Willow RSU Award	4.2(b)(i)
Willow Scheduled Material Contracts	6.1(s)(ii)
Willow SEC Documents	6.1(d)(i)
Willow Takeout Indebtedness	7.8
Willow Termination Amount	9.2(a)(i)
Willow Title IV Plan	6.1(i)(v)

1.3	Construction
(a)	In this Agreement, words such as “hereunder,” “hereto,” “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.
(b)	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.
(c)	In this Agreement, the term “affiliates” or “Affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.
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(d)	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.
(e)	In this Agreement, the masculine gender shall include the feminine and neuter and vice versa and the singular number shall include the plural and vice versa.
(f)	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.
(g)	In this Agreement, when reference is made to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(h)	In this Agreement, the word “including” and words of similar import shall mean “including without limiting the generality of the foregoing,” unless otherwise specified, and any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.4	Captions

The table of contents and the headings or captions to the clauses of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.5	Time

References to times are to New York City times, unless otherwise specified.

2.	SHAREHOLDER CIRCULAR
2.1	Scheme
(a)	Sun agrees that it will put the Scheme to the Sun Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions set forth in Clause 8.1(b)(iii) and Clause 8.1(b)(iv)), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Sun Share Exchange;
(b)	ListCo agrees that it will participate in the Scheme and agrees to be bound by its terms, as proposed by Sun to the Sun Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where
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applicable) of the Conditions, effect the Sun Share Exchange through the Scheme on the terms set out in this Agreement and the Scheme; and

(c)	each of the Parties agrees that it will use commercially reasonable efforts to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme.
2.2	Change in Shares

If at any time during the period between the date of this Agreement and the Merger Effective Time, the outstanding Willow Shares or Sun Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration, the Scheme Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Willow Shares or the Sun Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Willow Shares and Sun Shares the same economic effect as contemplated by this Agreement prior to such event, it being understood that nothing in this Clause 2.2 shall be construed to permit a Party to take any action that is prohibited by the terms of this Agreement.

3.	IMPLEMENTATION OF THE SCHEME; COURT MEETING AND EGM
3.1	Responsibilities of the Sun Parties in Respect of the Scheme

Notwithstanding any Sun Change of Recommendation (except as otherwise set forth in Clauses 3.1(b), 3.1(f) and 3.1(m)), unless this Agreement has been terminated pursuant to Clause 9.1, the Sun Parties shall:

(a)	be responsible for the preparation of the Shareholder Circular and all other documentation necessary to effect the Scheme and to convene the Court Meeting and EGM;
(b)	for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and, unless the Sun Board has effected a Sun Change of Recommendation pursuant to Clause 5.4, provide Willow and its Representatives with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Sun or their responsibilities under the Takeover Rules, a Sun Competing Proposal or termination of this Agreement pursuant to Clause 9);
(c)	provide Willow with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Sun for submission to the High Court in connection with the Scheme prior to their filing, and afford Willow and its counsel reasonable
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opportunities to review and make comments on all such documents (and shall consider any such comments in good faith);

(d)	as promptly as reasonably practicable make all necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to order that the Court Meeting be convened as promptly as reasonably practicable following the effectiveness of the U.S. Registration Statement), and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as reasonably practicable in order to facilitate the despatch of the Shareholder Circular and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meeting;
(e)	procure the publication of the requisite advertisements and despatch of the Shareholder Circular and the forms of proxy for the use at the Court Meeting and the EGM to Sun Shareholders on the register of members of Sun on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to despatch the documents has been obtained, and thereafter shall publish and/or post such other documents and information as the High Court may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval of the High Court to publish or post such documents has been obtained;
(f)	unless the Sun Board has effected a Sun Change of Recommendation pursuant to Clause 5.4, procure that the Shareholder Circular include the Sun Board Recommendation;
(g)	include in the Shareholder Circular a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions, the Sun Distributable Reserves Resolution and such other resolutions as Sun considers necessary or appropriate for the purposes of implementing the Scheme or the Merger;
(h)	prior to the Court Meeting and EGM, keep Willow reasonably informed in the two (2) weeks prior to the Court Meeting and EGM of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event provide such number promptly upon the reasonable request of Willow or its Representatives;
(i)	hold the Court Meeting and EGM on the date set out in the Shareholder Circular, or such later date as is permitted by Clause 3.3(b) or as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and propose the Court Meeting Resolution at the Court Meeting and the EGM Resolutions at the EGM;
(j)	following the Court Meeting and EGM, assuming the Sun Resolutions are duly passed (including by the requisite majority required under Section 453 as amended
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by Section 1087D of the Act in the case of the Court Meeting) and all other Conditions (with the exception of the Conditions set forth in Clause 8.1(b)(iii) and Clause 8.1(b)(iv)) are satisfied or, in the sole discretion of the applicable Party, waived where applicable, take all necessary steps on the part of Sun to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as promptly as reasonably practicable thereafter; provided that Sun shall be permitted to make honest and complete disclosure to the High Court at the Court Hearing as required by applicable Law;

(k)	give such undertakings as are required by the High Court in connection with the Scheme and as Sun determines (acting in good faith) to be reasonable or desirable to implement the Scheme;
(l)	in the case of ListCo only, instruct counsel to appear on its behalf at the Court Hearing and undertake to be bound by the terms of the Scheme insofar as it relates to ListCo; and
(m)	unless the Sun Board has effected a Sun Change of Recommendation pursuant to Clause 5.4, keep Willow reasonably informed as to the performance of the obligations and responsibilities required of the Sun Parties pursuant to the Scheme.
3.2	Responsibilities of Willow in Respect of the Scheme

Willow shall:

(a)	if, and to the extent that, it owns or is interested in Sun Shares, exercise all of its rights in respect of such Sun Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Sun held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Sun Shares to vote) in favor of the Sun Resolutions or, if required by Law or the High Court or other rules or requested by Sun, refraining from voting, at any Court Meeting and/or EGM, as the case may be;
(b)	procure that the other members of the Willow Group and, insofar as lies within its power or procurement, their Representatives take all such steps as are reasonably necessary or desirable in order to implement the Scheme, including those required pursuant to Clause 8.4 and Clause 8.5 in connection with Completion; and
(c)	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it.
3.3	No Scheme Amendment by Sun

Save as required by Law and/or the High Court, Sun shall not:

(a)	amend the Scheme after despatch of the Shareholder Circular without the consent of Willow (such consent not to be unreasonably withheld, conditioned or delayed);
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(b)	adjourn or postpone the Court Meeting or the EGM after despatch of the Shareholder Circular without the consent of Willow; provided, however, that Sun may, without the consent of Willow, adjourn or postpone the Court Meeting or EGM, (i) in the case of adjournment, if requested by the Sun Shareholders (on a poll) to do so; provided that the resolution was not proposed by Sun or any of its Affiliates or any of its or its Affiliates’ officers, directors, employees, agents or other representatives, (ii) to the extent required by applicable Law, including adjournments or postponements to the extent reasonably necessary to ensure that any required supplement or amendment to the Shareholder Circular is provided or made available to the Sun Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting or the EGM, but only for so long as the Sun Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary to give the Sun Shareholders sufficient time to evaluate any such supplement or amendment or other information, or (iii) if as of the time the Court Meeting or EGM is scheduled (as set forth in the Shareholder Circular), there are insufficient Sun Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Sun Shares represented to constitute a quorum or (B) voting for the approval of the Court Meeting Resolution or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Sun Shares to approve the Court Meeting Resolution or the EGM Resolutions, as applicable; provided, further, that no such postponement or adjournment pursuant to the foregoing sub-clause (iii) may be for a period of more than ten (10) business days on any single occasion or, on any occasion, to a date after the earlier of (x) thirty (30) business days after the date on which the Court Meeting or EGM was originally scheduled, as applicable and (y) twenty (20) business days before the End Date; or
(c)	amend the Sun Resolutions (in each case, in the form set out in the Shareholder Circular) after despatch of the Shareholder Circular without the consent of Willow (such consent not to be unreasonably withheld, conditioned or delayed).
3.4	Preparation of the U.S. Registration Statement, the Proxy Statement/Prospectus, and the U.K. Prospectus; Willow Special Meeting
(a)	As promptly as reasonably practicable following the date hereof, (i) Sun shall prepare and cause ListCo to file with the SEC the U.S. Registration Statement, which shall include the Proxy Statement/Prospectus, with respect to the ListCo Shares issuable as Merger Consideration and (ii) Sun and Willow shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form with respect to the Willow Special Meeting. Each of the Parties shall use their reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the U.S. Registration Statement declared effective by the SEC as promptly as reasonably practicable after their filing, to ensure that the U.S. Registration Statement complies in all material respects with the provisions of the Exchange Act or Securities Act, to keep the U.S. Registration Statement effective as long as is
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necessary to consummate the Merger, and to mail the Proxy Statement/Prospectus to Willow Shareholders as promptly as reasonably practicable after the U.S. Registration Statement is declared effective, to the extent required by applicable Law. Each Party agrees that the U.S. Registration Statement and the Proxy Statement/Prospectus shall include all information reasonably requested by the other Parties to be included therein in order to comply with the applicable requirements (including, for the avoidance of doubt, information reasonably requested for purposes of preparing required historical or pro forma financial information), and each Party shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution thereof. The Parties agree that the historical financial information regarding Sun and pro forma financial information to be included in the Proxy Statement/Prospectus shall be in GAAP, except to the extent that any such financial information is permitted to be in IFRS IASB and Sun and Willow, acting reasonably and in good faith, so elect and agree in writing, following discussions with the S&P in which S&P indicates that the inclusion of such financial information in IFRS IASB rather than GAAP would not negatively affect the likelihood or timing of inclusion of ListCo Shares in the S&P 500 Index.

(b)	Each of the Parties shall promptly notify the other Parties upon receipt of any written or oral comments from the SEC or any request from the SEC for amendments or supplements or amendments to the Proxy Statement/Prospectus or the U.S. Registration Statement and shall, as promptly as reasonably practicable after the receipt thereof, provide the other Parties with copies of any written comments and advise the other Parties of any oral comments with respect to the Proxy Statement/Prospectus or the U.S. Registration Statement received from the SEC. Each Party shall cooperate and provide the other Parties and their respective counsel with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement to the Proxy Statement/Prospectus or the U.S. Registration Statement prior to filing such with the SEC, each Party will consider reasonable changes suggested by the other Parties and their counsel in good faith, and each Party will promptly provide the other Parties with a copy of all such filings made with the SEC. Each Party shall use its reasonable best efforts to respond as promptly as reasonably practicable to respond to any comment from the SEC and to take any action required to be taken by it under any applicable state securities Laws in connection with the Sun Share Exchange or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the U.S. Registration Statement has become effective, the issuance of any stop order, or the suspension of the qualification of the ListCo Shares issuable in connection with the Transaction for offering or sale in any jurisdiction. In the event of the issuance of any stop order or suspension described in the prior sentence, Sun shall use its reasonable best efforts to have such stop order or suspension lifted, reversed or otherwise terminated. Sun and ListCo shall each also take any other action required to be taken under the
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Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of ListCo Shares in connection with the Transaction, and Willow shall furnish all information concerning Willow and the Willow Shareholders as may be reasonably requested in connection with such actions.

(c)	As promptly as reasonably practicable following the date of this Agreement, Sun shall prepare and cause to be filed with the FCA for approval a draft copy of the Shareholder Circular and a draft copy of the U.K. Prospectus. Sun shall cooperate and provide Willow and its counsel with a reasonable opportunity to review and comment on the Shareholder Circular and U.K. Prospectus and any amendment or supplement thereto prior to filing such with the FCA, and will consider reasonable changes suggested by Willow and its counsel in good faith, and Sun will promptly provide Willow with a copy of all such filings made with the FCA. The Parties shall use their reasonable best efforts to have the Shareholder Circular and the U.K. Prospectus approved by the FCA as promptly as reasonably practicable after its submission. Each of the Parties shall cooperate with each other (and use reasonable best efforts to procure that its Representatives cooperate with each other) and Willow shall furnish all information concerning itself, its affiliates and the Willow Shareholders to Sun and provide (and use reasonable best efforts to procure that its Representatives provide) such other assistance as may be reasonably requested in connection with the preparation, approval, filing, publication and distribution (as applicable) of the Shareholder Circular and U.K. Prospectus, including (i) assisting with due diligence and providing appropriate verification materials; (ii) attending meetings to present on and discuss the financial and other disclosures relating to Willow proposed to be included in each of the Shareholder Circular or the U.K. Prospectus; and (iii) providing, or procuring the provision of, such comfort, representation and authorization letters as are reasonably requested by Sun or its Representatives in relation to the information contained in each of the Shareholder Circular or the U.K. Prospectus relating to the Willow Group. Willow agrees that the Shareholder Circular and the U.K. Prospectus shall include all information reasonably requested by Sun of Willow to be included therein (including, for the avoidance of doubt, information reasonably requested for purposes of preparing required historical or pro forma financial information) in order to comply with the applicable requirements.
(d)	Sun shall, as promptly as reasonably practicable after receipt thereof, provide Willow with copies of any written comments, responses or requests, and advise Willow of any oral comments, responses or requests, with respect to the Shareholder Circular or the U.K. Prospectus received from the FCA. Each of the Parties shall use their reasonable best efforts to obtain formal approval of the Shareholder Circular and the U.K. Prospectus concurrently with the date the U.S. Registration Statement is declared effective under the Securities Act (the date of such formal approval of the Shareholder Circular and the U.K. Prospectus being the “Sun Shareholder Documents Approval Date”). The Parties shall cooperate and Sun shall provide Willow and its counsel with a reasonable opportunity to the extent
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reasonably practical to review and comment on any amendments to the Shareholder Circular or the U.K. Prospectus prior to filing such with the FCA, Sun will consider reasonable changes suggested by Willow and its counsel in good faith, and Sun will provide Willow with a copy of all such filings made with the FCA. Sun shall advise Willow, promptly after it receives notice thereof, of the time when the FCA formally approves the Shareholder Circular and the U.K. Prospectus or any supplement or amendment has been filed, or the issuance of any stop order.  Sun shall use reasonable best efforts to cause the Shareholder Circular to be mailed to the Sun Shareholders, and the U.K. Prospectus to be published, in each case, in accordance with all applicable laws and as promptly as reasonably practicable after the Sun Shareholder Documents Approval Date.

(e)	If, at any time prior to the Merger Effective Time, any information relating to the Parties or any of their respective affiliates, should be discovered by Sun or Willow which, in the reasonable judgment of Sun or Willow, should be set forth in an amendment of, or a supplement to, any of the U.S. Registration Statement, the Proxy Statement/Prospectus, the Shareholder Circular or the U.K. Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (or, in the case of the Shareholder Circular, should be included for the purposes of any supplement or amendment required in connection with any postponement or adjournment of the Court Meeting or the EGM pursuant to Clause 3.3(b)), the Party which discovers such information shall promptly notify the other Parties, and Sun and Willow shall cooperate in the prompt filing with the SEC or the FCA (as applicable) of any necessary amendment of, or supplement to, the U.S. Registration Statement, the Proxy Statement/Prospectus, the Shareholder Circular or the U.K. Prospectus and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the Sun Shareholders and the Willow Shareholders. For purposes of this Clause 3.4, any information concerning or related to Willow, its affiliates or the Willow Special Meeting will be deemed to have been provided by Willow, and any information concerning or related to Sun, its affiliates or the EGM or Court Meeting will be deemed to have been provided by Sun.
(f)	As promptly as reasonably practicable following the date of this Agreement, Willow shall, in accordance with applicable Law and Willow’s Organizational Documents, establish a record date for, duly call, give notice of, convene and hold the Willow Special Meeting. Willow shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Willow Shareholders entitled to vote at the Willow Special Meeting and to hold the Willow Special Meeting as promptly as reasonably practicable after the U.S. Registration Statement is declared effective under the Securities Act. Willow shall, through the Willow Board, recommend to its shareholders that they give the Willow Shareholder Approval, include such recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Willow Shareholder Approval, except in each case to the extent that the Willow Board shall have made a Willow Change of Recommendation pursuant to Clause 5.3. Willow shall not adjourn or postpone
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the Willow Special Meeting (provided, however, that Willow may, without the consent of Sun, adjourn or postpone the Willow Special Meeting (i) if, on a date for which the Willow Special Meeting is scheduled, Willow has not received proxies representing a sufficient number of Willow Shares to obtain the Willow Shareholder Approval, whether or not a quorum is present, in which case Willow shall have the right to make one or more successive postponements or adjournments of the Willow Special Meeting, but only until a meeting can be held at which there are a sufficient number of votes of holders of Willow Shares to obtain the Willow Shareholder Approval; provided that no postponement or adjournment of the Willow Special Meeting pursuant to this clause (i) may be for a period of more than ten (10) business days on any single occasion or, on any occasion, to a date after the earlier of (x) thirty (30) days after the date for which the Willow Special Meeting was originally scheduled and (y) twenty (20) business days before the End Date or (ii) to the extent required by applicable Law, including adjournments or postponements to the extent reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided or made available to the Willow Shareholders or to permit dissemination of information which is material to shareholders voting at the Willow Special Meeting, but only for so long as the Willow Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary to give the Willow Shareholders sufficient time to evaluate any such supplement or amendment or other information). Willow shall keep Sun reasonably informed in the two weeks prior to the Willow Special Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Willow Special Meeting, and in any event provide such number promptly upon the reasonable request of Sun or its Representatives. Notwithstanding anything to the contrary herein (including any Willow Change of Recommendation), unless this Agreement has been terminated in accordance with its terms prior to the time of the Willow Special Meeting, the Willow Special Meeting shall be convened and this Agreement shall be submitted to the Willow Shareholders at the Willow Special Meeting in accordance with the terms hereof, and nothing contained in this Agreement shall be deemed to relieve Willow of its obligations to submit this Agreement to the Willow Shareholders for a vote on the approval and adoption thereof.

(g)	Each of the Parties shall use its reasonable best efforts to cause the Willow Special Meeting, the Court Meeting and the EGM to be held on the same date.
(h)	Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), (i) the adoption of this Agreement, the Willow Distributable Reserves Resolution and any advisory votes on executive compensation in connection with the Transaction shall be the only matters that Willow shall propose be acted on by the Willow Shareholders at the Willow Special Meeting and (ii) the EGM Resolutions, the Sun Distributable Reserves Resolution and the Court Meeting Resolution shall be the matters that Sun shall propose be acted on by the Sun Shareholders at the EGM and Court Meeting (other than, in each case, matters of procedure and matters required by or advisable for the
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purposes of the Transaction under applicable Law, stock exchange rules or pursuant to the terms of any Sun Equity Plan or Willow Equity Plan).

3.5	Amendment of Articles

Sun shall procure that a special resolution be put before the Sun Shareholders at the EGM proposing that the articles of association of Sun be amended so that any Sun Shares allotted following the Scheme Record Time will either be subject to the terms of the Scheme or acquired by ListCo for the same consideration per Sun Share as shall be payable to Sun Shareholders under the Scheme (depending upon the timing of such allotment); provided, however, that nothing in such amendment to the articles of association of Sun shall prohibit the sale (whether on a stock exchange or otherwise) of any Sun Shares issued on the exercise, vesting or settlement of Sun Equity Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Sun Share will be bound by the terms of the Scheme.

3.6	Consultation as to Certain Matters
(a)	Prior to (i) consummating any transaction that (A) is described in sub-clauses (i), (ii), (v), (vi), (vii), (viii), (ix) or (x) of Clause 5.1(b) and (B) is not subject to Sun’s consent right provided in sub-clause (z) of Clause 5.1(b) on the basis that such transaction involves solely Willow and one or more Willow Subsidiaries or solely Willow Subsidiaries, or (ii) altering the ownership structure among Willow and its wholly owned Subsidiaries or among Willow’s wholly owned Subsidiaries, Willow shall consult with Sun reasonably in advance of consummating any such transaction or taking any such action and shall not proceed with any such transaction or action described in clause (i) or (ii) hereof without Sun’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if, in each case, such transaction or action would reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to Willow and the Willow Subsidiaries or, after the Merger Effective Time, to Sun and the Sun Subsidiaries.
(b)	Prior to (i) consummating any transaction that (A) is described in sub-clauses (i), (ii), (v), (vi), (vii), (viii), (ix) or (x) of Clause 5.2(b) and (B) is not subject to Willow’s consent right provided in sub-clause (z) of Clause 5.2(b) on the basis that such transaction involves solely Sun and one or more Sun Subsidiaries or solely Sun Subsidiaries, or (ii) altering the ownership structure among Sun and its wholly owned Subsidiaries or among Sun’s wholly owned Subsidiaries, except, in each case, for any such transaction or action that is undertaken pursuant to Clause 7.18(c), Sun shall consult with Willow reasonably in advance of consummating any such transaction or taking any such action and shall not proceed with any such transaction or action described in clause (i) or (ii) hereof without Willow’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if, in each case, such transaction or action would reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to Sun and the Sun Subsidiaries before or after the Merger Effective Time.
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(c)	As soon as practicable after the date of this Agreement, Sun shall prepare and file a request, in a form reasonably satisfactory to Willow, with the Revenue Commissioners of Ireland (“Irish Revenue”) (and, as needed, supplement such request) to obtain confirmation from Irish Revenue that the exemption contained in Section 90 of the Stamp Duties Consolidation Act, 1999 of Ireland (as amended) shall apply to transfers of book-entry interests representing the ListCo Shares listed on the NYSE in the Depository Trust Company.
(d)	The Parties shall cooperate to obtain any additional confirmations from Irish Revenue in relation to stamp duty that they both consider (acting reasonably) to be necessary in connection with the Transaction.
(e)	Sun shall provide Willow with drafts of any correspondence and other filings prepared by Sun for submission to Irish Revenue in connection with this Agreement and afford Willow reasonable opportunities to review and make comments on all such documents (and shall consider any such comments in good faith).
4.	TREATMENT OF EQUITY AWARDS
4.1	Sun Equity Awards

Each of Sun and ListCo shall take all actions as may be necessary or appropriate so that, at the Effective Time, (a) each Sun Equity Award shall automatically be converted into an equity award covering that number of ListCo Shares equal to the number of Sun Shares subject to such Sun Equity Award as of immediately prior to the Effective Time and (b) the performance goals applicable to the Sun Equity Awards shall be deemed achieved at one hundred percent (100%). All terms and conditions applicable to each such Sun Equity Award immediately prior to the Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the Effective Time. ListCo shall remain subject to the obligations of Sun with respect to any such Sun Equity Awards immediately after the Effective Time.

4.2	Willow Equity Awards
(a)	Willow Options.
(i)	As of the Merger Effective Time, each option to purchase Willow Shares (each a “Willow Option”) granted under any Willow Equity Plan that is outstanding, unexercised and held by a current employee or independent contractor of Willow or its Subsidiaries as of immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall be assumed by ListCo and shall be converted into an option (a “ListCo Option”) to acquire (a) that number of whole ListCo Shares (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (i) the number of Willow Shares subject to such Willow Option by (ii) the Equity Award Exchange Ratio, (b) at an exercise price per ListCo
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Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per Willow Share of such Willow Option by (ii) the Equity Award Exchange Ratio. Except as otherwise provided in this Clause 4.2(a), each such ListCo Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Willow Option immediately prior to the Merger Effective Time.

(ii)	As of the Merger Effective Time, each Willow Option granted under any Willow Equity Plan that is outstanding, unexercised and held by an individual who is not a current employee or independent contractor of Willow or its Subsidiaries as of immediately prior to the Merger Effective Time shall be cancelled in consideration for the right to receive, within ten (10) business days following the Merger Effective Time, the Merger Consideration, without interest and less applicable withholding Taxes, in respect of each Net Willow Option Share subject to such Willow Option immediately prior to the Merger Effective Time. For purposes of this Agreement, “Net Willow Option Share” means, with respect to a Willow Option, the quotient obtained by dividing (A) the product obtained by multiplying (1) the excess, if any, of the value of the Merger Consideration over the exercise price per Willow Share subject to such Willow Option immediately prior to the Merger Effective Time by (2) the number of Willow Shares subject to such Willow Option immediately prior to the Merger Effective Time by (B) the value of the Merger Consideration. For purposes of the preceding sentence, the value of the component of the Merger Consideration that consists of ListCo Shares shall equal the product of (x) the Exchange Ratio and (y) the VWAP of Sun Shares.
(b)	Willow RSU Awards.
(i)	As of the Merger Effective Time, each outstanding award of restricted stock units that corresponds to a number of Willow Shares (each, a “Willow RSU Award”) under any Willow Equity Plan other than a Willow Director RSU Award shall be assumed by ListCo and shall be converted into (A) an award of restricted stock units corresponding to a number of ListCo Shares (each, a “ListCo RSU Award”) (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (1) the number of Willow Shares subject to such Willow RSU Award as of immediately prior to the Merger Effective Time by (2) the Stock Consideration and (B) an unvested cash award (each, a “ListCo Cash Award”) equal to the product obtained by multiplying (1) the number of Willow Shares subject to such Willow RSU Award as of immediately prior to the Merger Effective Time by (2) the Cash Consideration. Except as otherwise provided in this Clause 4.2(b), each such ListCo RSU Award and ListCo Cash Award shall continue to have, and shall be subject to, the same terms and conditions (including
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vesting schedules) as applied to the corresponding Willow RSU Award immediately prior to the Merger Effective Time (except that no ListCo RSU Award or ListCo Cash Award will be subject to any performance-based vesting conditions). For purposes of this Clause 4.2(b)(i) and except as set forth in Clause 5.1(b)(iii) of the Willow Disclosure Schedule, in the case of a performance-based Willow RSU Award, the number of Willow Shares subject to such Willow RSU Award as of immediately prior to the Merger Effective Time shall be determined by deeming the applicable performance goals for any performance period that has not been completed as of the Merger Effective Time to be achieved at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the Completion Date.

(ii)	Each outstanding Willow RSU Award that was granted to a non-employee member of the Willow Board (each, a “Willow Director RSU Award”) shall be fully vested as of immediately prior to the Merger Effective Time, and all rights in respect thereof shall be cancelled and automatically converted into a number of Willow Shares equal to the number of Willow Shares underlying such Willow Director RSU Award. For the avoidance of doubt, all such Willow Shares shall be treated in accordance with the terms of this Agreement. Notwithstanding the foregoing, with respect to any amount payable under this Clause 4.2(b)(ii) that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, the delivery of the Merger Consideration with respect to such Willow Shares shall instead be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of such Tax or penalty.
(c)	Willow ESPP.

As promptly as reasonably practicable following the date of this Agreement, Willow shall take all actions with respect to the Willow ESPP that are necessary or appropriate to provide that: (i) with respect to the offering period in effect as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Willow ESPP as of the date hereof may become a participant in the Willow ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Period; (ii) subject to the consummation of the Transaction, the Willow ESPP shall terminate, effective immediately prior to the Merger Effective Time; (iii) if the Current ESPP Offering Period terminates prior to the Merger Effective Time, then the Willow ESPP shall be suspended and no new offering period shall be commenced under the Willow ESPP prior to the termination of this Agreement; and (iv) if the Current ESPP Offering Period is still in effect at the Merger Effective Time, then all outstanding purchase rights under the Willow ESPP shall be exercised as of no later than three

35

business days prior to the date on which the Merger Effective Time occurs (the “Final Exercise Date”) and each Willow ESPP participant’s accumulated contributions under the Willow ESPP shall be used to purchase Willow Shares in accordance with the terms of the Willow ESPP as of the Final Exercise Date. All Willow Shares purchased on the Final Exercise Date shall be treated in accordance with the terms and conditions of this Agreement.

4.3	Willow, Sun and ListCo Actions

Prior to the Merger Effective Time, Willow, Sun and ListCo shall each pass resolutions and take such other actions as are necessary or appropriate to provide for the treatment of the Willow Options and Willow RSU Awards (collectively, the “Willow Equity Awards”) as contemplated by Clause 4.2 and the Sun Equity Awards as contemplated by Clause 4.1.

5.	WILLOW AND SUN CONDUCT
5.1	Conduct of Business by Willow
(a)	Willow agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as undertaken pursuant to Clause 7.18(c), (y) as set forth in Clause 5.1(a) of the Willow Disclosure Schedule or (z) with the prior written consent of Sun (such consent not to be unreasonably withheld, conditioned or delayed), Willow shall, and shall cause each of the Willow Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by an exception to any of the sub-clauses in Clause 5.1(b) shall be deemed a breach of this Clause 5.1(a).
(b)	Willow agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as undertaken pursuant to Clause 7.18(c), (y) as set forth in the corresponding sub-clause of Clause 5.1(b) of the Willow Disclosure Schedule or (z) with the prior written consent of Sun (such consent not to be unreasonably withheld, conditioned or delayed), Willow shall not, and shall cause the Willow Subsidiaries not to:
(i)	authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Willow or any Willow Subsidiary), except (A) dividends and distributions paid or made on a pro rata basis by a Willow Subsidiary in
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the ordinary course of business consistent with past practice or by a wholly owned Willow Subsidiary to Willow or another wholly owned Willow Subsidiary and (B) Willow may continue to pay regular quarterly cash dividends on Willow Shares in accordance with Clause 5.1(b)(i) of the Willow Disclosure Schedule, consistent with past practice as to timing of declaration, record date and payment date;

(ii)	split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Willow Subsidiary which remains a wholly owned Willow Subsidiary after consummation of such transaction;
(iii)	except as required by applicable Law or any Willow Benefit Plan as in effect as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees other than increases in annual base salaries of employees with an annual base salary of $300,000 or below at times and in amounts in the ordinary course of business consistent with the annual salary review schedule and practice in effect as of the date hereof, (B) grant to any of its current or former directors, officers, or employees any new, or increase in any existing, severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, equity-based awards, or other incentive compensation, (D) enter into any employment, severance, or retention agreement (excluding offer letters in the ordinary course of business consistent with past practice that provide for no severance or change in control benefits with employees permitted to be hired hereunder), (E) establish, adopt, enter into, amend, terminate, adopt a formal interpretation of, or waive any of its rights under any collective bargaining agreement or Willow Benefit Plan, (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current or former directors, officers, or employees, (G) terminate the employment of any employee with an annual base salary above $300,000, other than for cause, or (H) hire or promote any employee to a position with an annual base salary above $300,000;
(iv)	make any change in material financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP or SEC policy or the rules and regulations of the applicable stock exchange;
(v)	authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations or entry into any material joint venture, partnership or strategic alliance, except for (A) transactions between Willow and a wholly owned Willow Subsidiary or between wholly owned Willow
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Subsidiaries, (B) purchases of raw materials, supplies or inventory made in the ordinary course of business consistent with past practice or (C) in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000 individually or $100,000,000 in the aggregate;

(vi)	amend the Organizational Documents of Willow, any Significant Subsidiary of Willow or any of the Willow Debt Parties;
(vii)	issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest in Willow or any Willow Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Willow Equity Awards, other than (A) issuances of Willow Shares in respect of any exercise of Willow Options or the vesting or settlement of Willow Equity Awards, in each case outstanding on the date hereof or permitted to be granted hereunder or (B) transactions between Willow and a wholly owned Willow Subsidiary or between wholly owned Willow Subsidiaries;
(viii)	directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) withholding of Willow Shares otherwise deliverable pursuant to Willow Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto pursuant to the terms of such awards, (B) the acquisition by Willow of Willow Equity Awards in connection with the forfeiture of such awards and (C) transactions between Willow and a wholly owned Willow Subsidiary or between wholly owned Willow Subsidiaries;
(ix)	(A) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any Indebtedness owed by Willow or any Willow Subsidiary or guarantee any indebtedness of another Person or (B) issue or sell any debt securities of Willow or any Willow Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of Willow or any Willow Subsidiary;
(x)	make any loans to any other Person, except for loans among Willow and its wholly owned Willow Subsidiaries or among Willow’s wholly owned Willow Subsidiaries;
(xi)	sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Willow Permitted Liens), any of its properties or assets (including shares in the capital of the Willow
38

Subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) such transactions (other than pledges) with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $50,000,000 individually or $100,000,000 in the aggregate and (C) for transactions among Willow and its wholly owned Willow Subsidiaries or among wholly owned Willow Subsidiaries;

(xii)	compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Willow or any of the Willow Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (A) is for an amount (in the case of amounts payable by Willow or any of the Willow Subsidiaries, to the extent not covered by insurance proceeds) not to exceed, for any such compromise or settlement, $10,000,000 individually or $50,000,000 in the aggregate, (B) does not impose any injunctive or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) on Willow and the Willow Subsidiaries, (C) does not provide for the license of any Intellectual Property and (D) relate to Taxes (which shall be governed exclusively by clause (xiii));
(xiii)	make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit, assessment, investigation or other proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or request any Tax ruling from any Governmental Entity;
(xiv)	make any new capital expenditure or capital expenditures in excess of one hundred and ten percent (110%) of the amounts set forth in the FY 2023-2024 capital plan for Willow provided to Sun prior to the date of this Agreement; provided that any acquisition transactions that are capital expenditures permitted under sub-clause (v)(C) shall be counted against the one hundred and ten percent (110%) capital expenditure threshold in this sub-clause (xiv);
(xv)	(A) enter into any Willow Material Contract or any Contract that would, if entered into prior to the date hereof, be a Willow Scheduled Material Contract, or (B) terminate, materially modify or materially amend any
39

Willow Material Contract or any other Contract referred to in clause (A) or waive, release or assign any material rights or claims thereunder; or

(xvi)	agree, in writing or otherwise, to take any of the foregoing actions.
5.2	Conduct of Business by Sun
(a)	Sun agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as undertaken pursuant to Clause 7.18(c), (y) as set forth in Clause 5.2(a) of the Sun Disclosure Schedule, or (z) with the prior written consent of Willow (such consent not to be unreasonably withheld, conditioned or delayed), Sun shall, and shall cause each of the Sun Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by an exception to any of the sub-clauses in Clause 5.2(b) shall be deemed a breach of this Clause 5.2(a).
(b)	Sun agrees that at all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, except (v) as may be required by Law, (w) as specifically required by this Agreement, (x) as undertaken pursuant to Clause 7.18(c), (y) as set forth in the corresponding sub-clause of Clause 5.2(b) of the Sun Disclosure Schedule, or (z) with the prior written consent of Willow (such consent not to be unreasonably withheld, conditioned or delayed), Sun shall not, and shall cause the Sun Subsidiaries not to:
(i)	authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Sun or any Sun Subsidiary), except (A) dividends and distributions paid or made on a pro rata basis by a Sun Subsidiary in the ordinary course of business consistent with past practice or by a wholly owned Sun Subsidiary to Sun or another wholly owned Sun Subsidiary, and (B) Sun may continue to pay regular annual and semi–annual cash dividends on Sun Shares in accordance with Clause 5.2(b)(i) of the Sun Disclosure Schedule, consistent with past practice as to timing of declaration, record date and payment date;
(ii)	split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its shares, except for any such transaction by a wholly owned Sun Subsidiary which remains a wholly owned Sun Subsidiary after consummation of such transaction;
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(iii)	except as required by applicable Law or any Sun Benefit Plan as in effect as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees other than increases in annual base salaries of employees with an annual base salary of €300,000 or below as of the date hereof at times and in amounts in the ordinary course of business consistent with the annual salary review schedule and practice in effect as of the date hereof, (B) grant to any of its current or former directors, officers, or employees any new, or increase in any existing, severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, equity-based awards, or other incentive compensation, (D) enter into any employment, severance, or retention agreement (excluding offer letters in the ordinary course of business consistent with past practice that provide for no severance or change in control benefits with employees permitted to be hired hereunder), (E) establish, adopt, enter into, amend, terminate, adopt a formal interpretation of, or waive any of its rights under any collective bargaining agreement or Sun Benefit Plan, (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current or former directors, officers, or employees, (G) terminate the employment of any employee with an annual base salary above €300,000, other than for cause, or (H) hire or promote any employee to a position with an annual base salary above €300,000;
(iv)	except in connection with any change by any Sun Party or the Sun Subsidiaries of their accounting to GAAP, which shall be made in reasonable consultation with Willow, make any change in material financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in IFRS EU or GAAP or the rules and regulations of the applicable stock exchange;
(v)	authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations or entry into any material joint venture, partnership or strategic alliance, except for (A) transactions between Sun and a wholly owned Sun Subsidiary or between wholly owned Sun Subsidiaries, (B) purchases of raw materials, supplies or inventory made in the ordinary course of business consistent with past practice or (C) in one or more transactions with respect to which the aggregate consideration does not exceed €50,000,000 individually or €100,000,000 in the aggregate;
(vi)	amend the Organizational Documents of Sun, ListCo, Merger Sub, any Significant Subsidiary of Sun or other material Sun Subsidiary;
(vii)	issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any
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shares (including restricted shares), voting securities or other equity interest in Sun or any Sun Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Sun Equity Awards, other than (A) issuances of Sun Shares in respect of any exercise, vesting or settlement of Sun Equity Awards, in each case outstanding on the date hereof or permitted to be granted hereunder or (B) transactions between Sun and a wholly owned Sun Subsidiary or between wholly owned Sun Subsidiaries;

(viii)	directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) withholding of Sun Shares otherwise deliverable pursuant to Sun Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto pursuant to the terms of such awards, (B) the acquisition by Sun of Sun Equity Awards in connection with the forfeiture of such awards and (C) transactions between Sun and a wholly owned Sun Subsidiary or between wholly owned Sun Subsidiaries;
(ix)	(A) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any Indebtedness owed by Sun or any Sun Subsidiary or guarantee any indebtedness of another Person or (B) issue or sell any debt securities of Sun or any Sun Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of Sun or any Sun Subsidiary;
(x)	make any loans to any other Person, except for loans among (A) Sun and its wholly owned Sun Subsidiaries or among Sun’s wholly owned Sun Subsidiaries or (B) ListCo and its wholly owned Subsidiaries or among ListCo’s wholly owned Subsidiaries;
(xi)	sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Sun Permitted Liens), any of its properties or assets (including shares in the capital of the Sun Subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) such transactions (other than pledges) with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds €50,000,000 individually or €100,000,000 in the aggregate and (C) for transactions among Sun and its wholly owned Sun Subsidiaries or among wholly owned Sun Subsidiaries;
(xii)	compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Sun or any of the Sun Subsidiaries
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(for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (A) is for an amount (in the case of amounts payable by Sun or any of the Sun Subsidiaries, to the extent not covered by insurance proceeds) not to exceed, for any such compromise or settlement, €10,000,000 individually or €50,000,000 in the aggregate, (B) does not impose any injunctive or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) on Sun and the Sun Subsidiaries, (C) does not provide for the license of any Intellectual Property and (D) relate to Taxes (which shall be governed exclusively by clause (xiii));

(xiii)	make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit, assessment, investigation or other proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or request any Tax ruling from any Governmental Entity;
(xiv)	make any new capital expenditure or capital expenditures in excess of one hundred and ten percent (110%) of the amounts set forth in the 2023-2024 capital plan and budget for Sun provided to Willow prior to the date of this Agreement; provided that any acquisition transactions that are capital expenditures permitted under sub-clause (v)(C) shall be counted against the one hundred and ten percent (110%) capital expenditure threshold in this sub-clause (xiv); or
(xv)	agree, in writing or otherwise, to take any of the foregoing actions.
5.3	Non-Solicitation Applicable to Willow
(a)	From and after the date of this Agreement until the earlier of the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, Willow agrees that it shall not and that it shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Willow Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Willow or any Willow Subsidiary in connection with a Willow Competing Proposal, (iii) engage in
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discussions with any Person with respect to any Willow Competing Proposal, (iv) except as required by the duties of the members of the Willow Board under applicable Law, waive, terminate, modify or release any Person (other than the Sun Parties and their respective affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Willow Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify the Willow Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Willow Competing Proposal, (viii) (A) fail to send to the Willow Shareholders, within ten (10) business days after the commencement of a tender or exchange offer relating to the Willow Shares (or, if earlier, at least three (3) business days prior to the Willow Special Meeting) a statement disclosing that Willow recommends rejection of such tender or exchange offer and reaffirming the Willow Board Recommendation or (B) state that Willow recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, (ix) fail to publicly reaffirm the Willow Board Recommendation within ten (10) business days of Sun’s written request to do so (or, if earlier, at least three (3) business days prior to the Willow Special Meeting) following the public announcement of any Willow Competing Proposal (or any material amendment, including any change to the price or form of consideration); provided that Sun shall not be entitled to make such written request, and the Willow Board shall not be required to make such reaffirmation, more than once with respect to any Willow Competing Proposal (or any material amendment thereto) or (x) resolve or agree to do any of the foregoing (any act described in clauses (v)-(ix) above, a “Willow Change of Recommendation”). Willow shall immediately cease, and cause its Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Willow Competing Proposal or potential Willow Competing Proposal. Willow shall promptly inform its Representatives of Willow’s obligations under this Clause 5.3. For purposes of this Clause 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act.

(b)	Notwithstanding the limitations set forth in Clause 5.3(a), if Willow receives, prior to the Willow Shareholder Approval being obtained, a bona fide, unsolicited, written Willow Competing Proposal, which the Willow Board determines in good faith after consultation with Willow’s outside legal and financial advisors (i) constitutes a Willow Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Willow Superior Proposal, then in either event (if Willow has not materially breached the provisions of this Clause 5.3) Willow may take the following actions: (x) furnish nonpublic information to the Person making such Willow Competing Proposal, if, and only if, prior to so furnishing such information,
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Willow receives from such Person an executed Acceptable Confidentiality Agreement and promptly (but in no event later than twenty-four (24) hours thereafter) provides a copy thereof to Sun and (y) engage in discussions or negotiations with such Person with respect to the Willow Competing Proposal.

(c)	Willow shall notify Sun promptly (but in no event later than twenty-four (24) hours) after receipt of any Willow Competing Proposal, any offers, proposals or inquiries that would reasonably be expected to lead to a Willow Competing Proposal, or any inquiry or request for nonpublic information relating to Willow or any Willow Subsidiary by any Person who has made or would reasonably be expected to make any Willow Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Willow Competing Proposal, inquiry or request or with whom Willow is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request. In addition, Willow shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Sun copies of any written documentation and written correspondence (and summaries of oral correspondence) that describes any of the material terms or conditions of such Willow Competing Proposal (including any draft agreements or term sheets submitted by either party in connection therewith) which is exchanged by Willow or its Representatives with any Person (or any Representatives of such Person) making such Willow Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Willow Competing Proposal. Willow shall keep Sun reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Willow Competing Proposal or potential Willow Competing Proposal and keep Sun reasonably informed as to the nature of any information requested of Willow with respect thereto. Willow shall promptly (but in any event within twenty-four (24) hours) provide to Sun any material nonpublic information concerning Willow provided to any other Person in connection with any Willow Competing Proposal that was not previously provided to Sun. Willow shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.
(d)	Notwithstanding anything in this Clause 5.3 or Clauses 3.4 or 7.2(b)(i) to the contrary, at any time prior to the receipt of the Willow Shareholder Approval, the Willow Board may make a Willow Change of Recommendation (i) in response to an Intervening Event, or (ii) following receipt of a bona fide, unsolicited, written Willow Competing Proposal, which the Willow Board determines in good faith after consultation with Willow’s outside legal and financial advisors is a Willow Superior Proposal, if and only if, (x) in the case of sub-clause (ii), Willow did not materially breach the provisions of this Clause 5.3 in connection with such Willow Competing Proposal and (y) in the case of sub-clauses (i) and (ii), the Willow Board has determined in good faith after consultation with Willow’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent
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with the duties of the members of the Willow Board under applicable Law and Willow complies with Clause 5.3(e).

(e)	Prior to Willow taking any action permitted (i) under Clause 5.3(d)(i), Willow shall provide Sun with five (5) business days’ prior written notice advising Sun it intends to effect a Willow Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Intervening Event), and during such five (5) business day period, Willow shall consider in good faith any proposal by Sun to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Willow Change of Recommendation and shall, to the extent requested by Sun, negotiate in good faith with Sun and its Representatives in connection therewith or (ii) under Clause 5.3(d)(ii), Willow shall provide Sun with five (5) business days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Willow Competing Proposal shall require a new notice and an additional three (3) business day period) advising Sun that the Willow Board intends to take such action and specifying the material terms and conditions of the Willow Competing Proposal, and during such five (5) business day period (or subsequent three (3) business day period), Willow shall consider in good faith any proposal by Sun to amend the terms and conditions of this Agreement such that such Willow Competing Proposal would no longer constitute a Willow Superior Proposal and shall, to the extent requested by Sun, negotiate in good faith with Sun and its Representatives in connection therewith.
(f)	Nothing contained in this Agreement shall prohibit Willow or the Willow Board from (i) disclosing to the Willow Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Willow Board has reasonably determined in good faith after consultation with Willow’s outside legal counsel that the failure to do so would reasonably be expected to be inconsistent with the duties of the members of the Willow Board under applicable Law; provided that this Clause 5.3(f) shall not permit the Willow Board to make a Willow Change of Recommendation except to the extent permitted by Clause 5.3(d) and Clause 5.3(e).
(g)	No Willow Change of Recommendation shall relieve Willow from its obligations to submit the matters which are the subject of the Willow Shareholder Approval to the Willow Shareholders at the Willow Special Meeting in accordance with the terms of this Agreement.
(h)	References in this Clause 5.3 to the “Willow Board” shall mean the Willow Board or, to the extent applicable, a duly authorized committee thereof.
5.4	Non-Solicitation Applicable to Sun
(a)	From and after the date of this Agreement until the earlier of the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, Sun agrees that it shall not and that it shall cause its Representatives not to,
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directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Sun Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Sun or any Sun Subsidiary in connection with a Sun Competing Proposal, (iii) engage in discussions with any Person with respect to any Sun Competing Proposal, (iv) except as required by the duties of the members of the Sun Board under applicable Law, waive, terminate, modify or release any Person (other than Willow and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Sun Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify the Sun Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Sun Competing Proposal, (viii) (A) fail to send to the Sun Shareholders, within ten (10) business days after the commencement of a tender or exchange offer relating to the Sun Shares (or, if earlier, at least three (3) business days prior to the EGM or Court Meeting) a statement disclosing that Sun recommends rejection of such tender or exchange offer and reaffirming the Sun Board Recommendation or (B) state that Sun recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication) with respect to such tender or exchange offer, (ix) fail to publicly reaffirm the Sun Board Recommendation within ten (10) business days of Willow’s written request to do so (or, if earlier, at least three (3) business days prior to the EGM or Court Meeting) following the public announcement of any Sun Competing Proposal (or any material amendment, including any change to the price or form of consideration); provided that Willow shall not be entitled to make such written request, and the Sun Board shall not be required to make such reaffirmation, more than once with respect to any Sun Competing Proposal (or any material amendment thereto) or (x) resolve or agree to do any of the foregoing (any act described in clauses (v)-(ix) above, a “Sun Change of Recommendation”). Sun shall immediately cease, and cause its Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Sun Competing Proposal or potential Sun Competing Proposal. Sun shall promptly inform its Representatives of Sun’s obligations under this Clause 5.4. For purposes of this Clause 5.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act.

(b)	Notwithstanding the limitations set forth in Clause 5.4(a), if Sun receives, prior to the Sun Shareholder Approval being obtained, a bona fide, unsolicited, written Sun Competing Proposal, which the Sun Board determines in good faith after consultation with Sun’s outside legal and financial advisors (i) constitutes a Sun
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Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Sun Superior Proposal, then in either event (if Sun has not materially breached the provisions of this Clause 5.4) Sun may take the following actions: (x) furnish nonpublic information to the Person making such Sun Competing Proposal, if, and only if, prior to so furnishing such information, Sun receives from such Person an executed Acceptable Confidentiality Agreement and promptly (but in no event later than twenty-four (24) hours thereafter) provides a copy thereof to Willow and (y) engage in discussions or negotiations with such Person with respect to the Sun Competing Proposal.

(c)	Sun shall notify Willow promptly (but in no event later than twenty-four (24) hours) after receipt of any Sun Competing Proposal, any offers, proposals or inquiries that would reasonably be expected to lead to a Sun Competing Proposal, or any inquiry or request for nonpublic information relating to Sun or any Sun Subsidiary by any Person who has made or would reasonably be expected to make any Sun Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Sun Competing Proposal, inquiry or request or with whom Sun is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request. In addition, Sun shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Willow copies of any written documentation and written correspondence (and summaries of oral correspondence) that describes any of the material terms or conditions of such Sun Competing Proposal (including any draft agreements or term sheets submitted by either party in connection therewith) which is exchanged by Sun or its Representatives with any Person (or any Representatives of such Person) making such Sun Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Sun Competing Proposal. Sun shall keep Willow reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Sun Competing Proposal or potential Sun Competing Proposal and keep Willow reasonably informed as to the nature of any information requested of Sun with respect thereto. Sun shall promptly (but in any event within twenty-four (24) hours) provide to Willow any material nonpublic information concerning Sun provided to any other Person in connection with any Sun Competing Proposal that was not previously provided to Willow. Sun shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.
(d)	Notwithstanding anything in this Clause 5.4 or Clauses 2, 3.1-3.3, 3.5, 7.2(a), 7.2(b)(i) or 7.16 to the contrary, at any time prior to the receipt of the Sun Shareholder Approval, the Sun Board may make a Sun Change of Recommendation (i) in response to an Intervening Event, or (ii) following receipt of a bona fide, unsolicited, written Sun Competing Proposal, which the Sun Board determines in good faith after consultation with Sun’s outside legal and financial advisors is a Sun Superior Proposal, if and only if, (x) in the case of sub-clause (ii), Sun did not
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materially breach the provisions of this Clause 5.4 in connection with such Sun Competing Proposal and (y) in the case of sub-clauses (i) and (ii), the Sun Board has determined in good faith after consultation with Sun’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the duties of the members of the Sun Board under applicable Law and Sun complies with Clause 5.4(e).

(e)	Prior to Sun taking any action permitted (i) under Clause 5.4(d)(i), Sun shall provide Willow with five (5) business days’ prior written notice advising Willow it intends to effect a Sun Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Intervening Event), and during such five (5) business day period, Sun shall consider in good faith any proposal by Willow to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Sun Change of Recommendation and shall, to the extent requested by Willow, negotiate in good faith with Willow and its Representatives in connection therewith or (ii) under Clause 5.4(d)(ii), Sun shall provide Willow with five (5) business days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Sun Competing Proposal shall require a new notice and an additional three (3) business day period) advising Willow that the Sun Board intends to take such action and specifying the material terms and conditions of the Sun Competing Proposal, and during such five (5) business day period (or subsequent three (3) business day period), Sun shall consider in good faith any proposal by Willow to amend the terms and conditions of this Agreement such that such Sun Competing Proposal would no longer constitute a Sun Superior Proposal and shall, to the extent requested by Willow, negotiate in good faith with Willow and its Representatives in connection therewith.
(f)	Nothing contained in this Agreement shall prohibit Sun or the Sun Board from (i) disclosing to the Sun Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to its shareholders if the Sun Board has reasonably determined in good faith after consultation with Sun’s outside legal counsel that the failure to do so would reasonably be expected to be inconsistent with the duties of the members of the Sun Board under applicable Law; provided that this Clause 5.4(f)(i)-(ii) shall not permit the Sun Board to make a Sun Change of Recommendation except to the extent permitted by Clause 5.4(d) and Clause 5.4(e); or (iii) making honest and complete disclosure to the High Court at the Court Hearing as required by applicable Law.
(g)	No Sun Change of Recommendation shall relieve Sun from its obligations to submit the matters which are the subject of the Sun Shareholder Approval to the Sun Shareholders at the EGM and the Court Meeting in accordance with the terms of this Agreement.
(h)	References in this Clause 5.4 to the “Sun Board” shall mean the Sun Board or, to the extent applicable, a duly authorized committee thereof.
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6.	REPRESENTATIONS AND WARRANTIES
6.1	Willow Representations and Warranties

Willow hereby represents and warrants to Sun and ListCo as follows, it being understood that each representation and warranty contained in this Clause 6.1 (other than, in the case of clauses (2) and (3) of this paragraph, the representation and warranty contained in Clause 6.1(j)(i)) is subject to: (1) exceptions and disclosures set forth in the clause or sub-clause of the Willow Disclosure Schedule corresponding to the particular clause or sub-clause of this Clause 6.1; (2) any exception or disclosure set forth in any other clause or sub-clause of Clause 6.1 of the disclosure schedule delivered by Willow to Sun immediately prior to the execution of this Agreement (the “Willow Disclosure Schedule”) to the extent the applicability of such exception or disclosure is reasonably apparent on its face to qualify such other representation or warranty; and (3) disclosure in the Willow SEC Documents filed on or after September 30, 2021 and that are publicly available as of the date that is two (2) days prior to the date of this Agreement (provided that in no event shall any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Willow SEC Documents or other cautionary, predictive or forward looking statements in any other sections of such Willow SEC Documents be deemed to be an exception to or disclosure for purposes of Willow’s representations and warranties contained in this Clause 6.1 and provided, further, that this clause (3) shall not apply to any of the representations and warranties set forth in Clause 6.1(a), Clause 6.1(b), Clause 6.1(c), Clause 6.1(q) and Clause 6.1(u)).

(a)	Qualification, Organization, Subsidiaries, etc.
(i)	Each of Willow and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect. Willow has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Willow Charter and the Willow Bylaws as amended to the date hereof. The Willow Charter and the Willow Bylaws are in full force and effect and Willow is not in violation of either the Willow Charter or the Willow Bylaws.
(ii)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Willow Subsidiary have been validly issued and are fully paid and non-assessable and are wholly owned, directly or
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indirectly, by Willow free and clear of all Liens, other than Willow Permitted Liens.

(b)	Capitalization.
(i)	The authorized capital stock of Willow consists of 600,000,000 shares of Willow Common Stock and 30,000,000 shares of preferred stock of $0.01 par value (“Willow Preferred Stock”). As of September 8, 2023 (the “Willow Capitalization Date”), being the latest practicable date prior to the date of this Agreement, (A)(1) 256,402,917 Willow Shares were issued and outstanding, (2) 35,953,499 Willow Shares were held in treasury and (3) no Willow Shares were held by Willow Subsidiaries, (B) Willow Options to purchase 701,700 Willow Shares with a weighted average exercise price of $42.26 were outstanding, (C) Willow RSU Awards with respect to 8,310,335 Willow Shares were outstanding (including performance-based Willow RSU Awards with respect to 5,479,172 Willow Shares at the maximum level of performance), (D) 13,699,283 Willow Shares were reserved for issuance pursuant to the Willow Equity Plans, (E) director phantom awards with respect to 30,360 Willow Shares were outstanding, (F) 622,497 Willow Shares were available under the Willow ESPP and (G) no shares of Willow Preferred Stock were issued or outstanding. All the outstanding Willow Shares are, and all Willow Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Willow are wholly owned, directly or indirectly, by Willow free and clear of all Liens, other than Willow Permitted Liens. No Willow Subsidiary owns any Willow Shares or any Sun Shares.
(ii)	Except as set forth in Clause 6.1(b)(i) above, as of the date hereof: (A) Willow does not have any shares of capital stock issued or outstanding other than the Willow Shares that have become outstanding after the Willow Capitalization Date, but were reserved for issuance as set forth in Clause 6.1(b)(i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Willow or any of the Willow Subsidiaries is a party obligating Willow or any of the Willow Subsidiaries to: (1) issue, transfer or sell any shares in the capital or other equity interests of Willow or any Willow Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Willow or a wholly owned Subsidiary of Willow); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire
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any such shares in its capital or other equity interests; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Willow Subsidiary that is not wholly owned.

(iii)	Neither Willow nor any Willow Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Willow Shareholders on any matter.
(iv)	There are no voting trusts or other agreements or understandings to which Willow or any Willow Subsidiary is a party with respect to the voting of the capital stock or other equity interest of Willow or any Willow Subsidiary.
(c)	Corporate Authority Relative to this Agreement; No Violation.
(i)	Willow has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Willow Shareholder Approval, to consummate the Transaction (and, in the case of the ListCo Distributable Reserves Creation, to the approval of the Sun Distributable Reserves Resolution by the Sun Shareholders and the Willow Distributable Reserves Resolution by the Willow Shareholders, to the adoption by the shareholders of ListCo of the resolution contemplated by Clause 7.11(e) and to receipt of the required approval by the High Court). The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validly authorized by the Willow Board and (in the case of the Merger, except for (A) the Willow Shareholder Approval and (B) the filing of the Certificate of Merger with the DSOS), no other corporate proceedings on the part of Willow are necessary to authorize the consummation of the Transaction.
(ii)	The Willow Board has unanimously (A) resolved that this Agreement and the Transaction, including the Merger, are fair to and in the best interests of Willow and the Willow Shareholders, (B) approved and declared advisable this Agreement and the Transaction, including the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, (C) adopted a resolution to make the Willow Board Recommendation and, unless a Willow Change of Recommendation has been made pursuant to Clause 5.3, such resolution has not been modified or withdrawn and (D) directed that the adoption of this Agreement and the Willow Distributable Reserves Resolution be submitted for consideration at the Willow Special Meeting.
(iii)	This Agreement has been duly and validly executed and delivered by Willow and, assuming this Agreement constitutes the valid and binding agreement of the Sun Parties, constitutes the valid and binding agreement of Willow, enforceable against Willow in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy,
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insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iv)	Other than in connection with or in compliance with (A) the provisions of the DGCL, (B) the Securities Act, (C) the Exchange Act, (D) the HSR Act, (E) any applicable requirements of other Antitrust Laws, and (F) any applicable requirements of the NYSE, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Willow of the Transaction, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.
(v)	The execution and delivery by Willow of this Agreement do not, and, except as described in Clause 6.1(c)(iv), the consummation of the Transaction and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Willow or any of the Willow Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Willow or any Willow Subsidiaries, other than Willow Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Willow or any of the Willow Subsidiaries or (C) conflict with or violate any Laws applicable to Willow or any of the Willow Subsidiaries or any of their respective properties or assets, other than in the case of sub-clauses (A), (B) (with respect to Willow Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.
(d)	Reports and Financial Statements.
(i)	Since January 1, 2021, Willow has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Willow SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Willow SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the
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case may be, and the applicable rules and regulations promulgated thereunder, and none of the Willow SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)	The consolidated financial statements (including all related notes and schedules) of Willow included in the Willow SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Willow and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(e)	Internal Controls and Procedures. Willow has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Willow’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Willow in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Willow’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Willow’s internal controls over financial reporting provide reasonable assurance regarding the reliability of Willow’s financial reporting and the preparation of Willow financial statements for external purposes in accordance with GAAP. Since January 1, 2021, Willow’s principal executive officer and its principal financial officer have disclosed to Willow’s auditors and the audit committee of the Willow Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Willow’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in Willow’s internal controls. Willow has made available to Sun all such disclosures made by management to Willow’s auditors and audit committee from January 1, 2021 to the date hereof.
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(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Willow’s consolidated balance sheet (or the notes thereto) as of September 30, 2022 (such date, the “Willow Balance Sheet Date”) included in the Willow SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since the Willow Balance Sheet Date and (iii) as expressly permitted by this Agreement, neither Willow nor any Willow Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect. For purposes of this Clause 6.1(f), the term “liabilities” shall not include obligations of Willow or any Willow Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Willow or any Willow Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.
(g)	Compliance with Law; Permits.
(i)	Willow and each Willow Subsidiary are in compliance with and are not in default under or in violation of any Laws applicable to Willow, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.
(ii)	Willow and the Willow Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Willow and the Willow Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Willow Permits”), except where the failure to have any of the Willow Permits would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect. All Willow Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.
(h)	Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect: (i) Willow and the Willow Subsidiaries are now and have been since January 1, 2020 in compliance with all applicable Environmental Laws; (ii) to the knowledge of Willow, no property currently or formerly owned, leased or operated by Willow or any of the Willow Subsidiaries (including soils, groundwater, surface water, buildings or other structures), is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be
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remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (iii) since January 1, 2020, neither Willow nor any Willow Subsidiary has received any notice, demand letter, claim or request for information alleging that Willow or any Willow Subsidiary may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) neither Willow nor any Willow Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (v) Willow has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

(i)	Employee Benefit Plans.
(i)	For purposes of this Agreement, “Willow Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of Willow or any Willow Subsidiary or with respect to which Willow or any Willow Subsidiary may have any obligation or liability (whether actual or contingent).
(ii)	(A) Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, each of the Willow Benefit Plans has been operated and administered in compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, no Willow Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Willow or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state Law; (C) except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, all contributions or other amounts payable by Willow or its Subsidiaries pursuant to each Willow Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable
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international accounting standards; (D) except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, neither Willow nor any Willow Subsidiary has engaged in a transaction in connection with which Willow or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, there are no pending, or to the knowledge of Willow, threatened or anticipated, claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Willow Benefit Plans or any trusts related thereto.

(iii)	Clause 6.1(i)(iii) of the Willow Disclosure Schedule sets forth, as of the date hereof, each Multiemployer Plan or Multiple Employer Plan to which Willow, any of the Willow Subsidiaries or any of their respective ERISA Affiliates contributes or is obligated to contribute, or within the six (6) years preceding the date of this Agreement, contributed, or was obligated to contribute. Except as set forth on Clause 6.1(i)(iii) of the Willow Disclosure Schedule or as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, (A) none of Willow, any of the Willow Subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and (B) none of Willow, any of the Willow Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.
(iv)	Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, (A) each of the Willow Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (B) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.
(v)	Clause 6.1(i)(v) of the Willow Disclosure Schedule sets forth each Willow Benefit Plan that is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code (each, a “Willow Title IV Plan”). With respect to each Willow Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Willow Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) as of the date
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hereof, the present value of accrued benefits under such Willow Title IV Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Willow Title IV Plan’s actuary with respect to such Willow Title IV Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such Willow Title IV Plan allocable to such accrued benefits, (D) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (E) none of Willow, any of the Willow Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (F) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (G) no liability (other than for premiums to the PBGC, contributions to the Willow Title IV Plan and payment of benefits in the ordinary course) has been or, to the knowledge of Willow, is expected to be incurred by Willow or any of the Willow Subsidiaries and (H) the PBGC has not instituted proceedings to terminate any such Willow Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Completion of Willow, any of the Willow Subsidiaries or any of their respective ERISA Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, since the date of the most recent applicable actuarial report, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Willow Title IV Plan, or any change in the manner in which contributions to any Willow Title IV Plan are made or the basis on which such contributions are determined.

(vi)	Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transaction (either alone or in conjunction with any other event) will (A) result in any payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or employee of Willow or any Willow Subsidiary under any Willow Benefit Plan or otherwise, (B) increase any compensation or benefits otherwise payable to any current or former director or employee of Willow or any Willow Subsidiary under any Willow Benefit Plan or otherwise, (C) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits or (D) result in any limitation on the right of Willow or any Willow Subsidiary to amend, merge, terminate or receive a reversion of assets from any Willow Benefit Plan or related trust.
(vii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, each Willow Benefit
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Plan, if any, which is maintained outside of the United States has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Willow Benefit Plan is present or operates and, to the extent relevant, the United States.

(viii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, each Willow Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. Willow is not a party to nor does it have any obligation under any Willow Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.
(j)	Absence of Certain Changes or Events.
(i)	From the Willow Balance Sheet Date through the date of this Agreement, there has not occurred or existed any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.
(ii)	From the Willow Balance Sheet Date through the date of this Agreement, neither Willow nor any Willow Subsidiary has taken any action that would require consent pursuant to Clause 5.1(b) (other than clauses (iii), (vi), (vii), (x), (xiv) and (xv) and (solely to the extent relating to clause(iii), (vi), (vii), (x), (xiv) or (xv)) (xvi) thereof) had such action been taken after the execution of this Agreement.
(k)	Investigations; Litigation. (i) There is no investigation or review pending (or, to the knowledge of Willow, threatened) by any Governmental Entity with respect to Willow or any Willow Subsidiary or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Willow, threatened) against Willow or any Willow Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.
(l)	Information Supplied. The information relating to Willow and its Subsidiaries to be contained in (i) the Proxy Statement/Prospectus on the date the Proxy Statement/Prospectus is first mailed to the Willow Shareholders (or any supplement or amendment thereto), (ii) the U.S. Registration Statement at the time the U.S. Registration Statement is declared effective or at the time of the Willow Special Meeting, (iii) the Shareholder Circular at the time the Shareholder Circular is first mailed to the Sun Shareholders or at the time of the EGM and Court Meeting, (iv) the U.K. Prospectus at the time the U.K. Prospectus is first published, (v) any supplement or amendment to the Shareholder Circular or the U.K. Prospectus and
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(vi) any announcement to an RIS made in connection with the Shareholder Circular or the U.K. Prospectus (or any supplement or amendment to either of them) at the time such announcement is made, will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Willow with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus, U.S. Registration Statement, Shareholder Circular, U.K. Prospectus, or any RIS announcement made in connection therewith, which were not supplied by or on behalf of Willow.

(m)	Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect:
(i)	all Tax Returns that are required to be filed by or with respect to Willow or any of its Subsidiaries have been timely filed on or before the applicable due date (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;
(ii)	Willow and its Subsidiaries have timely paid all Taxes due and owing by any of them, including any Taxes required to be withheld or collected with respect to amounts owing to or from any employee, creditor, customer or other third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Willow;
(iii)	there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Willow or any of its Subsidiaries;
(iv)	in the past six (6) years, no claim has been made in writing by any Tax Authority in a jurisdiction where Willow or any Willow Subsidiary does not file Tax Returns that any of such entities may be subject to Tax in that jurisdiction;
(v)	neither Willow nor any Willow Subsidiary has waived any statute of limitations with respect to Taxes or any Tax Return or agreed to, requested, or been granted any extension of time with respect to a Tax assessment, deficiency or collection;
(vi)	neither Willow nor any Willow Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-deferred treatment under Section 355(a) of the Code (or any
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similar provision of state, local, or non-U.S. Law) (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement;

(vii)	neither Willow nor any Willow Subsidiary (A) is a party to, or is bound by, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (x) any such agreement or arrangement solely between or among Willow and its Subsidiaries or (y) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), (B) has any liability for Taxes of any Person (other than Willow or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, or (C) has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax Authority, in each case, with respect to Taxes;
(viii)	there are no Liens for Taxes upon any property or assets of Willow or any of its Subsidiaries, except for the Willow Permitted Liens;
(ix)	neither Willow nor any Willow Subsidiary has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);
(x)	neither Willow nor any Willow Subsidiary has filed for a deferral of Tax under a “gain recognition agreement” within the meaning of U.S. Treasury Regulations Section 1.367(a)-8 and no liability will arise under any such gain recognition agreement as a result of the transactions contemplated by this Agreement; and
(xi)	neither Willow nor any Willow Subsidiary has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would reasonably be expected prevent or impede the Transaction from qualifying for the Intended Tax Treatment.

Notwithstanding any other provision of this Agreement, it is agreed and understood that (x) the representations and warranties set forth in this Clause 6.1(m) and, to the extent relating to Tax matters, Clause 6.1(d), Clause 6.1(i), Clause 6.1(j), Clause 6.1(l) and Clause 6.1(p) constitute the sole and exclusive representations and warranties of Willow and the Willow Subsidiaries regarding Tax matters, and (y) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other

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Tax attribute (whether federal, state, local or foreign) of Willow or any of the Willow Subsidiaries after the Completion Date.

(n)	Labor Matters.
(i)	Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, neither Willow nor any Willow Subsidiary has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Willow or any of the Willow Subsidiaries and, to the knowledge of Willow, no such investigation is in progress. Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, (A) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Willow or any of the Willow Subsidiaries, (B) to the knowledge of Willow, there is no (and has not been during the three (3)-year period preceding the date of this Agreement) union organizing effort pending or threatened against Willow or any of the Willow Subsidiaries, (C) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Willow, threatened against Willow or any of the Willow Subsidiaries and (D) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the knowledge of Willow, threatened, with respect to any employees of Willow or any of the Willow Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, to the knowledge of Willow, neither Willow nor any Willow Subsidiary has, or is reasonably expected to have, any liabilities under the Worker Adjustment and Retraining Act of 1998 (the “WARN Act”). Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, Willow and each of the Willow Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).
(ii)	Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect, neither Willow nor any Willow Subsidiary is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements
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proposed in this Agreement and/or the Completion (whether under applicable laws or any written agreement).

(o)	Intellectual Property; IT Assets.
(i)	Except as would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect, either Willow or a Willow Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Willow, threatened claims against Willow or its Subsidiaries by any Person alleging infringement by Willow or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect, to the knowledge of Willow, the conduct of the businesses of Willow and its Subsidiaries does not infringe upon any Intellectual Property or any other similar proprietary right of any Person. Neither Willow nor any Willow Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.
(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect, Willow and the Willow Subsidiaries have used their commercially reasonable efforts to (A) protect and maintain the confidentiality, integrity and security of Willow’s IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, including the implementation of reasonable backup and disaster recovery technology processes, and (B) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Willow Material Adverse Effect, since January 1, 2021, neither Willow nor any Willow Subsidiary has experienced any actual cyber or security incident, breach, phishing incident, ransomware or malware attack, or any loss, distribution, compromise, exfiltration, processing or disclosure of, and no Person has gained unauthorized access to, any confidential information, trade secrets, IT Assets owned, used, held for use or processed by or on behalf of Willow or any of the Willow Subsidiaries or the information (including personal data) stored or contained therein or transmitted thereby.
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(p)	Real Property.
(i)	Except as, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect:
(A)	Willow and each Willow Subsidiary have good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Willow Permitted Liens, all such real property (1) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (2) has sufficient access to a public road and (3) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Willow Permits and applicable laws with respect to Willow and the Willow Subsidiaries;
(B)	there are no existing (or to Willow’s knowledge, threatened) condemnation proceedings with respect to any such real property; and
(C)	with respect to all such leased real property, Willow and each of the Willow Subsidiaries are in compliance with all material terms and conditions of each lease therefor, and neither Willow nor any Willow Subsidiary has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.
(ii)	As used herein, “Willow Permitted Liens” means all Liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Willow SEC Documents, together with the following (without duplication): (A) Liens imposed by law, such as mechanics and materialmen Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Willow, with respect to which Willow shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Willow in accordance with GAAP, (B) Liens for Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves have been established in accordance with GAAP on the financial statements of Willow, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such
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judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from the Uniform Commercial Code financing statement filings regarding operating leases entered into by Willow in the ordinary course of business, (F) leases, subleases, licenses and occupancy agreements by Willow as landlord, sub-landlord or licensor, (G) Liens disclosed on any title insurance policy held by Willow in existence on the date hereof, (H) with respect to leased property, all Liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord and (I) Liens permitted pursuant to Section 6.2(f), (solely with respect to receivables securitizations and receivables financings of Willow and the Willow Subsidiaries as in effect as of the date hereof or (to the extent permitted by the terms of this Agreement) as amended, refinanced or replaced) (i), (k), (l), (m), (n) or (o) of the Credit Agreement as in effect as of the date hereof.

(q)	Opinion of Financial Advisor. The Willow Board has received the respective oral opinions of each of (i) Evercore Group L.L.C. and (ii) Lazard Frères & Co. LLC (each to be confirmed in writing) to the effect that, as of the date of such opinion and based on and subject to the respective assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to holders of Willow Common Stock (other than any Willow Subsidiary, Sun, Merger Sub or any of their respective Subsidiaries and holders of Dissenting Shares) in the Transaction is fair, from a financial point of view, to such holders.
(r)	Required Vote of Willow Shareholders. The Willow Shareholder Approval is the only vote of holders of securities of Willow which is required to consummate the Sun Share Exchange or the Merger.
(s)	Material Contracts.
(i)	As used herein, “Willow Material Contracts” means:
(A)	any partnership, joint venture, strategic alliance or similar Contract which is material to Willow and its Subsidiaries, taken as a whole;
(B)	each Contract that (1) is reasonably expected to involve future payments by or to Willow or any Willow Subsidiary of more than
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$75,000,000 in the one (1)-year period following the date hereof and (2) cannot be terminated by Willow or such Willow Subsidiary on less than sixty (60) days’ notice without material payment or penalty;

(C)	each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $50,000,000 in the twelve (12)-month period following the date hereof;
(D)	each Contract between Willow or any Willow Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Willow Subsidiary) of Willow or any Willow Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Willow or any Willow Subsidiary has an obligation to indemnify such officer, director, affiliate or family member;
(E)	any Contract (excluding (1) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (2) licenses granted by third parties to the extent necessary for the manufacture by Willow or its Subsidiaries of products for such third parties) under which Willow or any Willow Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to Willow and the Willow Subsidiaries, taken as a whole;
(F)	any shareholders’ rights, investors rights, registration rights or similar agreement or arrangement;
(G)	any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Willow or any Willow Subsidiary, taken as a whole, is or would be conducted;
(H)	any Contract creating or evidencing Liens (other than Willow Permitted Liens) on assets of Willow or any of its Subsidiaries;
(I)	any Contract involving the settlement of any action or threatened action (or series of related actions) which will involve payments after the date hereof of consideration in excess of $5,000,000 or impose obligations on the part of Willow or any Willow Subsidiaries to any other Person outside the ordinary course of business; and
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(J)	any Willow Scheduled Material Contract.
(ii)	Except for this Agreement, Clause 6.1(s)(ii) of the Willow Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Clause 6.1(s)(ii) under which Willow or any Willow Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject (all Contracts of the type described in this Clause 6.1(s)(ii) being referred to herein as the “Willow Scheduled Material Contracts”):
(A)	each Contract relating to outstanding Indebtedness of Willow or any of its Subsidiaries, or any commitment to provide any such Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $30,000,000 other than Contracts solely among Willow and any wholly owned Willow Subsidiary; and
(B)	any Contract that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Willow.
(iii)	Neither Willow nor any Willow Subsidiary is in breach of or default under the terms of any Willow Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect. To the knowledge of Willow, as of the date hereof, no other party to any Willow Material Contract is in breach of or default under the terms of any Willow Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect, each Willow Material Contract is a valid and binding obligation of Willow or the Willow Subsidiary which is party thereto and, to the knowledge of Willow, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(t)	Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect, (i) all material insurance policies and Contracts of Willow and its Subsidiaries are in full force and effect and are valid and enforceable and (after taking into account self-insurance of Willow and
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its Subsidiaries) cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Willow nor any Willow Subsidiary has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect.

(u)	Finders or Brokers. Neither Willow nor any Willow Subsidiary has employed any investment banker, broker or finder in connection with the Transaction, other than as set forth in Clause 6.1(u) of the Willow Disclosure Schedule, who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction.
(v)	FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Willow Material Adverse Effect:
(i)	neither Willow nor any Willow Subsidiary, nor any director, manager or employee of Willow or any Willow Subsidiary, has in the past five (5) years, in connection with the business of Willow or any Willow Subsidiary, itself or, to Willow’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Willow or any Willow Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);
(ii)	neither Willow nor any Willow Subsidiary, nor any director, manager or employee of Willow or any Willow Subsidiary, is, or in the past five (5) years has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Willow or any Willow Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;
(iii)	Willow and each Willow Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Willow and each Willow Subsidiary as required by the FCPA in all material respects;
(iv)	Willow and each Willow Subsidiary have instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and
(v)	no officer, director, or employee of Willow or any Willow Subsidiary is a Government Official.
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(w)	Takeover Statutes. The Willow Board has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations are applicable to the Transaction. Willow does not have in effect any “poison pill” or shareholder rights plan.
(x)	No Other Representations. Except for the representations and warranties contained in Clause 6.2, Willow acknowledges that neither Sun nor any Representative of Sun makes, and Willow acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Sun or any of its Subsidiaries or with respect to any other information provided or made available to Willow in connection with the Transaction, including any information, documents, projections, forecasts or other material made available to Willow or to Willow’s Representatives in certain “data rooms” or management presentations in expectation of the Transaction.
6.2	Sun Representations and Warranties

Sun and ListCo hereby jointly and severally represent and warrant to Willow as follows, it being understood that each representation and warranty contained in this Clause 6.2 (other than, in the case of sub-clauses (2) and (3) of this paragraph, the representation and warranty contained in Clause 6.2(j)(i)) is subject to: (1) exceptions and disclosures set forth in the clause or sub-clause of the Sun Disclosure Schedule corresponding to the particular clause or sub-clause of this Clause 6.2; (2) any exception or disclosure set forth in any other clause or sub-clause of Clause 6.2 of the disclosure schedule delivered by Sun to Willow immediately prior to the execution of this Agreement (the “Sun Disclosure Schedule”) to the extent the applicability of such exception or disclosure is reasonably apparent on its face to qualify such other representation or warranty; (3) disclosure in the Sun Public Documents filed with the Registrar of Companies or furnished by notifications to an RIS or published via the website www.investis.com on or after December 31, 2021 (including, in each case, exhibits and other information incorporated by reference therein) and that are publicly available as of the date that is two days prior to the date of this Agreement (provided that in no event shall any information in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein or other cautionary, predictive or forward looking statements in any other sections therein be deemed to be an exception to or disclosure for purposes of Sun’s representations and warranties contained in this Clause 6.2 and provided, further that this sub-clause (3) shall not apply to any of the representations and warranties set forth in Clause 6.2(a), Clause 6.2(b), Clause 6.2(c) and Clause 6.2(t)); and (4) disclosure in any documents filed by ListCo with the Registrar of Companies and that are publicly available as of the date that is two days prior to the date of this Agreement.

(a)	Qualification, Organization, Subsidiaries, etc.
(i)	Each of Sun and its Subsidiaries and each of the Sun Merger Parties is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and
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operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect. Sun has filed with the Registrar of Companies, prior to the date of this Agreement, complete and accurate copies of the Sun Constitution as amended to the date hereof. The Sun Constitution is in full force and effect and Sun is not in violation of the Sun Constitution.

(ii)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Sun Subsidiary have been validly issued and are fully paid and non-assessable and are wholly owned, directly or indirectly, by Sun free and clear of all Liens, other than Sun Permitted Liens.
(iii)	Sun Merger Parties.
(A)	Since their respective dates of formation, none of the Sun Merger Parties has carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.
(B)	As of the date hereof, the authorized share capital of ListCo consists of 100 ordinary shares, par value €1 per share, of which 100 ordinary shares, par value €1 per share, are currently issued. All of the issued shares in ListCo have been validly issued, are fully paid and non-assessable and are owned directly by Matsack Nominees Limited, free and clear of any Liens. The authorized share capital of Merger Sub consists of 100,000 limited liability company interests. All of the interests in Merger Sub are fully paid and non-assessable and are owned directly or indirectly by ListCo, free and clear of any Liens. All of the Stock Consideration (as defined below), when issued pursuant to the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorized, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights (other than any statutory pre-emptive rights granted under the Act).
(C)	Sun has made available to Willow, prior to the date of this Agreement, complete and accurate copies of the Constitution of ListCo (the “ListCo Constitution”) and the Organizational Documents of each of the other Sun Merger Parties (the “Other Sun Merger Party Organizational Documents”) as amended to the
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date hereof. The Sun Constitution, the ListCo Constitution and the Other Sun Merger Party Organizational Documents are in full force and effect, ListCo is not in violation of the ListCo Constitution and the other Sun Merger Parties are not in violation of the Other Sun Merger Party Organizational Documents, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(b)	Share Capital.
(i)	The authorized share capital of Sun consists of 9,910,931,085 Sun Shares and 2,356,472 A1 convertible shares with a par value of €0.001 each, 2,356,471 A2 convertible shares with a par value of €0.001 each, 2,355,972 A3 convertible shares with a par value of €0.001 each, 30,000,000 B convertible shares with a par value of €0.001 each, 30,000,000 C convertible shares with a par value of €0.001 each, and 75,000,000 D convertible shares with a par value of €0.001 each (classes A1, A2, A3, B, C and D together, the “Sun Convertible Shares”). As of September 8, 2023 (the “Sun Capitalization Date”), being the latest practicable date prior to the date of this Agreement, (A)(1) 260,149,162 Sun Shares were issued and outstanding (including shares subject to awards under Sun’s 2018 Deferred Bonus Plan and 2011 Deferred Annual Bonus Plan) and (2) no Sun Shares were held in treasury, (B) 4,334,157 Sun Shares were reserved for issuance pursuant to outstanding awards under Sun’s 2018 Performance Share Plan (as amended) (assuming any applicable performance goals are achieved at 100%) and (C) 4,965,514 Sun Convertible Shares were issued and outstanding, of which 2,089,514 were class B, 2,089,514 were class C and 786,486 were class D. All the outstanding Sun Shares and Sun Convertible Shares are, and all Sun Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares in the capital of, or other equity interests in, each Significant Subsidiary of Sun are wholly owned, directly or indirectly, by Sun free and clear of all Liens, other than Sun Permitted Liens. No Subsidiary of Sun owns any Willow Shares or any Sun Shares. The Sun Convertible Shares confer no right to participate in the profits of Sun available for dividend or distribution and resolved to be distributed in respect of any financial period of Sun, are not entitled to receive notice of, attend or vote at general meetings or to vote on any members resolution of Sun (save for any resolution with regard to the rights of Sun Convertible Shares), on a return of capital by Sun the assets and/or capital legally available to be distributed shall, subject first to the rights of the holders of Sun Shares be distributed amongst the holders of Sun Convertible Shares, in proportion to the number of Sun Convertible Shares held by such holders, of the nominal value of the Sun Convertible Shares and all Sun Convertible Shares are no longer convertible into Sun Shares.
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(ii)	Except as set forth in Clause 6.2(b)(i) above, as of the date hereof: (A) Sun does not have any shares issued or outstanding other than Sun Shares that have become outstanding after the Sun Capitalization Date, but were reserved for issuance as set forth in Clause 6.2(b)(i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares to which Sun or any of the Sun Subsidiaries is a party obligating Sun or any of the Sun Subsidiaries to (1) issue, transfer or sell any shares or other equity interests of Sun or any Subsidiary of Sun or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Sun or a wholly owned Subsidiary of Sun); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares or other equity interests; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Sun Subsidiary that is not wholly owned.
(iii)	Neither Sun nor any Sun Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Sun Shareholders on any matter.
(iv)	There are no voting trusts or other agreements or understandings to which Sun or any of its Subsidiaries is a party with respect to the voting of the shares or other equity interest of Sun or any of its Subsidiaries.
(c)	Corporate Authority Relative to this Agreement; No Violation.
(i)	Sun and each Sun Merger Party have all requisite corporate power or similar power and authority to enter into this Agreement and, subject to receipt of the Sun Shareholder Approval and of the required approval of the Scheme by the High Court, to consummate the Transaction (and, in the case of the ListCo Distributable Reserves Creation, to the approval of the Sun Distributable Reserves Resolution by the Sun Shareholders and the Willow Distributable Reserves Resolution by the Willow Shareholders, to the adoption by the shareholders of ListCo of the resolution contemplated by Clause 7.11(e) and to receipt of the required approval by the High Court). The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validly authorized by the Sun Board and the board of directors of each Sun Merger Party and, except for (A) the Sun Shareholder Approval, (B) the filing of the Certificate of Merger with the DSOS and (C) the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court and the delivery of the Court Order to the Registrar of Companies within 21 days of the Sanction Date, no other corporate
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proceedings on the part of Sun or any Sun Merger Party are necessary to authorize the consummation of the Transaction.

(ii)	The Sun Board has unanimously (A) resolved that this Agreement and the Transaction, including the Merger, are fair to and in the best interests of Sun and the Sun Shareholders, (B) approved and declared advisable this Agreement and the Transaction, including the Merger, on the terms and subject to the conditions set forth herein, (C) adopted a resolution to make the Sun Board Recommendation and, unless a Sun Change of Recommendation has been made pursuant to Clause 5.4, such resolution has not been modified or withdrawn and (D) directed that the EGM Resolutions be submitted for consideration at the EGM and the Court Meeting Resolution be submitted for consideration at the Court Meeting.
(iii)	This Agreement has been duly and validly executed and delivered by Sun and each Sun Merger Party and, assuming this Agreement constitutes the valid and binding agreement of Willow, constitutes the valid and binding agreement of Sun and each Sun Merger Party, enforceable against Sun and each Sun Merger Party in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(iv)	Other than in connection with or in compliance with (A) the provisions of the Act, (B) the provisions of the DGCL, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements of other Antitrust Laws, (G) any applicable requirements of the LSE, Euronext Dublin or the NYSE and (H) any applicable requirements of Market Abuse Law, the Irish Listing Rules, FSMA, the U.K. Listing Rules and the Admission and Disclosure Standards of LSE, and the Prospectus Regulation Rules, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Sun and each Sun Merger Party of the Transaction, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.
(v)	The execution and delivery by Sun and each Sun Merger Party of this Agreement do not, and, except as described in Clause 6.2(c)(iv), the consummation of the Transaction and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit
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under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Sun or any of the Sun Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Sun or any of the Sun Subsidiaries, other than Sun Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Sun or any of the Sun Subsidiaries or the Sun Merger Parties or (C) conflict with or violate any Laws applicable to Sun or any of the Sun Subsidiaries or any of their respective properties or assets, other than, in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries or Sun Merger Parties) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(d)	Reports and Financial Statements.
(i)	Since January 1, 2021, Sun has filed or furnished all circulars, notices, prospectuses, resolutions, reports (including annual financial reports, half yearly financial reports and interim management statements) and other documents or announcements (including notifications to a RIS (as defined in the U.K. Listing Rules) or published via the website www.investis.com) required to be filed or furnished prior to the date hereof by it under the U.K. Listing Rules, the Prospectus Regulation Rules, the DTRs and/or the Act (the “Sun Public Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Sun Public Documents complied in all material respects with the requirements of the U.K. Listing Rules, the Irish Listing Rules, the Prospectus Regulation Rules, the DTR, any Market Abuse Law and the Act, respectively, and none of the Sun Public Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(ii)	The consolidated financial statements (including all related notes and schedules) of Sun included in the Sun Public Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the Act with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Sun and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with IFRS EU (except, in the case of the unaudited statements, to the extent permitted by the Act)
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applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)	Internal Controls and Procedures. Sun has established and maintains disclosure controls and procedures and internal control over financial reporting in accordance with applicable requirements of IFRS EU, the U.K. Listing Rules, the DTRs, the corporate governance rules of the FCA and the Act. Sun’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Sun in the reports that it files or furnishes under applicable requirements of IFRS EU, the U.K. Listing Rules, the DTRs, and the corporate governance rules of the FCA and the Act are recorded, processed, summarized and reported within the time periods specified in the applicable rules. Sun’s independent auditor has issued (and not subsequently withdrawn) an independent auditors’ report in respect of the last concluded full year financial period concluding that it has not identified material misstatements in the description of the main features of the internal control and risk management systems in relation to the financial reporting process and the information required by section 1373(2)(d) of the Act included in the corporate governance report and the report of the directors.
(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Sun’s consolidated balance sheet (or the notes thereto) as of December 31, 2022 (such date, the “Sun Balance Sheet Date”) included in the Sun Public Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since the Sun Balance Sheet Date and (iii) as expressly permitted by this Agreement, neither Sun nor any Sun Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect. For purposes of this Clause 6.2(f), the term “liabilities” shall not include obligations of Sun or any Sun Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Sun or any Sun Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.
(g)	Compliance with Law; Permits.
(i)	Sun and each of the Sun Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Sun, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.
(ii)	Sun and Sun’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions,
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consents, certificates, approvals and orders of any Governmental Entity necessary for Sun and Sun’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Sun Permits”), except where the failure to have any of the Sun Permits would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. All Sun Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(h)	Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect: (i) Sun and the Sun Subsidiaries are now and have been, since January 1, 2020, in compliance with all applicable Environmental Laws; (ii) to the knowledge of Sun, no property currently or formerly owned, leased or operated by Sun or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (iii) since January 1, 2020, neither Sun nor any Sun Subsidiary has received any notice, demand letter, claim or request for information alleging that Sun or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) neither Sun nor Sun Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (v) Sun has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.
(i)	Employee Benefit Plans.
(i)	For purposes of this Agreement, “Sun Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of Sun or any Sun Subsidiary or with respect to which Sun or any Sun Subsidiary may have any obligation or liability (whether actual or contingent).
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(ii)	(A) Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, each of the Sun Benefit Plans has been operated and administered in compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, no Sun Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Sun or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or comparable U.S. state Law; (C) except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, all contributions or other amounts payable by Sun or its Subsidiaries pursuant to each Sun Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with IFRS EU or applicable international accounting standards; (D) except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, neither Sun nor any Sun Subsidiary has engaged in a transaction in connection with which Sun or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, there are no pending, or to the knowledge of Sun, threatened or anticipated, claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Sun Benefit Plans or any trusts related thereto.
(iii)	Clause 6.2(i)(iii) of the Sun Disclosure Schedule sets forth, as of the date hereof, each Multiemployer Plan or Multiple Employer Plan to which Sun, any of the Sun Subsidiaries or any of their respective ERISA Affiliates contributes or is obligated to contribute, or within the six (6) years preceding the date of this Agreement, contributed, or was obligated to contribute. Except as set forth on Clause 6.2(i)(iii) of the Sun Disclosure Schedule or as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, (A) none of Sun, any of the Sun Subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and (B) none of Sun, any of the Sun Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.
(iv)	Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, (A) each of the Sun Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the
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Code has received a favorable determination letter or opinion letter as to its qualification, and (B) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(v)	Clause 6.2(i)(v) of the Sun Disclosure Schedule sets forth each Sun Benefit Plan that is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code (each, a “Sun Title IV Plan”). With respect to each Sun Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Sun Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) as of the date hereof, the present value of accrued benefits under such Sun Title IV Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Sun Title IV Plan’s actuary with respect to such Sun Title IV Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such Sun Title IV Plan allocable to such accrued benefits, (D) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (E) none of Sun, any of the Sun Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (F) all premiums to the PBGC have been timely paid in full, (G) no liability (other than for premiums to the PBGC, contributions to the Sun Title IV Plan and payment of benefits in the ordinary course) has been or, to the knowledge of Sun, is expected to be incurred by Sun or any of the Sun Subsidiaries and (H) the PBGC has not instituted proceedings to terminate any such Sun Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Completion of Sun, any of the Sun Subsidiaries or any of their respective ERISA Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, since the date of the most recent applicable actuarial report, a copy of which has been provided to Willow prior to the date hereof, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Sun Title IV Plan, or any change in the manner in which contributions to any Sun Title IV Plan are made or the basis on which such contributions are determined.
(vi)	Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transaction (either alone or in conjunction with any other event) will (A) result in any payment or benefit
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(including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or employee of Sun or any Sun Subsidiary under any Sun Benefit Plan or otherwise, (B) increase any compensation or benefits otherwise payable to any current or former director or employee of Sun or any Sun Subsidiary under any Sun Benefit Plan or otherwise, (C) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits or (D) result in any limitation on the right of Sun or any Sun Subsidiary to amend, merge, terminate or receive a reversion of assets from any Sun Benefit Plan or related trust.

(vii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, each Sun Benefit Plan, if any, which is maintained outside of the United States (a) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Sun Benefit Plan is present or operates and, to the extent relevant, the United States and (b) which is a defined benefit occupational pension scheme within the meaning of the Pensions Acts 1990 to 2018 of Ireland (the “Irish Pensions Acts”) currently satisfies the funding standard and the funding standard reserve within the meaning of the Irish Pension Acts and the operation thereof by the trustees thereof prior to the date of this Agreement would not, to the knowledge of Sun, cause the liabilities of such scheme to have been materially understated. The terms by which any participating employer has, at any time, adhered to any Sun Benefit Plan which is a defined benefit or defined contribution pension scheme would not to the knowledge of Sun, give rise to a liability for Sun otherwise than in accordance with the standard terms of such Sun Benefit Plan as provided for in the governing documentation of such Sun Benefit Plan, and no participating employer has, at any time, entered into any deed of cessation or analogous document in respect of any Sun Benefit Plan, which is a defined benefit or defined contribution pension scheme and which would to the knowledge of Sun, give rise to a liability for Sun otherwise than in accordance with the standard terms of such Sun Benefit Plan as provided for in the governing documentation of such Sun Benefit Plan.
(viii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, each Sun Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. Sun is not a party to nor does it have any obligation under any Sun Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.
(j)	Absence of Certain Changes or Events.
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(i)	From the Sun Balance Sheet Date through the date of this Agreement, there has not occurred or existed any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.
(ii)	From the Sun Balance Sheet Date through the date of this Agreement, neither Sun nor any Sun Subsidiary has taken any action that would require consent pursuant to Clause 5.2(b) (other than clauses (iii), (vi), (vii), (x), (xii) and (solely to the extent relating to clause (iii), (vi), (vii), (x) and (xii)) (xiii) thereof) had such action been taken after the execution of this Agreement.
(k)	Investigations; Litigation. (i) There is no investigation or review pending (or, to the knowledge of Sun, threatened) by any Governmental Entity with respect to Sun or any of Sun’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Sun, threatened) against Sun or any of Sun’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.
(l)	Information Supplied. The information relating to Sun, its Subsidiaries and the Sun Merger Parties to be contained in (i) the Proxy Statement/Prospectus on the date the Proxy Statement/Prospectus is first mailed to the Willow Shareholders (or any supplement or amendment thereto), (ii) the U.S. Registration Statement at the time the U.S. Registration Statement is declared effective or at the time of the Willow Special Meeting, (iii) the Shareholder Circular at the time the Shareholder Circular is first mailed to the Sun Shareholders or at the time of the EGM and Court Meeting, (iv) the U.K. Prospectus at the time the U.K. Prospectus is first published, (v) any supplement or amendment to the Shareholder Circular or the U.K. Prospectus and (vi) any announcement to an RIS made in connection with the Shareholder Circular or the U.K. Prospectus (or any supplement or amendment to either of them) at the time such announcement is made, will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Shareholder Circular will comply in all material respects as to form with the requirements of Market Abuse Law, the Irish Listing Rules, the FSMA, the U.K. Listing Rules and the Admission and Disclosure Standards of the LSE; the U.K. Prospectus will comply in all material respects as to form with the requirements of the U.K. Listing Rules, Prospectus Regulation Rules (as applicable) and the Admission and Disclosure Standards of the LSE; and, the U.S. Registration Statement will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Clause 6.2(l), no representation or warranty is made by Sun with respect to information or statements
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made or incorporated by reference in the Proxy Statement/Prospectus, U.S. Registration Statement, Shareholder Circular, U.K. Prospectus, or any RIS announcement made in connection therewith, which were not supplied by or on behalf of Sun.

(m)	Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect:
(i)	all Tax Returns that are required to be filed by or with respect to Sun or any of its Subsidiaries have been timely filed on or before the applicable due date (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;
(ii)	Sun and its Subsidiaries have timely paid all Taxes due and owing by any of them, including any Taxes required to be withheld or collected with respect to amounts owing to or from any employee, creditor, customer or other third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with IFRS EU on the financial statements of Sun;
(iii)	there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Sun or any of its Subsidiaries;
(iv)	in the past six (6) years, no claim has been made in writing by any Tax Authority in a jurisdiction where Sun or any Sun Subsidiary does not file Tax Returns that any of such entities may be subject to Tax in that jurisdiction;
(v)	neither Sun nor any Sun Subsidiary has waived any statute of limitations with respect to Taxes or any Tax Return or agreed to, requested, or been granted any extension of time with respect to a Tax assessment, deficiency or collection;
(vi)	neither Sun nor any Sun Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-deferred treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement;
(vii)	neither Sun nor any Sun Subsidiary (A) is a party to, or is bound by, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (x) any such agreement or arrangement solely between or among Sun and its Subsidiaries or (y) any customary Tax
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indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), (B) has any liability for Taxes of any Person (other than Sun or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, or (C) has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax Authority, in each case, with respect to Taxes;

(viii)	there are no Liens for Taxes upon any property or assets of Sun or any of its Subsidiaries, except for Sun Permitted Liens;
(ix)	neither Sun nor any Sun Subsidiary has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);
(x)	neither Sun nor any Sun Subsidiary has filed for a deferral of Tax under a “gain recognition agreement” within the meaning of U.S. Treasury Regulations Section 1.367(a)-8 and no liability will arise under any such gain recognition agreement as a result of the transactions contemplated by this Agreement; and
(xi)	neither Sun nor any Sun Subsidiary has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would reasonably be expected prevent or impede the Transaction from qualifying for the Intended Tax Treatment.

Notwithstanding any other provision of this Agreement, it is agreed and understood that (x) the representations and warranties set forth in this Clause 6.2(m) and, to the extent relating to Tax matters, Clause 6.2(d), Clause 6.2(i), Clause 6.2(j), Clause 6.2(l) and Clause 6.2(p) constitute the sole and exclusive representations and warranties of Sun and the Sun Subsidiaries regarding Tax matters, and (y) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of Sun or any of the Sun Subsidiaries after the Completion Date.

(n)	Labor Matters.
(i)	Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, neither Sun nor any Sun Subsidiary has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Sun or any of the Sun Subsidiaries and, to the knowledge of Sun, no such
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investigation is in progress. Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, (A) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Sun or any of the Sun Subsidiaries, (B) to the knowledge of Sun, there is no (and has not been during the three (3)-year period preceding the date of this Agreement) union organizing effort pending or threatened against Sun or any of the Sun Subsidiaries, (C) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Sun, threatened against Sun or any of the Sun Subsidiaries and (D) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the knowledge of Sun, threatened, with respect to any employees of Sun or any of the Sun Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, to the knowledge of Sun, neither Sun nor any Sun Subsidiary has, or is reasonably expected to have, any liabilities under the WARN Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, Sun and each of the Sun Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(ii)	Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect, neither Sun nor any Sun Subsidiary is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Completion (whether under applicable laws or any written agreement).
(o)	Intellectual Property; IT Assets.
(i)	Except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, either Sun or a Sun Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Sun, threatened claims against Sun or its Subsidiaries by any Person alleging infringement by Sun or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. Except as would not reasonably be expected to have, individually or
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in the aggregate, a Sun Material Adverse Effect, to the knowledge of Sun, the conduct of the businesses of Sun and its Subsidiaries does not infringe upon any Intellectual Property or any other similar proprietary right of any Person. Neither Sun nor any Sun Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, Sun and the Sun Subsidiaries have used their commercially reasonable efforts to (A) protect and maintain the confidentiality, integrity and security of Sun’s IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, including the implementation of reasonable backup and disaster recovery technology processes, and (B) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, since January 1, 2021, neither Sun nor any Sun Subsidiary has experienced any actual cyber or security incident, breach, phishing incident, ransomware or malware attack, or any loss, distribution, compromise, exfiltration, processing or disclosure of, and no Person has gained unauthorized access to, any confidential information, trade secrets, IT Assets owned, used, held for use or processed by or on behalf of Sun or any of the Sun Subsidiaries or the information (including personal data) stored or contained therein or transmitted thereby.
(p)	Real Property.
(i)	Except as, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect:
(A)	Sun and each Sun Subsidiary have good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Sun Permitted Liens, all such real property (1) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (2) has sufficient access to a public road and (3) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance
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with all applicable Sun Permits and applicable laws with respect to Sun and the Sun Subsidiaries;

(B)	there are no existing (or to Sun’s knowledge, threatened) condemnation proceedings with respect to any such real property; and
(C)	with respect to all such leased real property, Sun and each of the Sun Subsidiaries are in compliance with all material terms and conditions of each lease therefor, and neither Sun nor any Sun Subsidiary has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.
(ii)	As used herein, “Sun Permitted Liens” means all Liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Sun Public Documents, together with the following (without duplication): (A) Liens imposed by law, such as mechanics and materialmen Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Sun, with respect to which Sun shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Sun in accordance with IFRS, (B) Liens for Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves have been established in accordance with IFRS EU on the financial statements of Sun, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from the Uniform Commercial Code financing statement filings regarding operating leases entered into by Sun in the ordinary course of business, (F) leases, subleases, licenses and occupancy agreements by Sun as landlord, sub-landlord or licensor, (G) Liens disclosed on any title insurance policy held by Sun in existence on the date hereof and (H) with respect to leased property, all Liens, charges and encumbrances existing on
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the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

(q)	Required Vote of Sun Shareholders. The Sun Shareholder Approval is the only vote of holders of securities of Sun which is required to consummate the Sun Share Exchange or the Merger.
(r)	Material Contracts.
(i)	Except for this Agreement, Clause 6.2(r) of the Sun Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Clause 6.2(r) under which Sun or any Sun Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject (all Contracts of the type described in this Clause 6.2(r) being referred to herein as the “Sun Material Contracts”):
(A)	any partnership, joint venture, strategic alliance or similar Contract which is material to Sun and its Subsidiaries, taken as a whole;
(B)	each Contract not otherwise described in any other subsection of this Clause 6.2(r)(i) that (1) is reasonably expected to involve future payments by or to Sun or any Sun Subsidiary of more than $100,000,000 in the one (1)-year period following the date hereof and (2) cannot be terminated by Sun or such Sun Subsidiary on less than sixty (60) days’ notice without material payment or penalty;
(C)	each Contract relating to outstanding Indebtedness of Sun or its Subsidiaries, or any commitment to provide any such Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $30,000,000 other than Contracts solely among Sun and any wholly owned Sun Subsidiary;
(D)	each Contract between Sun or any Sun Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Sun Subsidiary) of Sun or any Sun Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Sun or any Sun Subsidiary has an obligation to indemnify such officer, director, affiliate or family member; and
(E)	any shareholders’ rights, investors rights, registration rights or similar agreement or arrangement.
(ii)	Neither Sun nor any Sun Subsidiary is in breach of or default under the terms of any Sun Material Contract where such breach or default would reasonably
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be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. To the knowledge of Sun, as of the date hereof, no other party to any Sun Material Contract is in breach of or default under the terms of any Sun Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, each Sun Material Contract is a valid and binding obligation of Sun or the Sun Subsidiary which is party thereto and, to the knowledge of Sun, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(s)	Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, (i) all material insurance policies and Contracts of Sun and its Subsidiaries are in full force and effect and are valid and enforceable and (after taking into account self-insurance of Sun and its Subsidiaries) cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Sun nor any Sun Subsidiary has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.
(t)	Finders or Brokers. Neither Sun nor any Sun Subsidiary has employed any investment banker, broker or finder in connection with the Transaction, other than as set forth in Clause 6.2(t) of the Sun Disclosure Schedule, who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction.
(u)	[Reserved].
(v)	FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect:
(i)	neither Sun nor any Sun Subsidiary, nor any director, manager or employee of Sun or any Sun Subsidiary, has in the past five (5) years, in connection with the business of Sun or any Sun Subsidiary, itself or, to Sun’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Sun or any Sun
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Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(ii)	neither Sun nor any Sun Subsidiary, nor any director, manager or employee of Sun or any Sun Subsidiary, is, or in the past five (5) years has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Sun or any Sun Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;
(iii)	Sun and each Sun Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Sun and each Sun Subsidiary as required by the FCPA in all material respects;
(iv)	Sun and each Sun Subsidiary have instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and
(v)	no officer, director or employee of Sun or any Sun Subsidiary is a Government Official.
(w)	Financing.
(i)	Sun Treasury (or one of its Affiliates) and certain financing institutions have entered into a binding commitment letter (the “Debt Commitment Letter”) entitling Sun Treasury to borrow funds in an aggregate amount which, when combined with other funds available to ListCo, Sun or any of its applicable Affiliates to be used to part finance the Cash Consideration, will be sufficient to satisfy ListCo, Merger Sub and/or Sun’s obligations under this Agreement, including the payment of the Cash Consideration, and any fees and expenses of or payable by any of them hereunder, and for any repayment or refinancing of any existing indebtedness of Willow, Sun or any of their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Debt Commitment Letter (such amounts, the “Financing Amounts”). The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing”.
(ii)	Sun has delivered to Willow a true, complete and correct copy of the Debt Commitment Letter and any fee letter related thereto (the “Fee Letter”, subject, in the case of such fee letter, to redaction solely of provisions that are customarily redacted in connection with transactions of this type and that would not reasonably be expected to affect
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the conditionality, enforceability, availability or (other than in connection with the fees and “flex” provisions) amount of the Debt Financing. Sun expressly acknowledges and agrees that the obligations of Sun under this Agreement are not conditioned in any manner upon Sun obtaining any financing (including term loans, bridge financing and bonds).

(iii)	Except as expressly set forth in the Debt Commitment Letter and Fee Letter, there are no conditions precedent to the obligations of the Financing Sources to provide the Debt Financing or any contingencies that would permit the Financing Sources to reduce the total amount of the Debt Financing, impose any additional conditions precedent to the availability of the Debt Financing or that would reasonably be expected to affect the timing of the availability of or termination of the Debt Financing, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. Other than the Debt Commitment Letter and the Fee Letter, there are no side letters, understandings or other agreements, contracts or arrangements of any kind (written or oral) to which Sun or any of its Affiliates is a party, or of which Sun has knowledge, relating to the funding of the full amount of the Debt Financing or that would reasonably be expected affect the availability or conditionality of the Debt Financing or the enforceability of the Debt Commitment Letter. Sun has paid in full any and all commitment fees or other fees due and payable pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Merger Effective Date.
(x)	No Other Representations. Except for the representations and warranties contained in Clause 6.1, Sun acknowledges that neither Willow nor any Representative of Willow makes, and Sun acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Willow or any of its Subsidiaries or with respect to any other information provided or made available to Sun in connection with the Transaction, including any information, documents, projections, forecasts or other material made available to Sun or to Sun’s Representatives in certain “data rooms” or management presentations in expectation of the Transaction.
7.	ADDITIONAL AGREEMENTS
7.1	Access; Confidentiality; Notice of Certain Events
(a)	From the date of this Agreement until the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Clause 9.1, each of Sun and Willow shall, and shall cause each of the Sun Subsidiaries and the Willow Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of
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Sun and Willow shall, and shall cause each of the Sun Subsidiaries and the Willow Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither Sun nor Willow shall be required by this Clause 7.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (i) the disclosure of which would breach the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law or duty or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that in the case of clauses (i)-(iii), the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in such a breach or violation or loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Sun to the extent reasonably required for the purpose of complying with applicable Antitrust Laws. Each of Sun and Willow will use their commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Notwithstanding anything in this Agreement to the contrary, neither Willow nor Sun (nor any of their respective Representatives) shall conduct any invasive sampling of the air, surface water, groundwater, land surface, subsurface strata or building materials at any of the other Party’s or its Subsidiaries’ properties prior to the Merger Effective Time.

(b)	Each of Sun and Willow will hold, and will cause their Representatives and affiliates to hold, any non-public information, including any information exchanged pursuant to this Clause 7.1, in confidence to the extent required by and in accordance with the terms of the Confidentiality Agreement.
(c)	Sun shall give prompt notice to Willow, and Willow shall give prompt notice to Sun, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the Transaction, or from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to Sun, ListCo or Willow, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Transaction and (iii) upon becoming aware of the occurrence or impending occurrence of any Effect relating to it or any of the Sun Subsidiaries or the Willow Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect or a Willow Material
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Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transaction; provided, however, that the delivery of any notice pursuant to this Clause 7.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

7.2	Consents and Regulatory Approvals
(a)	Subject to the terms and conditions hereof, including Clause 7.2(f), the Parties each agree to use their respective reasonable best efforts to achieve satisfaction of the Conditions as promptly as reasonably practicable and in any event no later than the End Date.
(b)	Subject to the terms and conditions hereof, including Clause 7.2(f), Willow, Sun and each Sun Merger Party shall use its reasonable best efforts to:
(i)	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Transaction as promptly as reasonably practicable;
(ii)	as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the Transaction, including (A) under the HSR Act no later than fifteen (15) business days after the date hereof (or later if mutually agreed in writing by the Parties), (B) under any other Antitrust Laws, or (C) as required by the High Court;
(iii)	keep the other Parties reasonably informed of all material written or oral communications to or from third parties (including any Governmental Entity) with respect to the Clearances;
(iv)	in the event that any litigation or other administrative or judicial action is commenced challenging the Transaction, and such litigation, action or proceeding seeks to prevent, impede or delay the consummation of the Sun Share Exchange or the Merger, cooperate with each other and contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that may result from such litigation, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction; and
(v)	as promptly as reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party (including any Governmental Entity) any Clearances (other than Clearances under any Antitrust Laws, which shall be governed by Clause 7.2(c)) required to be obtained, made or provided by Willow, Sun or ListCo or any of their respective Subsidiaries
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in connection with the consummation of the Transaction; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Willow, Sun or ListCo or any of their respective Subsidiaries be required to pay, prior to the Merger Effective Time, any material fee, penalty or other consideration to any third party for any Clearance (other than Clearances under any Antitrust Laws, which shall be governed by Clause 7.2(h)) required in connection with the consummation of the Transaction under any contract or agreement.

(c)	Subject to the terms and conditions hereof, including Clause 7.2(f), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Clearances required in connection with the consummation of the Transaction under the HSR Act and any other Antitrust Laws. Each Party shall provide as promptly as reasonably practicable any additional information and documentary material as may be requested by a Governmental Entity. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that Sun and Willow shall jointly develop, and each Party shall cooperate with the other and consider in good faith the views of the other in connection with, all communications and strategy (both substantive and procedural, including relating to timing and any voluntary extensions thereof) relating to the obtaining of Clearances from Governmental Entities under Antitrust Laws in connection with the Transaction (provided that neither Sun nor Willow is constrained from complying with applicable Law), including regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission. In furtherance of the foregoing, each Party shall respond in good faith to any reasonable requests for information made by the other Party in connection with such matters and shall allow the other Party and its counsel a reasonable opportunity to review in advance and comment on the drafts of all such filings, submissions and other communications and shall consider such comments in good faith. The Parties will consider in good faith one another’s views and otherwise act in accordance with the procedures set forth on Clause 7.2(c) of the Willow Disclosure Schedule. Neither Sun nor Willow shall (and each of Sun and Willow shall cause their Subsidiaries and affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law, enter into or extend a timing agreement with any Governmental Entity or withdraw or refile any filing under any Antitrust Law, without the prior written consent of the other Party.
(d)	Subject to the provisos in Clause 7.2(c) and to the fullest extent permissible under applicable Law, Sun and Willow shall (i) promptly advise each other of (and Sun or Willow shall so advise with respect to material communications received by any Subsidiary of Sun or Willow, as the case may be) any material written or oral communication from any Governmental Entity in connection with the consummation of the Transaction; (ii) not participate in any meeting or material discussion with any Governmental Entity in respect of any filing, investigation, or
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enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Governmental Entity, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all material correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Willow or Sun or their respective Affiliates, (y) as necessary to address reasonable privilege concerns (provided that the redacting Party shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such privilege concerns) and (z) to prevent the exchange of confidential information as required by applicable Law. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.2(d), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Clause 7.2(d) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(e)	In the event that the latest date on which the High Court would permit Completion to occur is prior to the End Date, then the Parties shall use their respective reasonable efforts to obtain consent of the High Court to an extension of such latest date (but not beyond the End Date). If (i) the High Court requires the lapsing of the Scheme prior to the End Date or (ii) the Condition set forth in Clause 8.1(a) fails to be satisfied, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9.1) take all actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in sub-clause (i) or (ii) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).
(f)	In furtherance and not in limitation of the other covenants contained in this Clause 7.2, and to resolve the objections, if any, that a Governmental Entity may assert under any Antitrust Law with respect to the Sun Share Exchange or the Merger, and to avoid or eliminate any impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Sun Share Exchange or the Merger so as to enable the Completion to occur as promptly as reasonably practicable and in any event no later than the End Date, Sun and Willow agree to (i) propose, negotiate, commit to and effect, by consent decree or otherwise, the sale, divestiture, license, or disposition of any businesses, assets, equity interests, product lines or properties of Sun or Willow (or any of their respective Subsidiaries),
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including by proposing, negotiating, committing to, and effecting, any ancillary agreements or arrangements reasonably necessary to effectuate such sale, divestiture, license, or disposition, and (ii) take any action, or agree to take any action, that would limit Sun’s, Willow’s, or any of their respective Subsidiaries’ (or, following consummation of the Transaction, ListCo’s) freedom of action with respect to any businesses, assets, equity interests, product lines or properties of Sun or Willow (or any of their respective Subsidiaries) (any of the foregoing, a “Remedial Action”) as may be required in order to obtain all Clearances required under any Antitrust Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Sun Share Exchange or the Merger or delay Completion, in each case to permit and cause the Condition set forth in Clause 8.1(c)(iii) to be satisfied as promptly as reasonably practicable and in any event prior to the End Date. To assist Sun in complying with its obligations set forth in this Clause 7.2, Willow shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Sun to be entered into by any of them prior to the Completion with respect to any transaction to divest or other Remedial Action with respect to any of the businesses, assets, equity interests, product lines or properties of Willow or any of its Subsidiaries; provided, however, that the consummation of the transactions provided for in any such agreement for a Remedial Action shall be conditioned upon the Completion. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Sun or Willow (or any of their respective Subsidiaries), or permit, or be deemed to permit, Willow (or any of its Subsidiaries), without the prior written consent of Sun, to take, agree to take, or consent to the taking of any Remedial Action with respect to any businesses, assets, equity interests, product lines or properties of Sun or Willow (or any of their respective Subsidiaries), or any combination thereof, that in the aggregate generated total revenues in excess of $750,000,000 in the twelve (12)-month period ending December 31, 2022 (the “Remedial Action Limit”).

(g)	Neither Willow nor Sun shall, and each of Willow and Sun shall not permit any of its Subsidiaries or affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to any commercial or strategic relationship with any Person, in each case, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any such Clearances or (ii) materially increase the risk of any Governmental Entity entering an order or injunction prohibiting the consummation of the Transaction.
(h)	In no event shall Willow or Sun be required to pay any material fee, penalty or other consideration in connection with obtaining any Clearance under any applicable
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Antitrust Law, other than customary filing or application fees in connection with any such Clearance.

7.3	Directors’ and Officers’ Indemnification and Insurance
(a)	ListCo agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favor of each present and former director, officer or employee of Willow or any of its Subsidiaries provided for in their respective Organizational Documents or in any agreement to which Willow or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction) shall survive the consummation of the Transaction and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, ListCo shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organizational Documents of Willow and its Subsidiaries or in any agreement to which Willow or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time were directors, officers or employees of Willow or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six (6)-year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(a) in respect thereof shall continue until disposition thereof.
(b)	ListCo agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favor of each present and former director, officer or employee of Sun or any of its Subsidiaries provided for in their respective Organizational Documents or in any agreement to which Sun or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the Transaction) shall survive the consummation of the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, ListCo shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organizational Documents of Sun and its Subsidiaries or in any agreement to which Sun or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Sun or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring
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at or prior to the Effective Time arising out of the Transaction); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six (6)-year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(b) in respect thereof shall continue until disposition thereof.

(c)	At and after the Merger Effective Time, Willow shall (and ListCo shall cause Willow to), to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Willow or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Willow or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Willow Indemnified Party” and, collectively, the “Willow Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Willow Indemnified Party to the fullest extent permitted by Law, provided that any Willow Indemnified Party to whom fees and expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Willow Indemnified Party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Willow or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Willow or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the Transaction).
(d)	At and after the Effective Time, Sun shall (and ListCo shall cause Sun to), to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Sun or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Sun or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Sun Indemnified Party” and, collectively, the “Sun Indemnified Parties” and, collectively with the Willow Indemnified Parties, the “Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Sun Indemnified Party to the fullest extent permitted by Law, provided that any Sun
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Indemnified Party to whom fees and expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Sun Indemnified Party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Sun or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Sun or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the Transaction).

(e)	For a period of six (6) years from the Merger Effective Time, ListCo shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Merger Effective Time maintained by Willow and its Subsidiaries with respect to matters arising on or before the Merger Effective Time (provided that ListCo may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Willow may purchase at its option prior to the Merger Effective Time, and, in such case, ListCo shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honored by Willow) under Willow’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Willow’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Willow’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favorable to the insured than those of Willow’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Merger Effective Time, ListCo shall not be required to pay annual premiums in excess of (and if Willow purchases such a tail policy, the cost thereof shall not exceed) three hundred percent (300%) of the last annual premium paid by Willow prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case ListCo or Willow, as applicable, shall purchase as much coverage as reasonably practicable for such amount.
(f)	For a period of six (6) years from the Effective Time, ListCo shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time maintained by Sun and its Subsidiaries with respect to matters arising on or before the Effective Time (provided that ListCo may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured) or (ii) a “tail” policy (which Sun may purchase at
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its option prior to the Effective Time, and, in such case, ListCo shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honored by Sun) under Sun’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Sun’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Sun’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Sun’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, ListCo shall not be required to pay annual premiums in excess of (and if Sun purchases such a tail policy, the cost thereof shall not exceed) three hundred percent (300%) of the last annual premium paid by Sun prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case ListCo or Sun, as applicable, shall purchase as much coverage as reasonably practicable for such amount.

(g)	The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of Willow or any of its Subsidiaries or the Organizational Documents of Sun or any of its Subsidiaries, as applicable, any agreement, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Transaction and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3). ListCo shall pay (or cause to be paid) all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.3.
(h)	In the event ListCo or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than fifty percent (50%) of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ListCo assume the obligations set forth in this Clause 7.3.
7.4	Employment and Benefit Matters
(a)	In order to further an orderly transition and integration, and subject to applicable Law, ListCo and Willow shall cooperate in good faith in reviewing, evaluating and analyzing the Sun Benefit Plans and Willow Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Sun Benefit Plans or Willow Benefit Plans, as applicable, that shall apply with respect to employees of ListCo and its Subsidiaries (including the Surviving Corporation and its
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Subsidiaries) after the Merger Effective Time (collectively, the “New Benefit Plans”), which New Benefit Plans shall, to the extent permitted by applicable Law, and among other things, (1) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (2) not discriminate between employees who were covered by Sun Benefit Plans, on the one hand, and those covered by Willow Benefit Plans, on the other hand, at the Merger Effective Time. For the avoidance of doubt, Sun and ListCo acknowledge and agree that the consummation of the transactions contemplated by this Agreement will result in a change in control (or any other words or terms of similar import) for purposes of all Willow Benefit Plans.

(b)	Each individual who is an employee of Willow or any of the Willow Subsidiaries or Sun or any of the Sun Subsidiaries immediately prior to the Merger Effective Time (including those on any paid time off or leave of absence) and continues to be an employee of ListCo or the Surviving Corporation or any Subsidiary thereof immediately following the Merger Effective Time is referred to as a “Continuing Employee”. For a period of twelve months following the Merger Effective Time, ListCo shall, and shall cause its Subsidiaries to, maintain for the benefit of each Continuing Employee (A) a base salary or wage rate that is no less favorable than those in effect for such employee as of the Merger Effective Time, (B) target annual (or other short-term periodic) cash incentive opportunities (including annual bonus and commission) and equity and equity-based incentive opportunities (provided that ListCo may elect to substitute cash incentive opportunities for equity and equity-based incentive opportunities and may set performance metrics and goals) that are no less favorable in the aggregate than those in effect for such employee as of the Merger Effective Time and (C) severance benefits that are no less favorable than the benefits provided under the applicable Willow Benefit Plan or Sun Benefit Plan as of the Merger Effective Time.
(c)	Effective as of the Merger Effective Time and thereafter, ListCo shall provide or cause to be provided that periods of employment with Willow or Sun (including any current or former affiliate or predecessor thereof) shall be taken into account for all purposes under all employee benefit plans maintained by ListCo or an affiliate of ListCo for the benefit of the Continuing Employees following the Merger Effective Time, as applicable, including paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than as would result in a duplication of benefits or for any purpose under any defined benefit pension plan, postretirement welfare plan, or plan that is grandfathered or frozen, in each case, in which the applicable Continuing Employee did not participate prior to the Merger Effective Time).
(d)	Effective as of the Merger Effective Time and thereafter, ListCo shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees
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under the applicable health and welfare benefits plan of ListCo or any affiliate of ListCo (except to the extent applicable under Willow Benefit Plans or Sun Benefit Plans, as applicable, immediately prior to the Merger Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent that such evidence of insurability requirements were not applicable to the Continuing Employees under the Willow Benefit Plans or Sun Benefit Plans, as applicable, immediately prior to the Merger Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Willow Benefit Plans or Sun Benefit Plans, as applicable, prior to the Completion Date during the year in which the Completion Date occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of ListCo or an affiliate of ListCo for such year.

(e)	Between the date hereof and the Merger Effective Time, any notices or communication materials (including website postings) from Willow or its Affiliates or Sun or its Affiliates to their respective employees with respect to the Transaction or employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transaction or employment thereafter, shall be subject to the reasonable prior review and comment of Sun or Willow, as applicable, which comments shall be considered in good faith by the receiving party.
(f)	Nothing in this Agreement shall confer upon any Continuing Employee or any other person any right to continue in the employ or service of ListCo, the Surviving Corporation, Sun, Willow or any other affiliate thereof, or shall interfere with or restrict in any way the rights of ListCo, the Surviving Corporation, Sun, Willow or any affiliate thereof, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 7.4 shall (i) be deemed or construed to be an amendment or other modification of any Willow Benefit Plan or Sun Benefit Plan, or (ii) create any third party rights in any current or former service provider of Willow or Sun or their respective affiliates (or any beneficiaries or dependents thereof).
7.5	Stock Exchange Listing

ListCo and Sun shall use their respective reasonable best efforts to cause (a) all of the ListCo Shares to be issued in the Sun Share Exchange and as the Stock Consideration to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Effective Date and (b) all of the ListCo Shares to be issued in the Sun Share Exchange and as the Stock Consideration to be approved, on or prior to the Effective Date, for admission to Standard Listing in accordance with the U.K. Listing Rules and trading on the LSE’s main market for listed securities in accordance with LSE’s Admission and Disclosure Standards, subject only to the issuance of such ListCo Shares upon Completion.

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7.6	Corporate Governance
(a)	ListCo and Sun shall take such actions as are necessary to cause (i) six (6) individuals who are members of the Willow Board as of immediately prior to the Effective Time (such individuals, the “Willow Directors”) and (ii) eight (8) individuals who are members of the Sun Board as of immediately prior to the Effective Time, including the Chair of the Sun Board, the Chief Executive Officer of Sun and the Chief Financial Officer of Sun (such individuals, the “Sun Directors”) to become members of the ListCo Board of Directors immediately after the Effective Time (the “Post-Closing ListCo Board”). Any Willow Directors and Sun Directors shall (i) be selected by Willow (in the case of Willow Directors) or Sun (in the case of Sun Directors) after consulting with the other Party and considering the other Party’s views in good faith, including considering the aims of balance of skills, experience and diversity, and (ii) except for the Chief Executive Officer of Sun and Chief Financial Officer of Sun, be required to meet the independence standards of the NYSE with respect to ListCo as of the Merger Effective Time as determined by the Sun Board and (iii) be appointed to serve on the Post-Closing ListCo Board until the next annual meeting of Sun’s Shareholders in accordance with ListCo’s Organizational Documents. The Post-Closing ListCo Board shall be fourteen (14) directors, comprising the six (6) Willow Directors and the eight (8) Sun Directors.
(b)	Effective as of the Merger Effective Time:
(i)	Irial Finan shall continue to serve as the Chair of the Post-Closing ListCo Board, unless he is not the Chair of the Sun Board immediately prior to the Merger Effective Time. If Irial Finan is not the Chair of the Sun Board immediately prior to the Merger Effective Time, then Sun shall select his replacement in good faith consultation with Willow, and ListCo and Sun shall take such actions necessary to cause such replacement to be elected as Chair of the Post-Closing ListCo Board effective at the Merger Effective Time.
(ii)	Tony Smurfit shall continue to serve as the Chief Executive Officer of ListCo, unless he is not the Chief Executive Officer of Sun immediately prior to the Merger Effective Time. If Tony Smurfit is not the Chief Executive Officer of Sun immediately prior to the Merger Effective Time, then the Parties will select the Chief Executive Officer of ListCo through the procedures set forth on Clause 7.6(b)(ii) of the Willow Disclosure Schedule, and ListCo and Sun shall take such actions necessary to cause such replacement to be appointed as Chief Executive Officer of ListCo effective at the Merger Effective Time.
(iii)	Ken Bowles shall continue to serve as the Chief Financial Officer of ListCo, unless he is not the Chief Financial Officer of Sun immediately prior to the Merger Effective Time. If Ken Bowles is not the Chief Financial Officer of
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Sun immediately prior to the Merger Effective Time, then Sun shall select his replacement in good faith consultation with Willow, and ListCo and Sun shall take such actions necessary to cause such replacement to be appointed as Chief Financial Officer of ListCo effective at the Merger Effective Time.

(iv)	A Willow Director selected by Willow shall be elected as Chair of the Remuneration Committee of the Post-Closing ListCo Board (which shall constitute the compensation committee of the Post-Closing ListCo Board under applicable NYSE rules), subject to (A) meeting the independence standards of the NYSE with respect to ListCo and (B) if ListCo elects to comply with the UK corporate governance code, the Post-Closing ListCo Board considering the Willow Director to be independent within the meaning of the UK corporate governance code, in each case as of the Merger Effective Time as determined by the Sun Board.
(v)	A Sun Director selected by Sun shall be elected as Chair of the Nominations Committee of the Post-Closing ListCo Board (which shall constitute the nominating committee of the Post-Closing ListCo Board under applicable NYSE rules), subject to (A) meeting the independence standards of the NYSE with respect to ListCo and (B) if ListCo elects to comply with the UK corporate governance code, the Post-Closing ListCo Board considering the Sun Director to be independent within the meaning of the UK corporate governance code, in each case as of the Merger Effective Time as determined by the Sun Board.
(c)	Effective as of the Merger Effective Time, the headquarters of ListCo shall be in Dublin, Ireland and the North and South American headquarters of ListCo shall be in Atlanta, Georgia, U.S.
(d)	The ticker symbol of ListCo following the Merger Effective Time for ListCo Shares on the NYSE and the LSE shall be reserved prior to or as of the Merger Effective Time and shall be as mutually agreed by Sun and Willow prior to the Merger Effective Time.
(e)	The U.S. Registration Statement will state that, effective as of the Merger Effective Time, ListCo shall file such periodic reports under Section 13(a) of the Exchange Act that apply to domestic registrants and present its financial statements in U.S. GAAP.
7.7	Financing
(a)	On or prior to the Merger Effective Time, Sun shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain, or cause its Subsidiaries (or ListCo or its Subsidiaries), as applicable, to obtain, funds sufficient to fund the Financing Amounts by the Merger Effective Time. In furtherance and not in limitation of the foregoing, Sun undertakes not to agree to (A) any amendment (I) to the Debt Commitment Letter that would reduce the amount of the
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Debt Financing provided thereunder to an amount less than Sun, ListCo and their respective Subsidiaries would need, together with all other sources of funding available to them, to fund the Financing Amounts by the Merger Effective Date or (II) to the conditions to the funding of the Debt Financing thereunder in a manner that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby or (B) the termination of the Debt Commitment Letter to the extent doing so would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby, including the ability of ListCo or Merger Sub to timely pay all or a portion of the Cash Consideration and of Sun to timely pay other amounts payable under or in connection with this Agreement. In the period between the date of this Agreement and the Effective Date, Sun shall (i) reasonably promptly upon request from Willow, provide Willow updates about the preparation of the financing of the transactions contemplated by this Agreement and (ii) promptly inform Willow after becoming aware of any circumstance or event which would reasonably be expected to materially impair, prevent or materially delay ListCo, Merger Sub or Sun’s ability to obtain, funds sufficient to fund the Financing Amounts by the Merger Effective Time. Without prejudice to ListCo or Merger Sub’s legal and contractual responsibility to pay the Cash Consideration when due or Sun’s legal and contractual responsibility to pay any other amounts due and payable under or in connection with this Agreement, Willow hereby acknowledges and agrees that, to the extent other financing (or financing commitments) is available to ListCo or Merger Sub and Sun and its Subsidiaries, as applicable to timely pay the Financing Amounts, Sun, ListCo or Merger Sub or any of their applicable Affiliates may finance using such other financing (or financing commitments), such amounts or portion thereof.

(b)	Prior to the Merger Effective Time, Willow shall, and shall cause the Willow Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide all customary cooperation and all customary financial information, in each case, that is reasonably requested by Sun or ListCo in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Willow and the Willow Subsidiaries), including:
(i)	furnishing to Sun (A) audited consolidated balance sheets and related consolidated statements of income, comprehensive income, stockholders’ equity (deficit) and cash flows for Willow for each of the three most recently completed fiscal years of Willow ended at least sixty (60) days prior to the Effective Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, comprehensive income and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for each subsequent fiscal quarter ended on a date that is at least forty (40) days before the Effective Date (other than with respect to the fiscal quarter that is the last fiscal quarter of the fiscal year);
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(ii)	furnishing to Sun such information regarding Willow and the Willow Subsidiaries as is reasonably requested in writing by Sun (A) in connection with the preparation of customary offering and marketing documents (and any supplements thereto) relating to the Financing, including identifying whether any information provided to Sun constitutes material non-public information or (B) reasonably necessary to permit Sun to prepare pro forma financial statements customarily included in marketing and offering documents with respect to a private placement of debt securities pursuant to Rule 144A under the Securities Act or a registered offering of debt securities;
(iii)	furnishing to the Financing Sources customary authorization letters authorizing the distribution of information (to the extent included in a customary information memorandum relating to a bank financing), limited solely to historical information on Willow and the Willow Subsidiaries included in such confidential information memorandum and solely to the extent Willow has had a reasonable time period to review any such confidential information memorandum with information about Willow or the Willow Subsidiaries or based on information about Willow or the Willow Subsidiaries, and containing a customary negative assurance representation to the Financing Sources and a customary representation to the Financing Sources that the public-side versions of such documents, if any, do not include material non-public information about Willow, the Willow Subsidiaries or any of their respective securities
(iv)	requesting Willow’s independent accountants to provide customary assistance and cooperation reasonably requested by Sun with any offering of securities, including participating in customary due diligence sessions and providing any customary “comfort” letters (including customary “negative assurance” comfort for any applicable Financing);
(v)	reasonably cooperating with any customary due diligence process as reasonably requested by Sun or the Financing Sources, including participating (including by way of causing management, including Willow’s Chief Executive Officer and Chief Financial Officer to participate) in a reasonable number of due diligence sessions, road shows, drafting sessions, conference calls and meetings with the Financing Sources, rating agencies and prospective lenders, at reasonable times, with reasonable advance notice and as reasonably necessary for any Financing;
(vi)	facilitating the execution and delivery at the Merger Effective Time of definitive and ancillary documents required in connection with or reasonably related to any Financing;
(vii)	assisting Sun in preparing a customary rating agency presentation in connection with any Financing;
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(viii)	providing all documentation and other information about Willow and each of its Subsidiaries relating to (and as reasonably required by) applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act as reasonably requested in writing by Sun in connection with any Financing with reasonable advance notice; and
(ix)	providing assistance with the syndication of the Bridge Facility described (and as defined) in the Debt Commitment Letter, as reasonably necessary and typical in syndications of committed facilities, including meetings with management, introduction to existing lenders and communication therewith.
(c)	Notwithstanding anything to the contrary in this Clause 7.7 and Clause 7.8, neither Willow nor any Willow Subsidiary shall, pursuant to this Clause 7.7 or Clause 7.8:
(i)	be required to (x) pay any commitment fee or incur any other fees, expenses, obligations or other liabilities prior to the Merger Effective Time for which it is not previously or simultaneously reimbursed and indemnified, or (y) become an issuer or an obligor with respect to the Financing prior to the Merger Effective Time;
(ii)	be required to cause any director, officer, member, partner, accountant, legal counsel, employee or other Representative of Willow or any Willow Subsidiary to take any action that would reasonably be expected to result in such Person incurring any personal liability;
(iii)	be required to waive or amend any terms of this Agreement;
(iv)	be required to provide any information that is prohibited or restricted from being provided by applicable Law or any Willow Material Contract existing as of the date hereof, is legally privileged or that would jeopardize any attorney-client privilege (provided, however, that Willow shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such contractual obligation or to the maximum extent that does not result in a loss of such legal privilege, as applicable), and in the event that Willow or any Willow Subsidiary does not provide access or information in reliance on this sub-clause, Willow shall provide notice to Sun that information is being withheld;
(v)	be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments (other than customary authorization letters or as set forth in Clause 7.8) pursuant to which the Financing is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument, including any credit or other agreements, guarantees, pledge or security documents or certificates in connection with the Financing, in each case, that would be
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effective prior to the Merger Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of Willow and the Willow Subsidiaries who retain their respective positions as of, and immediately after, the Merger Effective Time (except in each case with respect to customary authorization letters or as set forth in Clause 7.8);

(vi)	be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation, in each case, that would be effective prior to the Merger Effective Time (other than customary authorization letters or as set forth in Clause 7.8);
(vii)	be required to (or be required to cause their Representatives to) provide any indemnity prior to the Merger Effective Time for which it has not received prior reimbursement or is not otherwise concurrently indemnified by or on behalf of Sun;
(viii)	be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents of Willow or any of the Willow Subsidiaries as in effect on the date hereof or any applicable Laws if such conflict or violation would be material;
(ix)	be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by Willow or any Willow Subsidiary or that would cause any Condition to fail to be satisfied (in each case unless Sun waives such breach or failure prior to Willow or any Willow Subsidiary taking such action);
(x)	be required to (or be required to cause their Representatives to) take any actions that would unreasonably interfere with Willow’s and the Willow Subsidiaries’ business or operations, taken as a whole; or
(xi)	be required to (or be required to cause their Representatives to) prepare or furnish pro forma financial statements.
(d)	All non-public or otherwise confidential information regarding Willow or the Willow Subsidiaries obtained by Sun or ListCo or their respective Representatives pursuant to this Clause 7.7 from or on behalf of Willow shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-
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through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies. Sun and ListCo shall, and shall cause their Representatives to, give Willow and its Representatives a reasonable period of time to review and comment on any materials related to the financing of the transactions hereunder (including offering memoranda, investor presentations, rating agency presentations or other marketing materials) containing any or based upon any information about Willow or the Willow Subsidiaries and shall consider in good faith any comments received from Willow or its Representatives.

(e)	Use of Logos. Willow hereby consents to the reasonable use of Willow’s and the Willow Subsidiaries’ logos solely in connection with the marketing of the financing for the Transaction, and solely in the form, font, style and color as used by Willow; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Willow or the Willow Subsidiaries or the reputation or goodwill of Willow or the Willow Subsidiaries.
(f)	Reimbursement. Promptly upon written request by Willow, Sun will (or will cause ListCo or one of Sun’s or ListCo’s Subsidiaries to) reimburse Willow for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by Willow, the Willow Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Clause 7.7 or Clause 7.8, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or wilful misconduct of Willow, any Willow Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.
(g)	Indemnification. Willow, the Willow Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Sun, or the Sun Subsidiaries, from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of Willow) and the cooperation and other actions contemplated by Clause 7.8, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of Willow, any Willow Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing. This indemnification shall survive the termination of this Agreement.
(h)	No Financing Condition. Each of Sun and ListCo hereby acknowledge and agree that obtaining the Financing or any other debt, equity or other financing is not a
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condition to the Transaction, and that if neither the Financing nor any other debt, equity or other financing is obtained, Sun and ListCo will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Clause 8 and the other terms hereof, to consummate the Transaction.

7.8	Treatment of Willow Indebtedness
(a)	Consent Solicitation. Between the date of this Agreement and the Merger Effective Time, Sun, ListCo or any of their respective Subsidiaries may (or, at Sun’s request, Willow shall or shall cause the Willow Subsidiary that is the issuer of the applicable Indebtedness to) commence and conduct one or more consent solicitations (each a “Consent Solicitation” and collectively, the “Consent Solicitations”) to solicit consents to amend, eliminate or waive certain sections of any Willow Existing Indentures on such terms and conditions, including pricing terms, determined by Sun; provided that (i) Sun shall be responsible for preparation of the necessary documents in connection with each Consent Solicitation (the “Consent Solicitation Documents”), (ii) Sun shall consult with Willow and afford Willow a reasonable opportunity to review and comment on the Consent Solicitation Documents and will give reasonable and good faith consideration to the comments, if any, raised by Willow and (iii) Sun shall be (or shall cause one or more of its Subsidiaries or ListCo or its Subsidiaries to be) responsible for the payment of all fees and expenses in connection with such Consent Solicitation. For the avoidance of doubt, Sun, ListCo and their respective Subsidiaries shall be permitted to identify and engage (or cause Willow or its applicable Subsidiary to engage) any solicitation agents and other agents and advisors in connection with any Consent Solicitation. The Consent Solicitations shall be conducted in compliance with any applicable provisions of the Willow Existing Indentures, as applicable, and the applicable global security governing the applicable series of notes and with applicable Law, including applicable SEC rules and regulations. Willow shall, and shall cause Willow Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, in each case, at Sun’s sole expense, provide all cooperation reasonably requested by Sun in connection with any Consent Solicitation, including, without limitation, by (to the extent requested by Sun) executing and delivering the Consent Solicitation Documents, entering into any solicitation agency and similar agreements related to such Consent Solicitation and participating in the preparation of the Consent Solicitation Documents. Promptly following the expiration of a Consent Solicitation and subject to the receipt of any requisite consents, (i) Willow shall execute one or more supplemental indentures to the applicable Willow Existing Indentures governing each series of notes subject to the applicable Consent Solicitation, in accordance with the terms of such Willow Existing Indenture and providing for the amendments contemplated in the Consent Solicitation Documents and (ii) shall use reasonable best efforts to cause the trustee under such Willow Existing Indentures to enter into such supplemental indentures; provided, however, that notwithstanding the fact that such supplemental indentures may become effective earlier, the proposed amendments set forth therein shall not become operative until the Merger Effective Time. If
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requested by Sun, Willow shall use its reasonable best efforts to cause its counsel to provide all customary legal opinions customary or required in connection with the transactions contemplated by this section to the extent such legal opinion is customary or required to be delivered prior to the Completion Date and shall deliver all such officer’s certificates customary or required in connection with such transactions.

(b)	Between the date of this Agreement and the Merger Effective Time, Sun, ListCo or any of their respective Subsidiaries may commence one or more tender offers and/or exchange offers with respect to the notes issued under any Willow Existing Indenture, on such terms and conditions, including pricing terms, determined by Sun (each an “Existing Notes Offer” and collectively, “Existing Notes Offers”); provided that (i) Sun shall be responsible for preparation of any necessary registration statement, offering document, offer to purchase, related letter of transmittal, supplemental indenture, to the extent applicable, and all other related documents in connection with any such Existing Notes Offer (the “Existing Notes Offer Documents”), (ii) Willow shall and shall cause Willow Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, in each case, provide, at Sun’s sole expense, all cooperation reasonably requested by Sun in connection with the Existing Notes Offer, including by entering into any dealer manager and similar agreements, participating in the preparation of the Existing Notes Offer Documents, preparing and delivering customary legal opinions and officer’s certificates in connection with the foregoing, (iii) Sun shall (x) consult with Willow and afford Willow a reasonable opportunity to review and comment on the Existing Notes Offer Documents and (y) give reasonable and good faith consideration to the comments, if any, raised by Willow and (iv) Sun shall be (or shall cause one or more of its Subsidiaries or ListCo or its Subsidiaries to be) responsible for the payment of all fees and expenses in connection with such Existing Notes Offer. The terms and conditions determined by Sun for any Existing Notes Offer shall be in compliance with the applicable Willow Existing Indenture and any applicable Laws, including applicable SEC rules and regulations. The closing of an Existing Notes Offer, if any, shall be expressly conditioned on the occurrence of the Merger Effective Time, and, in accordance with the terms of the applicable Existing Notes Offer, Sun, ListCo, or their applicable Subsidiary, as applicable, shall accept or shall cause to be accepted for purchase, and purchase or cause to be purchased, the notes validly tendered and not validly withdrawn in any such Existing Notes Offer, subject to satisfaction of the applicable conditions thereof. For the avoidance of doubt, Sun, ListCo and their respective Subsidiaries shall be permitted to engage and identify any dealer managers and other agents and advisors in connection with any Existing Notes Offer.
(c)	Notwithstanding the foregoing sub-clauses (a) and (b), in no event shall Willow or its counsel be required to give an opinion as to compliance of a Consent Solicitation or an Existing Notes Offer with an applicable Law or, if applicable, the provisions of the applicable Willow Existing Indenture if in the reasonable opinion of Willow’s counsel, the Consent Solicitation or Existing Notes Offer, as applicable, does not
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comply with such applicable Law or the provisions of the applicable Willow Existing Indenture, as the case may be.

(d)	Other Willow Indebtedness. Between the date of this Agreement and the Merger Effective Time, as promptly as reasonably practicable after the receipt of any written request by Sun to do so, Willow shall and shall cause the Willow Subsidiaries to deliver all notices and take all other actions reasonably requested by Sun that are required to facilitate in accordance with the terms thereof amendments of any other Willow Indebtedness required to permit the Transaction or otherwise desirable by Sun in light of Sun’s plans for the business following the Effective Time on such terms and conditions, including pricing terms, that are proposed, from time to time by Sun and are reasonably acceptable to Willow (each a “Credit Facility Amendment”); provided that Willow shall not be required to seek any Credit Facility Amendment until Sun shall have prepared and provided Willow with the necessary draft of such Credit Facility Amendment, if required (the “Credit Facility Amendment Documents”); provided, further, that (x) Sun will consult with Willow regarding and afford Willow five (5) business days to review: (i) the timing and commencement of any Credit Facility Amendment in light of the regular financial reporting schedule of Willow; and (ii) the Credit Facility Amendment Documents and the material terms and conditions thereof and (y) notwithstanding the fact that such Credit Facility Amendment Documents may become effective earlier, the Credit Facility Amendments set forth therein shall not become operative until the Merger Effective Time. The terms and conditions specified by Sun for the Credit Facility Amendments shall be in compliance with applicable Law. Willow shall provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Sun in connection with any Credit Facility Amendment.
(e)	Prior to the Merger Effective Time, Willow shall (or shall cause its Subsidiaries to) either (a) redeem, repay or prepay and satisfy and discharge in full all of the 3.000% senior notes due 2024 issued by WRKCo. Inc. and the 3.75% senior notes due 2025 issued by WRKCo. Inc. (in each case in their entire outstanding aggregate principal amount) or shall amend the terms of each such series of notes in a manner acceptable to Sun in its sole discretion, which amendment shall, without limitation, remove the change of control offer provision from such notes and deliver evidence of the effectiveness of such amendments to Sun.
(f)	At the request of Sun, Willow shall, and shall cause the Willow Subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the Merger Effective Time of any Indebtedness of Willow or its Subsidiaries that Sun desires (upon reasonable prior notice to Willow) to pay off, discharge and terminate at the Merger Effective Time or that is otherwise subject to mandatory prepayment (howsoever described) as a result of the consummation of the Merger (such Indebtedness, the “Willow Takeout Indebtedness”). In furtherance and not in limitation of the foregoing, at the request of Sun, Willow and the Willow Subsidiaries shall use reasonable best
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efforts to deliver to Sun (a) at least ten (10) business days prior to the Completion Date (or such short period as agreed by Sun), draft payoff letters and Lien and guarantee and Lien release documentation (together, the “Payoff Letters”) with respect to the Willow Takeout Indebtedness and (b) at least one (1) business day prior to the Completion Date, executed Payoff Letters, in each case in form and substance customary for transactions of this type, from the Persons (or the applicable agent on behalf of the Persons) to whom such Willow Takeout Indebtedness is owed, which Payoff Letters shall, among other things, (i) include the payoff amount (including customary per diem) in respect of the applicable Indebtedness, (ii) provide that Liens (and guarantees), if any, granted in connection with such Indebtedness relating to the assets, rights and properties of Willow and the Willow Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at the Merger Effective Time, be released and terminated and (iii) include all filings and documentation necessary to effect and evidence such release of Liens concurrently with the Merger Effective Time.

7.9	Rule 16b-3 Actions

Prior to the Merger Effective Time, ListCo, Willow and Sun shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause (a) any disposition of Willow Shares or Sun Shares (including derivative securities with respect to Willow Shares or Sun Shares) resulting from the Transaction by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Willow or Sun immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of ListCo Shares, Sun Shares or Willow Shares (including derivative securities with respect to ListCo Shares, Sun Shares or Willow Shares) resulting from the Transaction by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ListCo to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10	Creation of Distributable Reserves
(a)	Unless Willow and Sun otherwise agree, (i) Willow shall use its reasonable best efforts to submit to the vote of the Willow Shareholders at the Willow Special Meeting a resolution (the “Willow Distributable Reserves Resolution”) to approve, subject to Completion, the creation of distributable reserves of ListCo (the “ListCo Distributable Reserves Creation”) by reducing the amount credited to ListCo’s share premium account as a result of the completion of the Sun Share Exchange and the Merger (or the amounts credited to ListCo’s share premium account upon the capitalisation of any merger reserve or like reserve resulting from the Completion of the Sun Share Exchange and the Merger, as the case may be) and (ii) Sun shall use its reasonable best efforts to submit to the vote of the Sun Shareholders at the EGM a resolution to approve the ListCo Distributable Reserves Creation (the “Sun Distributable
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Reserves Resolution”).

(b)	The Parties agree that none of the approval of the Willow Distributable Reserves Resolution, the approval of the Sun Distributable Reserves Resolution or the implementation of the ListCo Distributable Reserves Creation shall be a condition to the Parties’ obligation to effect the Sun Share Exchange or the Merger.
(c)	Subject to approval of the Sun Distributable Reserves Resolution by the Sun Shareholders and the Willow Distributable Reserves Resolution by the Willow Shareholders, ListCo shall, subject to the passing of the special resolution referenced in Clause 7.11(b), as promptly as reasonably practicable following Completion, prepare and file an application to the High Court for an order pursuant to the Act approving the ListCo Distributable Reserves Creation.
7.11	Certain ListCo Shareholder Resolutions

Prior to Completion, Sun and ListCo shall procure the passing, in each case by the requisite majority, of resolutions of the shareholders of ListCo approving:

(a)	the re-registration of ListCo as a public limited company;
(b)	the ListCo Distributable Reserves Creation, in order to allow an application to be made under section 85 of the Act to the High Court for the purposes of confirming the ListCo Distributable Reserves Creation;
(c)	an increase of ListCo’s authorised share capital;
(d)	the ability to purchase its own shares and reissue treasury shares; and
(e)	amendments to the ListCo Constitution in the form agreed by the Parties acting reasonably and in good faith with the objective to align to the greatest extent practicable the amended ListCo Constitution with the form of the memorandum and articles of association of Sun immediately prior to Completion as supplemented by such amendments which are contemplated by this Agreement or may be required or customary for an Irish public limited company listed on both the LSE and the NYSE.
7.12	ListCo’s Obligations

Sun agrees that, prior to the Completion Date, it will (a) cause ListCo to perform its obligations under this Agreement in accordance with the terms hereof and (b) be responsible for any liability of ListCo under this Agreement.

7.13	Takeover Statutes

The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Transaction and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action

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necessary so that the Transaction may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Transaction.

7.14	Security Holder Litigation

Each of Willow and Sun shall provide prompt oral notice of any litigation brought by any shareholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to this Agreement or any of the transactions contemplated by this Agreement. Each of Willow and Sun shall give the other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the Merger Effective Time upon Sun or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Clause 7.14 and Clause 5.1, Clause 5.2 or Clause 7.2, the provisions of this Clause 7.14 shall control.

7.15	Director Resignations

Willow shall use its reasonable best efforts to cause to be delivered to Sun resignations, in form reasonably acceptable to Sun, executed by each current member of the Willow Board in office as of immediately prior to the Merger Effective Time and effective upon the Merger Effective Time.

7.16	Delisting

Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to:

(a)	delist the Willow Shares from the NYSE and terminate its registration under the Exchange Act;
(b)	delist the Sun Shares from the Official List of Euronext Dublin and cease trading on the Euronext Dublin Market; and
(c)	delist the Sun Shares from the Official List of the FCA and cancel their admission to trading on the Main Market for listed securities of the LSE,

provided, in each case, that such delisting and termination shall not be effective until (x) in the case of paragraph (a), after the Merger Effective Time and (y) in the case of paragraphs (b) and (c), after the Effective Time.

7.17	Irish Takeover Rules

If Sun receives a Sun Competing Proposal or has reason to believe that the making of a Sun Competing Proposal is or may be imminent, nothing in this Agreement shall prevent

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Sun or the Sun Board from complying with the requirements of the Takeover Rules or consulting with the Panel.

7.18	Certain Tax Matters
(a)	The Parties hereto intend that, for U.S. federal (and applicable state and local) income Tax purposes, (a) ListCo shall not be treated as a “surrogate foreign corporation” or a “domestic corporation” within the meaning of Section 7874(a)(2)(B) of the Code and Section 7874(b) of the Code, respectively, as a result of the transactions contemplated by this Agreement and (b) the Sun Share Exchange shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code ((a) and (b), collectively, the “Intended Tax Treatment”). The Parties agree to treat and report and file all Tax Returns in a manner consistent with the Intended Tax Treatment and not take a position in any Tax proceeding or otherwise inconsistent with the foregoing except, in either case, as a result of a final “determination” within the meaning of Section 1313 of the Code.
(b)	The Parties shall use commercially reasonable efforts and cooperate in good faith to cause the Transaction to qualify for the Intended Tax Treatment, including furnishing information reasonably requested by the other Parties. Notwithstanding anything herein to the contrary, after the date of this Agreement, Sun may request a private letter ruling from the U.S. Internal Revenue Service with respect to the U.S. federal income tax treatment of certain aspects of the transactions contemplated by this Agreement or any subsequent transactions effected in connection with the integration of Willow and the Willow Subsidiaries into the Sun ownership structure, and Willow shall reasonably cooperate with Sun in connection with any such request; provided, that (i) requesting such private letter ruling shall not delay Completion, (ii) receipt of such private letter ruling shall not be a condition to Completion occurring, and (iii) in the event such private letter ruling request is submitted prior to Completion (or any other written materials are provided to the U.S. Internal Revenue Service prior to Completion), Willow shall be given a reasonable opportunity to review and comment on such private letter ruling request and materials, which comments shall be considered in good faith and incorporated to the extent they address items which could reasonably be expected to adversely affect Willow in the event Completion does not occur.
(c)	The Parties shall use commercially reasonable efforts and cooperate in good faith to finalize, agree to and implement the specific acquisition structure for effecting the Merger pursuant to this Agreement and determining the U.S. federal income tax treatment of the Merger, including with respect to the matters set forth in Clause 7.18(c) of the Sun Disclosure Schedule, which cooperation shall include taking such actions as may be necessary to implement such acquisition structure as finally agreed in accordance with this Clause 7.18(c), including by entering into appropriate amendments to this Agreement; provided, that no Party shall be required to take any action or agree to any amendment pursuant to this Clause 7.18(c) if such action or amendment would change the amount and type of
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consideration payable to any Sun Shareholder or any Willow Shareholder or would delay Completion.

(d)	Each of Sun and Willow will, upon request by the other, use commercially reasonable efforts and reasonably cooperate with one another in connection with the issuance to Sun or Willow of an opinion of external counsel or other Tax advisor (including an accounting firm) relating to the Tax treatment of the transactions to Sun’s and Willow’s shareholders, respectively (including if the SEC requires opinions to be prepared and submitted in connection with the declaration of effectiveness of the U.S. Registration Statement, such opinion to be prepared by Wachtell, Lipton, Rosen and Katz (or such other counsel as may be reasonably acceptable to Sun and Willow), with respect to the Sun Shareholders, and Paul, Weiss, Rifkind, Wharton & Garrison LLP (or such other counsel as may be reasonably acceptable to Sun and Willow), with respect to the Willow Shareholders. In connection with the foregoing, each of Sun and Willow shall use commercially reasonable efforts to deliver to the relevant counsel or other Tax advisor, upon reasonable request therefor, certificates (dated as of the necessary date and signed by an officer of Sun or Willow, as applicable), in form and substance reasonably acceptable to such counsel or Tax advisor, containing customary representations reasonably necessary or appropriate for such counsel or Tax advisor to render such opinion.
7.19	S&P Index

The Parties shall use their reasonable best efforts to seek inclusion after the Merger Effective Time of the ListCo Shares (including those ListCo Shares issued in connection with the CDIs) in an S&P Index.

8.	CONDITIONS TO COMPLETION; COMPLETION
8.1	Conditions to Each Party’s Obligations
(a)	Each of the Sun Share Exchange and the Merger will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such later date as Sun and Willow may agree and (if required) the High Court may allow).
(b)	The Scheme will be conditional upon:
(i)	the approval of the Scheme by three-fourths (75%) or more in value of the Sun Shares at the Voting Record Time (as defined in the Scheme), held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) held no later than the End Date;
(ii)	the EGM Resolutions being duly passed by the requisite majorities of Sun Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting) held no later than the End Date;
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(iii)	the sanction by the High Court (without material modification) of the Scheme pursuant to Section 453 of the Act on or before the End Date (the date on which the condition in this Clause 8.1(b)(iii) is satisfied, the “Sanction Date”); and
(iv)	a copy of the Court Order having been delivered for registration to the Irish Registrar of Companies within twenty-one (21) days of the Sanction Date.
(c)	Each of the Sun Share Exchange and the Merger will also be conditional upon the following matters having been satisfied or, in the sole discretion of both Parties, waived:
(i)	each of the Sun Shareholder Approval and the Willow Shareholder Approval having been obtained;
(ii)	the U.S. Registration Statement shall have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the U.S. Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall be pending or threatened by the SEC;
(iii)	(A) all required Clearances under the HSR Act and the Antitrust Laws set forth in Clause 8.1(c)(iii) of the Willow Disclosure Schedule shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Transaction and (B) no legal proceeding by a Governmental Entity under any relevant Antitrust Law shall be threatened in writing against any of the Parties that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the Transaction;
(iv)	(A) the ListCo Shares shall have been approved for listing on the NYSE, subject to official notice of issuance and (B) the FCA shall have acknowledged to ListCo or its sponsor (and such acknowledgment shall not have been withdrawn) that the application for admission to Standard Listing has been approved and will become effective, and the LSE shall have acknowledged to ListCo or its sponsor (and such acknowledgement shall not have been withdrawn) that such shares will be admitted to trading on the LSE’s main market for listed securities, subject only to the issue of such ListCo Shares upon the Completion; and
(v)	(A) no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Transaction, and (B) there shall not be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the Transaction.
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8.2	Conditions to Obligations of the Sun Parties

The obligations of the Sun Parties to effect each of the Sun Share Exchange and the Merger are also subject to the satisfaction or waiver (in writing) by Sun in its sole discretion of each of the following conditions on or before the Sanction Date:

(a)	(i) The representations and warranties of Willow set forth in Clause 6.1(b)(i), Clause 6.1(b)(ii) and Clause 6.1(j)(i) shall be true and correct (except, with respect to Clause 6.1(b)(i) or Clause 6.1(b)(ii), for any de minimis inaccuracies) as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), (ii) the representations and warranties of Willow set forth in Clause 6.1(a)(i), Clause 6.1(b)(iii), Clause 6.1(c)(i), (ii) and (iii) and Clause 6.1(u) shall be true and correct in all material respects as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of Willow set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Sanction Date as though made on and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Willow Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect; and Sun shall have received a certificate signed on behalf of Willow by a duly authorized executive officer of Willow to the foregoing effect;
(b)	Willow shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Sanction Date; and Sun shall have received a certificate signed on behalf of Willow by a duly authorized executive officer of Willow to the foregoing effect; and
(c)	since the date of this Agreement, there shall not have occurred or existed any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Willow Material Adverse Effect; and Sun shall have received a certificate signed on behalf of Willow by a duly authorized executive officer of Willow to the foregoing effect.
8.3	Conditions to Obligations of Willow

The obligations of Willow to effect the Merger are also subject to the satisfaction or waiver (in writing) by Willow in its sole discretion of each of the following conditions on or before the Sanction Date:

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(a)	(i) the representations and warranties of Sun set forth in Clause 6.2(b)(i), Clause 6.2(b)(ii) and Clause 6.2(j)(i) shall be true and correct (except, with respect to Clause 6.2(b)(i) or Clause 6.2(b)(ii), for any de minimis inaccuracies) as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), (ii) the representations and warranties of Sun set forth in Clause 6.2(a)(i), Clause 6.2(b)(iii), Clause 6.2(c)(i), (ii) and (iii) and Clause 6.2(t) shall be true and correct in all material respects as of the date of this Agreement and as of the Sanction Date as if made on and as of the Sanction Date (except that the representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of Sun set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Sanction Date as though made on and as of the Sanction Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Sun Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect; and Willow shall have received a certificate signed on behalf of Sun by a duly authorized executive officer of Sun to the foregoing effect;
(b)	the Sun Parties shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Sanction Date; and Willow shall have received a certificate signed on behalf of Sun by a duly authorized executive officer of Sun to the foregoing effect; and
(c)	since the date of this Agreement, there shall not have occurred or existed any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect; and Willow shall have received a certificate signed on behalf of Sun by a duly authorized executive officer of Sun to the foregoing effect.
8.4	Completion
(a)	Completion Date:
(i)	Completion shall take place at 5:00 p.m. (and in any event after the close of business in New York City), on the first Friday that is at least three (3) business days (or such shorter period of time as remains before 5:00 p.m. on the End Date) after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) (other than those Conditions that by their nature can only be satisfied at the Completion
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Date (including the Condition set forth in Clause 8.1(b)(iv)), but subject to the satisfaction or, in the sole discretion of the applicable Party, waiver of such Conditions at the Completion Date) or at such other date and time as may be mutually agreed to by the Parties in writing.

(ii)	Completion shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 or at such other place as may be mutually agreed to by the Parties in writing.
(b)	On or prior to Completion:
(i)	Sun shall cause a meeting of the Sun Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional only on delivery of the Court Order to the Registrar of Companies occurring and effective as of the Effective Time) approving:
(A)	the removal of such of the directors of Sun as ListCo shall determine;
(B)	the appointment of such persons as directors of Sun as ListCo may nominate;
(C)	the registration of the transfer to ListCo (and/or its nominee(s)) in accordance with the Scheme of the Sun Scheme Shares;
(ii)	Sun shall deliver to ListCo and Willow:
(A)	certified copies of the resolutions referred to in Clause 8.4(b)(iii); and
(B)	letters of resignation from the directors who are removed from the Sun Board in accordance with Clause 8.4(b)(i)(A);
(iii)	ListCo shall cause a meeting of the ListCo Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional only on delivery of the Court Order to the Registrar of Companies occurring and effective as of the Effective Time) approving:
(A)	the appointment of the Willow Directors and the Sun Directors to the Post-Closing ListCo Board (to the extent not already appointed to the ListCo Board prior to the Effective Time);
(B)	the allotment and issue of the Scheme Consideration to Sun Shareholders at the Scheme Record Time, pursuant to the terms of the Scheme;
(C)	the allotment and issue of ListCo Shares pursuant to the Merger, in accordance with Clause 8.5(f)(i); and
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(D)	the Securities Depositary Transfer (as defined below) and the registration of the transfers of ListCo Shares related thereto.
(c)	On or substantially concurrently with the Completion and subject to and in accordance with the terms and conditions of the Scheme, Sun shall cause a copy of the Court Order to be delivered to the Registrar of Companies and shall cause a copy to be provided to Willow as promptly as reasonably practicable following Sun’s receipt thereof.
(d)	At the Effective Time in respect of each Sun Scheme Share, ListCo shall deliver, or cause to be delivered, the Scheme Consideration to the applicable Sun Shareholder or its nominees (who are intended to be third party beneficiaries of this Clause 8.4(d)) and each Sun Scheme Share issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be transferred to ListCo in exchange for the right to receive one ListCo Share for every Sun Scheme Share transferred to ListCo pursuant to the Scheme (the “Scheme Consideration”).
(e)	Subject to and with effect from the delivery by ListCo of the Scheme Consideration pursuant to Clause 8.4(d), ListCo shall cause the transfer of the legal interest (but not the beneficial interest nor any other equity or interest, save as expressly provided below) in the Euroclear ListCo Shares pursuant to provisions (including a power of attorney) to be set out in the ListCo Constitution then-adopted (together the “Securities Depositary Transfer”) as follows:
(i)	the ListCo Shares then held through CDIs shall be transferred from the EB Nominee to the DTC Nominee, such that the DTC Nominee will be the registered holder of such ListCo Shares in ListCo’s register of members, together with all and any rights at that time or thereafter attached thereto, including voting rights and the right to receive dividends and other distributions declared, paid or made thereon; and
(ii)	the Residual ListCo Shares held through EB Participants shall be automatically transferred from the EB Nominee to the Relevant EB Participants, such that each Relevant EB Participant will be the registered holder in the register of members of ListCo of such number of ListCo Shares which corresponds to its respective interests in Residual ListCo Shares held through EB Participants at the Scheme Record Time, together with all and any rights at the Effective Time or thereafter attached thereto, including voting rights and the right to receive dividends and other distributions declared, paid or made thereon.
(f)	In the event of a conflict between Clause 8.4(e)(ii) and Clause 8.4(e)(i), the provisions of Clause 8.4(e)(i) shall apply.
(g)	Exchange of Sun Shares.
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(i)	Exchange Agent. On or immediately after the Completion, ListCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Sun Shareholders (other than the EB Nominee for whose benefit ListCo Shares will be delivered through the Securities Depositary Transfer), (A) certificates or, at ListCo’s option, evidence of shares in book-entry form representing the total number of ListCo Shares and (B) cash in an amount equal to (1) the aggregate amount of cash in lieu of fractional shares due to the Sun Shareholders pursuant to Clause 8.4(g)(v) and (2) the aggregate amount of any dividends or other distributions declared by the Sun Board on Sun Shares having a record date prior to the Effective Time and which remain unpaid as of the Effective Time. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Sun Exchange Fund”. In the event that the Sun Exchange Fund shall be insufficient to pay the cash components described in the first sentence of this sub-clause (i), ListCo shall promptly deposit, or cause to be promptly deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Sun shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the amounts payable pursuant to this sub-clause (i) and any amounts payable in respect of dividends or other distributions on ListCo Shares in accordance with Clause 8.4(g)(v) out of the Sun Exchange Fund in accordance with this Agreement.
(ii)	Exchange Procedures.
(A)	Promptly after the Effective Time, ListCo shall cause the Exchange Agent to mail to each holder of record (other than the EB Nominee for whose benefit ListCo Shares will be delivered through the Securities Depositary Transfer) of a Sun Share, entitled at the Effective Time to a right to receive the ListCo Shares pursuant to Clause 8.4(d), (1) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Sun Shares shall pass, only upon adherence to the procedures set forth in the letter of transmittal), and (2) instructions for use in effecting the exchange of the Sun Shares for ListCo Shares.
(B)	Upon transfer of Sun Shares, which at the Effective Time were transferred to ListCo in exchange for one ListCo Share for each Sun Share so transferred, to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Sun Shares shall be entitled to receive in exchange therefor (x) that number of ListCo Shares for such holder’s properly transferred Sun Shares were exchanged pursuant to Clause 8.4(d) and (y) and any dividends or other distributions declared by the Sun Board on
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such Sun Shares having a record date prior to the Effective Time and which remain unpaid as of the Effective Time.

(iii)	Transfer Books; No Further Ownership Rights in Sun Shares. At the Effective Time, the stock transfer books of Sun shall be closed and thereafter there shall be no further registration of transfers of Sun Shares on the records of Sun. From and after the Effective Time, the holders of Sun Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Sun Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Sun Shares are presented to ListCo for any reason, they shall be exchanged for ListCo Shares as provided in this Agreement.
(iv)	Termination of Sun Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, Sun shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Sun Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Sun Shares, and thereafter such holders shall be entitled to look only to ListCo (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Scheme Consideration, and any dividends or other distributions on ListCo Shares in accordance with Clause 8.4(g)(v), payable upon due exchange of their Sun Shares and compliance with the procedures in this Clause 8.4(g), without any interest thereon. None of the Sun Parties, Sun or Willow or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of ListCo Shares held by the Exchange Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(v)	Dividends or Distributions with Respect to ListCo Shares. No dividends or other distributions with respect to ListCo Shares with a record date after the Effective Time shall be paid to the holder of any Sun Shares not exchanged for the ListCo Shares issuable hereunder, and all such dividends and other distributions shall be paid by ListCo to the Exchange Agent and shall be included in the Sun Exchange Fund, in each case until the exchange of such Sun Shares in accordance with this Agreement. Subject to applicable Laws, following exchange of any such Sun Shares there shall be paid to the holder thereof, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such ListCo Shares to which such holder is entitled pursuant to this Agreement and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such exchange and with a payment date subsequent to such exchange payable with respect to such ListCo Shares.
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(vi)	Fractional Shares. No certificate or scrip representing fractional ListCo Shares shall be issued upon the exchange of Sun Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of ListCo. Notwithstanding any other provision of this Agreement, each holder of Sun Shares converted pursuant to the Sun Share Exchange who would otherwise have been entitled to receive a fraction of a ListCo Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a ListCo Share multiplied by the VWAP of Sun Shares.
8.5	Merger
(a)	Completion of Merger. On Completion, and in accordance with the DGCL and the DLLCA and the conditions set forth in this Agreement, Merger Sub shall be merged with and into Willow at the Merger Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, with Willow continuing as the surviving corporation (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned indirect subsidiary of ListCo.
(b)	Merger Effective Time. Subject to the provisions of this Agreement, the Parties will cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by Willow or Merger Sub under the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective on the Completion Date, with such date and time specified in the Certificate of Merger, or at such other date and time as shall be agreed to by Sun and Willow and specified in the Certificate of Merger; provided that in no event shall the Merger be effective prior to the effectiveness of the Sun Share Exchange (the time the Merger becomes effective being the “Merger Effective Time”).
(c)	Effects of the Merger. At and after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger, the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the separate corporate existence of Merger Sub shall cease and all the property, rights, privileges, powers and franchises of Willow and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Willow and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(d)	Governing Documents. At the Merger Effective Time, the Willow Charter and the Willow Bylaws shall be amended and restated in their entirety to read as the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Merger Effective Time, and as so amended, shall be the
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certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(e)	Officers and Directors. From and after the Merger Effective Time, (i) the officers of Willow immediately before the Merger Effective Time shall be the officers of the Surviving Corporation from and after the Merger Effective Time and (ii) the directors of Merger Sub immediately before the Merger Effective Time shall be the directors of the Surviving Corporation from and after the Merger Effective Time.
(f)	Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:
(i)	Treatment of Willow Common Stock. Each Willow Share issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive the following consideration (collectively, the “Merger Consideration”), without interest: (A) $5.00 per share in cash (the “Cash Consideration”) and (B) one validly issued, fully paid and non-assessable ListCo Share (the “Exchange Ratio” and such ListCo Shares, the “Stock Consideration”). From and after the Merger Effective Time, all such Willow Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of Willow Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor and any dividends or other distributions declared by the Willow Board for such Willow Shares having a record date prior to the Merger Effective Time and which remain unpaid as of the Merger Effective Time, upon the surrender of such Willow Shares in accordance with Clause 8.5(g), together with the amounts, if any, payable pursuant to Clause 8.5(g)(vi).
(ii)	Cancellation of Willow Company Stock. All Willow Shares owned by Willow, any Willow Subsidiary, Sun, Merger Sub or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)	Treatment of Merger Sub Common Stock. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.
(g)	Exchange of Certificates and Book-Entry Shares.
(i)	Exchange Agent. At or immediately after the Merger Effective Time, ListCo or Merger Sub shall deposit (or cause to be deposited) with the Exchange Agent, (A) evidence of ListCo Shares issuable pursuant to Clause
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8.5(f)(i) in book-entry form equal to the aggregate Stock Consideration and (B) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, any dividends under Clause 8.5(g)(vi) and any cash required to be paid to Willow Shareholders pursuant to Clause 8.5(g)(viii). All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Willow Exchange Fund.” In the event that the Willow Exchange Fund shall be insufficient to pay the aggregate cash portion of the Merger Consideration and any dividends under Clause 8.5(g)(vi), ListCo or Merger Sub shall promptly deposit, or cause to be promptly deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. ListCo shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration and any amounts payable in respect of dividends or other distributions on Willow Shares in accordance with Clause 8.5(g)(vi) out of the Willow Exchange Fund in accordance with this Agreement. The Willow Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Willow Exchange Fund shall be invested by the Exchange Agent as reasonably directed by ListCo; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Willow Certificates or Willow Book-Entry Shares pursuant to this Clause 8.5. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (x) one (1) year after the Merger Effective Time or (y) the full payment of the Willow Exchange Fund.

(ii)	Exchange Procedures.
(A)	Promptly after the Merger Effective Time, ListCo shall cause the Surviving Corporation to cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Willow Shares (the “Willow Certificates”) or non-certificated Willow Shares represented by book-entry (“Willow Book-Entry Shares”) and whose Willow Shares were converted pursuant to Clause 8.5(f) into the right to receive the Merger Consideration (1) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the
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Willow Certificates shall pass, only upon delivery of the Willow Certificates to the Exchange Agent or, in the case of Willow Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and shall be in such form and have such other provisions as ListCo may reasonably specify and (2) instructions for use in effecting the surrender of the Willow Certificates (or affidavits of loss in lieu thereof) and Willow Book-Entry Shares, as applicable, in exchange for payment of the Merger Consideration therefor. Upon surrender of Willow Certificates (or affidavits of loss in lieu thereof) or Willow Book-Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Willow Certificates or Willow Book-Entry Shares (as applicable) shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of Clause 8.5(f)(i), and any amounts that such holder has the right to receive in respect of dividends or other distributions on Willow Shares pursuant to Clause 8.5(g)(vi) for each Willow Share formerly represented by such Willow Share or Willow Book-Entry Share, to be mailed within five (5) business days after the later to occur of (x) the Merger Effective Time and (y) the Exchange Agent’s receipt of such Willow Certificate (or affidavit of loss thereof) or Willow Book-Entry Share, and the Willow Certificate (or affidavit of loss thereof) or Willow Book-Entry Share so surrendered shall be forthwith cancelled.

(B)	The Exchange Agent shall accept such Willow Certificates (or affidavits of loss in lieu thereof) or Willow Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Willow Certificate is registered, it shall be a condition precedent of payment that (1) the Willow Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (2) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Willow Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Willow Book-Entry Shares shall only be made to the Person in whose name such Willow Book-Entry Shares are registered. Until surrendered as contemplated by this Clause 8.5(g), each Willow Certificate and Willow Book-Entry Share shall be
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deemed at any time after the Merger Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Clause 8.5(g), and any dividends or other distributions on ListCo Shares in accordance with Clause 8.5(g)(vi), without interest thereon.

(iii)	Transfer Books; No Further Ownership Rights in Willow Shares. At the Merger Effective Time, the stock transfer books of Willow shall be closed and thereafter there shall be no further registration of transfers of Willow Shares on the records of Willow. From and after the Merger Effective Time, the holders of Willow Certificates or Willow Book-Entry Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Willow Shares except as otherwise provided for herein or by applicable Law. If, after the Merger Effective Time, Willow Certificates or Willow Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(iv)	Termination of Willow Exchange Fund; No Liability. At any time following twelve (12) months after the Merger Effective Time, ListCo shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Willow Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Willow Certificates or Willow Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Sun (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration, and any dividends or other distributions on Willow Shares in accordance with Clause 8.5(g)(vi), payable upon due surrender of their Willow Certificates or Willow Book-Entry Shares and compliance with the procedures in this Clause 8.5(g), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Sun or the Exchange Agent shall be liable to any holder of a Willow Certificate or Willow Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(v)	Lost, Stolen or Destroyed Certificates. In the event that any Willow Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Willow Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Clause 8.5(f), and any dividends or other distributions on Sun Shares in accordance with Clause 8.5(g)(vi).
(vi)	Dividends or Distributions with Respect to ListCo Shares. No dividends or other distributions with respect to ListCo Shares with a record date after the
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Merger Effective Time shall be paid to the holder of any unsurrendered Willow Certificate or Willow Book-Entry Share with respect to the ListCo Shares issuable hereunder, and all such dividends and other distributions shall be paid by ListCo to the Exchange Agent and shall be included in the Willow Exchange Fund, in each case until the surrender of such Willow Certificate or Willow Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Willow Certificate or Willow Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (A) the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such ListCo Shares to which such holder is entitled pursuant to this Agreement and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such ListCo Shares.

(vii)	Dissenter’s Rights.
(A)	Notwithstanding anything in this Agreement to the contrary, Willow Shares issued and outstanding immediately prior to the Merger Effective Time and held by a holder of record who did not vote in favor of the approval and adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Willow Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenting Rights”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Clause 8.5(f), but instead at the Merger Effective Time shall be converted into the right to receive payment of the fair value of such Willow Shares in accordance with the Dissenting Rights (it being understood and acknowledged that, at the Merger Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by the Dissenting Rights); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Dissenting Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Merger Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration (less any applicable
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withholding Tax). “Proposed Dissenting Shares” means Willow Shares whose holders provide demands for fair value to Willow prior to the Willow Special Meeting and do not vote in favor of the approval and adoption of this Agreement, in each case in accordance with the Dissenting Rights.

(B)	Willow shall give prompt notice to Sun of any demands received by Willow for fair value of any Willow Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by Willow relating to Dissenting Rights, and Sun shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, Willow shall not, without the prior written consent of Sun, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
(viii)	Fractional Shares. No certificate or scrip representing fractional ListCo Shares shall be issued upon the surrender for exchange of Willow Certificates or Willow Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of ListCo. Notwithstanding any other provision of this Agreement, each holder of Willow Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a ListCo Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a ListCo Share multiplied by the VWAP of Sun Shares.
8.6	Withholding

Sun, Willow, ListCo, Merger Sub, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement, any amounts as are required to be deducted or withheld with respect to such consideration or such amounts payable, as applicable, under the Code or any other applicable provisions of state, local or non-U.S. Tax Law. To the extent that such amounts are so deducted and withheld and remitted to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

9.	TERMINATION
9.1	Termination
(a)	This Agreement may be terminated at any time prior to the Merger Effective Time as follows:
(i)	by either Willow or Sun, if:
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(A)	the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or
(B)	the Willow Special Meeting shall have been completed and the Willow Shareholder Approval shall not have been obtained;
(ii)	by either Willow or Sun, if the Merger Effective Time shall not have occurred by 5:00 p.m. on the End Date; provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of the failure of the Merger Effective Time to have occurred by such time;
(iii)	by either Willow or Sun, if the High Court declines or refuses to sanction the Scheme, unless both Parties agree in writing that the decision of the High Court shall be appealed;
(iv)	by either Willow or Sun, if any Law or injunction, restraint or prohibition shall have been enacted entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction and, in the case of an injunction, restraint or prohibition, such injunction, restraint or prohibition shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of such injunction, restraint or prohibition;
(v)	by Willow, if any Sun Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (A) would result in the conditions in Clause 8.1 or Clause 8.3 not being satisfied and (B) is not reasonably capable of being cured by the End Date or, if curable, Willow shall have given Sun written notice stating Willow’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured by the earlier of (x) thirty (30) days following the delivery of such written notice and (y) three (3) business days before the End Date; provided that this Agreement may not be terminated pursuant to this Clause 9.1(a)(v) by Willow if Willow is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Sun would have the right to terminate this Agreement pursuant to Clause 9.1(a)(vi);
(vi)	by Sun, if Willow shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (A) would result
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in the conditions in Clause 8.1 or Clause 8.2 not being satisfied and (B) is not reasonably capable of being cured by the End Date or, if curable, Sun shall have given Willow written notice stating Sun’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured by the earlier of (x) thirty (30) days following the delivery of such written notice and (y) three (3) business days before the End Date; provided that this Agreement may not be terminated pursuant to this Clause 9.1(a)(vi) by Sun if Sun is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Willow would have the right to terminate this Agreement pursuant to Clause 9.1(a)(v);

(vii)	by Sun, in the event that (A) the Willow Board shall have effected a Willow Change of Recommendation prior to the receipt of the Willow Shareholder Approval or (B) there has been a Willful Breach by Willow of any of the provisions set forth in Clause 5.3;
(viii)	by Willow, in the event that (A) the Sun Board shall have effected a Sun Change of Recommendation prior to the receipt of the Sun Shareholder Approval or (B) there has been a Willful Breach by Sun of any of the provisions set forth in Clause 5.4; or
(ix)	by mutual written consent of Willow and Sun.
(b)	In the event of the valid termination of this Agreement in accordance with Clause 9.1(a), written notice shall be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of the Parties, except that the Confidentiality Agreement, Clause 7.7(f), Clause 7.7(g), this Clause 9.1(b), Clause 9.2, Clause 10 (other than Clause 10.1, Clause 10.5, the first sentence of Clause 10.9(a) and Clause 10.11) of this Agreement shall survive such termination, and continue in full force and effect, notwithstanding its termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
9.2	Certain Effects of Termination
(a)	Willow Amounts:
(i)	If (A) Sun or Willow terminates this Agreement pursuant to Clause 9.1(a)(i)(B), Clause 9.1(a)(ii) or Clause 9.1(a)(vi), (B) a Willow Competing Proposal shall have been communicated to the Willow Board or publicly disclosed and not withdrawn without qualification (publicly, in the event that such Willow Competing Proposal was publicly disclosed) at least four (4) business days prior to (i) the Willow Special Meeting (in the case of termination pursuant to Clause 9.1(a)(i)(B)), (ii) the applicable breach (in
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the case of termination pursuant to Clause 9.1(a)(vi)) or (iii) the End Date (in the case of termination pursuant to Clause 9.1(a)(ii)), and (C) within twelve (12) months of such termination, a Willow Competing Proposal is consummated or Willow enters into a definitive agreement providing for a Willow Competing Proposal, Willow shall thereupon pay or cause to be paid to Sun (or a designated Sun Subsidiary as appropriate) an amount of $147,000,000 in cash (the “Willow Termination Amount”). Solely for purposes of this Clause 9.2(a)(i) the term “Willow Competing Proposal” shall have the meaning assigned to that term in Clause 1.1, except that all references to “twenty percent (20%)” therein shall be deemed to be references to “fifty percent (50%)”.

(ii)	If Sun or Willow terminates this Agreement pursuant to Clause 9.1(a)(i)(B), within one (1) business day after such termination, Willow shall pay or cause to be paid to Sun (or a designated Sun Subsidiary as appropriate) an amount of $57,000,000 in cash (the “Willow No Vote Amount”).
(iii)	If Sun terminates this Agreement pursuant to Clause 9.1(a)(vii), within one (1) business day after such termination, Willow shall pay or cause to be paid to Sun (or a designated Sun Subsidiary, as appropriate) the Willow Termination Amount.
(iv)	In the event that any amount is payable by Willow pursuant to the preceding Clauses 9.2(a)(i)-(iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Sun (or a designated Sun Subsidiary as appropriate). For the avoidance of doubt, in no event shall Willow be obligated to pay the Willow Termination Amount or Willow No Vote Amount on more than one occasion. The Willow No Vote Amount shall be credited toward any subsequent Willow Termination Amount.
(b)	Sun Amounts:
(i)	If (A) Sun or Willow terminates this Agreement pursuant to Clause 9.1(a)(i)(A), Clause 9.1(a)(ii) or Clause 9.1(a)(v), (B) a Sun Competing Proposal shall have been communicated to the Sun Board or publicly disclosed and not withdrawn without qualification (publicly, in the event that such Sun Competing Proposal was publicly disclosed) at least four (4) business days prior to (i) the earlier of the EGM and the Court Meeting (in the case of termination pursuant to Clause 9.1(a)(i)(A)), (ii) the applicable breach (in the case of termination pursuant to Clause 9.1(a)(v)) or (iii) the End Date (in the case of termination pursuant to Clause 9.1(a)(ii)), and (C) within twelve (12) months of such termination, a Sun Competing Proposal is consummated or Sun enters into a definitive agreement providing for a Sun Competing Proposal, Sun (or a Sun Subsidiary as
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appropriate) shall thereupon pay or cause to be paid to Willow an amount of $100,000,000 in cash (such amount, the “Cap” and such payment, the “Sun Termination Amount”). Solely for purposes of this Clause 9.2(b)(i), the term “Sun Competing Proposal” shall have the meaning assigned to that term in Clause 1.1, except that all references to “twenty percent (20%)” therein shall be deemed to be references to “fifty percent (50%)”.

(ii)	If Sun or Willow terminates this Agreement pursuant to Clause 9.1(a)(i)(A), within one (1) business day after such termination, Sun (or a Sun Subsidiary, as appropriate) shall pay or cause to be paid to Willow an amount of $50,000,000 in cash (the “Sun No Vote Amount”).
(iii)	If Willow terminates this Agreement pursuant to Clause 9.1(a)(viii), within one (1) business day after such termination, Sun (or a Sun Subsidiary as appropriate) shall pay or cause to be paid to Willow the Sun Termination Amount.
(iv)	In the event that any amount is payable by Sun (or a Sun Subsidiary) pursuant to the preceding Clauses 9.2(b)(i)-(iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Willow. For the avoidance of doubt, in no event shall Sun (or a Sun Subsidiary) be obligated to pay the Sun Termination Amount or Sun No Vote Amount on more than one occasion. The Sun No Vote Amount shall be credited toward any subsequent Sun Termination Amount.
(c)	Each of the Parties acknowledges that the agreements contained in this Clause 9.2 are an integral part of the Transaction and that (i) the Willow Termination Amount and the Willow No Vote Amount (each, a “Willow Amount”) are not penalties, but rather are reasonable amounts that will compensate the Sun Parties in the circumstances in which the Willow Amount(s) is payable for the costs (direct and indirect) incurred by the Sun Parties and operational impact and profit-making opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, and (ii) the Sun Termination Amount and the Sun No Vote Amount (each, a “Sun Amount”) are not penalties, but rather are reasonable amounts that will compensate Willow in the circumstances in which the Sun Amount(s) is payable for the costs (direct and indirect) incurred by the Willow Group and efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, each of which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or Willful Breach, (A) upon payment of the Willow Amount(s) (and any amount in respect of VAT if applicable) pursuant to this Clause 9.2, none of
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Willow, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (B) upon payment of the Sun Amount(s) pursuant to this Clause 9.2, none of Sun, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary, nothing in this Agreement (including Clause 9.1(b) and this Clause 9.2) shall in any way limit the provisions of Clause 10.7.

(d)	VAT on the Willow Amount(s):
(i)	Willow and Sun consider that any amounts payable under Clause 9.2(a) do not represent consideration for a taxable supply for VAT purposes and agree to use all reasonable efforts to secure that any Willow Amount(s) should not represent consideration for a taxable supply for VAT purposes (including not taking any contrary position in any Tax filing or return or in any correspondence with any Tax Authority). If and to the extent that any relevant Tax Authority determines that the Willow Amount(s) is consideration for a taxable supply and that Sun (or a Sun Subsidiary, as appropriate) (or any member of a VAT Group of which Sun (or a Sun Subsidiary, as appropriate) is a member) is liable to account to a Tax Authority for VAT in respect of such supply, Willow shall pay, in addition to the Willow Amount(s), an amount equal to such VAT to the relevant Sun Party immediately upon receipt of a valid VAT invoice.
(e)	VAT on the Sun Amount(s):
(i)	Willow and Sun consider that any amounts payable under Clause 9.2(b) do not represent consideration for a taxable supply for VAT purposes and agree to use all reasonable efforts to secure that any Sun Amount(s) should not represent consideration for a taxable supply for VAT purposes (including not taking any contrary position in any Tax filing or return or in any correspondence with any Tax Authority). If and to the extent that any relevant Tax Authority determines that the Sun Amount(s) is consideration for a taxable supply and that Sun (or a Sun Subsidiary, as appropriate) (or any member of a VAT Group of which Sun (or a Sun Subsidiary, as appropriate) is a member) is liable to account to a Tax Authority for VAT in respect of such supply and some or all of such VAT is Irrecoverable VAT:
(A)	the sum of the total amount payable by Sun (or a Sun Subsidiary, as appropriate) by way of any Sun Amount(s), together with any Irrecoverable VAT arising in respect of the supply for which the Sun Amount(s) is consideration (“Sun Irrecoverable VAT”), shall not exceed the Cap and
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the total amount of the Sun Amount(s) shall be reduced to ensure such; and

(B)	to the extent that Sun (or a Sun Subsidiary, as appropriate) has already paid amounts in respect of the Sun Amount(s) the sum of which, when combined with any Sun Irrecoverable VAT, exceeds the Cap, Willow shall repay to Sun (or a Sun Subsidiary, as appropriate), by way of a reduction in the amount of the Sun Amount(s), an amount necessary to ensure that the sum of the total remaining Sun Amount(s) combined with any Sun Irrecoverable VAT arising in connection with such does not exceed the Cap.
(f)	Willow confirms that it is established outside of the European Union for VAT purposes and is a taxable person for VAT purposes within the meaning of applicable VAT Laws.
10.	GENERAL
10.1	Announcements

Subject to the requirements of applicable Law, so long as this Agreement is in effect, the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Sun Share Exchange, the Scheme, the Merger or this Agreement, and no Party nor any of their respective affiliates shall issue or cause the publication of any public announcement or press release without the prior consent of the other Parties, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement regarding the Sun Share Exchange, the Scheme, the Merger or this Agreement, in which case such Party shall, to the extent legally permissible, provide a reasonable opportunity to review and comment upon any such public announcement or press release and shall consider in good faith any comments received. For the avoidance of doubt, this Clause 10.1 (a) shall not require Willow to provide any such review or comment to Sun in connection with the receipt or existence of a Willow Competing Proposal or Willow Superior Proposal or a Willow Change of Recommendation or matters related thereto, (b) shall not require Sun to provide any such review or comment to Willow in connection with the receipt or existence of a Sun Competing Proposal or Sun Superior Proposal or a Sun Change of Recommendation or matters related thereto and (c) shall not prohibit a Party and its respective affiliates from making statements that are not inconsistent with previous press releases, public disclosures or public statements made by Sun or Willow in compliance with this Clause 10.1.

10.2	Notices
(a)	Any notice or other document or communication to be served under this Agreement may be delivered by nationally recognized overnight delivery service (with notice deemed given upon receipt of proof of delivery) or hand delivery (with notice
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deemed given upon receipt), or by email (with notice deemed given upon confirmation of receipt) to the Party to be served as follows:

(i)	if to Sun or ListCo, to:
Sun plc
c/o Smurfit Kappa Group plc
Beech Hill
Clonskeagh
Dublin 4, Ireland
Attention:	Ken Bowles
Email:

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Andrew Brownstein
Igor Kirman
Victor Goldfeld
Email:	ARBrownstein@wlrk.com
IKirman@wlrk.com
VGoldfeld@wlrk.com

and

Matheson LLP
70 Sir John Rogerson’s Quay
Dublin 2
Ireland
Attention:	David Fitzgibbon
David Jones
Email:	David.Fitzgibbon@matheson.com
David.Jones@matheson.com

(ii)	if to Willow, to:
WestRock Company
1000 Abernathy Road
Atlanta, Georgia
Attention:	Denise R. Singleton
Email:

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with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Scott A. Barshay
Laura C. Turano
Email:	sbarshay@paulweiss.com
lturano@paulweiss.com

or such other postal address or fax number as it may have notified to the other Parties in writing in accordance with the provisions of this Clause 10.2.

10.3	Assignment

No Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.4	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Parties (by hand delivery, facsimile process, email or otherwise).

10.5	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that, following approval by the Willow Shareholders or the Sun Shareholders, there shall be no amendment to the provisions hereof which by applicable Law would require further approval by the Willow Shareholders or the Sun Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law.

10.6	Entire Agreement

This Agreement, together with the Confidentiality Agreement and any documents delivered by Sun and Willow in connection herewith (including the Sun Disclosure Schedule and the Willow Disclosure Schedule), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Sun and Willow with respect to the subject matter hereof.

10.7	Inadequacy of Damages
(a)	Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, prior to the
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valid termination of this Agreement pursuant to Clause 9.1, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement, this being in addition to any remedy to which the Parties may be entitled at Law or in equity.

(b)	The Parties’ rights in this Clause 10.7 are an integral part of the Transaction, and each Party hereby waives any objections to any remedy referred to in this Clause 10.7 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).
10.8	Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

(a)	affect that right, power or remedy; or
(b)	operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9	Severability
(a)	If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in this Agreement (including, without limitation, Clauses 9.1(b) and 9.2) shall be construed as integral parts of the transactions contemplated by this Agreement and therefore shall not be severable in any manner that increases or decreases a Party’s liability or obligations hereunder.
(b)	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:
(i)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(ii)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.
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10.10	No Partnership and No Agency
(a)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.
(b)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of any of the other Parties for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of any of the other Parties to this Agreement.
10.11	Further Assurance

Subject to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Sun Share Exchange or the Merger or carry out the purposes of this Agreement.

10.12	Costs and Expenses

Save for:

(a)	the costs of, and associated with, the filing, printing, publication and posting of the Proxy Statement/Prospectus, U.S. Registration Statement, Shareholder Circular and U.K. Prospectus and any other materials required to be posted to Willow Shareholders or Sun Shareholders pursuant to SEC rules and all SEC, FCA and other regulatory filing fees incurred in connection therewith (which shall be borne and discharged one half by Sun or one of its Subsidiaries, on behalf of ListCo, and one half by Willow); and
(b)	the filing fees incurred in connection with notifications with any Governmental Entity under any Antitrust Laws (which shall be borne and discharged one half by Sun or one of its Subsidiaries, on behalf of ListCo, and one half by Willow), each Party shall pay its own costs and expenses of and incidental to this Agreement, the Sun Share Exchange, the Merger and all other transactions contemplated by this Agreement, except as otherwise provided in this Agreement.

10.13	Governing Law; Jurisdiction; Waiver of Jury Trial
(a)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state or jurisdiction, provided, however, that Sun Share Exchange and the Scheme and the matters related thereto, as well as the matters relating to the conduct of directors of Sun, shall be governed by, and construed in accordance with, the Laws of Ireland to the
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extent required by the Laws of Ireland, without giving effect to conflicts or laws principles that would result in the application of the Law of any other jurisdiction.

(b)	Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Clause 10.13 in the manner provided for notices in Clause 10.2. Notwithstanding the foregoing, the Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the High Court and any appellate courts therefrom.
(c)	EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE SUN SHARE EXCHANGE AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 10.13(c).
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(d)	Notwithstanding the foregoing, and without limiting Clause 10.16(a), Willow (on behalf of itself and each Willow Related Party (other than Sun and ListCo and their respective Subsidiaries)) hereby acknowledges and irrevocably agrees (i) that they will not bring or support, or permit any of their controlled Affiliates to bring or support, any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing or the performance of services thereunder or related thereto in any forum other than the courts of England and submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court with respect to such matters, (ii) that any such action shall be governed by, and construed in accordance with, English law, and (iii) that the provisions of Clause 10.13(c) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.
10.14	Third Party Beneficiaries

Except as provided in Clause 7.3, Clause 7.7(f) and Clause 10.16(b), this Agreement is not intended to confer upon any person other than Willow and the Sun Parties any rights or remedies under or by reason of this Agreement.

10.15	Non Survival of Representations and Warranties

None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Completion. This Clause 10.15 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Completion.

10.16	Liability of Financing Sources

Notwithstanding anything to the contrary contained herein:

(a)	Willow (on behalf of itself and each Willow Related Party (other than Sun and ListCo and their respective Subsidiaries)) agrees that neither it nor any other Willow Related Party (other than Sun and ListCo) shall have any rights or claims (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise) against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated by this Agreement or the Financing; provided that, following consummation of the Transaction, the foregoing will not limit the rights of the parties to the Financing under any debt financing documents. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature; and
(b)	Each Party agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in Clauses 10.13(c)-(d) and this Clause 10.16 (including, solely to the extent applicable thereto and used therein or herein, any of the defined terms used therein or herein) and to the extent any amendments
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to any provision of Clause 10.13(c)-(d) or this Clause 10.16 (or any other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Clause 10.13(c)-(d) or this Clause 10.16, or, solely as they relate to Clause 10.13(c)-(d) or this Clause 10.16, the definitions of any terms used) are adverse to the Financing Sources, such provisions shall not be amended without the prior written consent of the Financing Entities.

10.17	Consent or Selection by Willow

For the purposes of any consent or selection by Willow under Clause 5.3 or Clause 7.6, consent or selection of Willow shall mean the consent or selection, as applicable, of the Willow Board following receipt of the recommendation on such matter by the Transaction Committee of the Willow Board. Sun shall be entitled to rely, by Willow consenting or selecting with respect to a matter thereunder, that the Transaction Committee of the Willow Board has so recommended, and the Willow Board has so consented or selected.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date first specified above.

SMURFIT KAPPA GROUP PUBLIC LIMITED COMPANY

By	/s/ Ken Bowles
Name:	Ken Bowles
Title:	Authorized Person

WESTROCK COMPANY

By	/s/ David Sewell
Name:	David Sewell
Title:	Chief Executive Officer

CEPHEIDWAY LIMITED

By	/s/ Ken Bowles
Name:	Ken Bowles
Title:	Authorized Person

SUN MERGER SUB, LLC

By	/s/ Ken Bowles
Name:	Ken Bowles
Title:	Vice President and Treasurer

[Signature Page to Transaction Agreement]